VYSTAR CORPORATION 8-K

Exhibit 10.2

MASTER CREDIT AGREEMENT

 (INCLUDING AMENDMENT AND RESTATEMENT OF LOAN DOCUMENTS)

by and among

Fidelity Co-operative Bank

(as “Lender”)

and

Murida Furniture Co., Inc., and

Vystar Corporation

(individually and/or collectively, as “Borrower”)

Dated as of: July 18, 2019

TABLE OF CONTENTS

1.	DEFINITIONS		3
2.	GENERAL PROVISIONS		22
	2.1	Incorporation of Recitals	22
	2.2	Accounting; Gaap	22
	2.3	The Note; Loan Proceeds; Loan Amount	22
	2.4	Interest on the Loan	22
	2.5	Payments Under the Note	22
	2.6	Statements of Amounts Due	22
	2.7	Automatic Payments; Authorization	23
	2.8	Governmental Charges	23
	2.9	Usury	23
	2.10	Bringdown Certificate	24
3.	THE LOAN		24
	3.1	Establishment of the Loan	24
	3.2	Closing Costs Advance	24
	3.3	Revolving Nature of the Loan	25
	3.4	Use of Revolving Advances; Security	25
	3.5	Borrowing Base	25
	3.6	Mechanics of Requesting and Funding Revolving Advances	25
	3.7	Letters of Credit	25
	3.8	Overadvances	26
	3.9	Protective Advances	26
	3.10	Legal Matters	27
4.	CONDITIONS PRECEDENT		27
	4.1	Operating Account	27
	4.2	Required Deliverables to Close	27
	4.3	Certain Insurance Deliverables	30
	4.4	Certain Pre-Conditions	30
	4.5	Condition as to Lender’s Closing Costs and Expenses	31
5.	REPRESENTATIONS AND WARRANTIES		31
	5.1	Recitals; Purpose	31
	5.2	Existence; Organization	31
	5.3	Authorization	31
	5.4	Enforceability	32
	5.5	Consents	32
	5.6	No Contravention	32

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5.7	No Litigation	32
5.8	No Default	32
5.9	Title to Assets; Liens	33
5.10	Indebtedness	33
5.11	Intellectual Property Matters	33
5.12	Tax Matters	33
5.13	Margin Regulations	33
5.14	Labor Matters	33
5.15	Erisa Matters	34
5.16	Investment Company Act; Other Regulations	34
5.17	Subsidiaries; Equity Interests	34
5.18	Re-Ipo; Issuance of Securities	34
5.19	Osha and Environmental Laws	35
5.20	Accuracy of Information; Projections	35
5.21	Financial Statements; Vystar Sec Documents	36
5.22	No Material Adverse Effect	36
5.23	Insurance	37
5.24	Finder’s Fees	37
5.25	Perfected Liens	37
5.26	Patriot Act, Ofac, Anti-Terrorism Laws and Other Regulations	37
5.27	Solvency	38
5.28	Casualty	38
5.29	Certain Documents	38
5.30	Business Combinations	38
5.31	Accuracy of Exhibits and Schedules	38

6.	AFFIRMATIVE COVENANTS			38
	6.1	General Affirmative Covenants		38
	6.2	Covenant Relating to the Operating Account		41
	6.3	Certain Covenants Concerning Additional Collateral and Subsidiaries		41
		6.3.1	Additional Collateral Generally	41
		6.3.2	Additional Real Property Collateral	41
		6.3.3	New Subsidiaries	42
	6.4	Financial Reporting Covenants		42
		6.4.1	Financial Statements for Borrower	42
		6.4.2	Financial Statements for the Personal Guarantors	43
		6.4.3	Tax Returns of the Obligors	43
		6.4.4	Additional Financial Information and Related Documents	43
	6.5	Financial Ratio Covenants		43
		6.5.1	Debt Service Coverage Ratio	44

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	6.5.2	Senior Funded Debt Ratio	44
6.6	Certain Covenants Relating to Plans and Erisa		44
6.7	Covenants Relating to Osha and Environmental Laws		44
7.	NEGATIVE COVENANTS			44
	7.1	Limitations on Fundamental Changes; Business Combinations; Dispositions		45
	7.2	Limitations on Capital Expenditures		45
	7.3	Limitations on Restricted Payments		45
	7.4	Limitations on Investments		46
	7.5	Limitations on Liens and Indebtedness		46
	7.6	Limitation on Optional Payments and Modifications of Debt Instruments		47
	7.7	Limitation on Sales and Leasebacks		47
	7.8	Limitation on Transactions With Affiliates		48
	7.9	Limitation on Restrictions on Subsidiary Distributions		48
	7.10	Limitation on Negative Pledge Clauses		48
	7.11	Limitation on Amendments to Material Agreements		48
	7.12	Limitations on Changes in Fiscal Year, Lines of Business, Etc		48
	7.13	Limitation on Becominga General Partner		49
	7.14	Compliance With Requirements of Law; Anti-Terrorism Regulations		49
	7.15	Furnishing of Truthful Information		49
	7.16	Limitation on Margin Securities		49
	7.17	Limitations Concerning Erisa		49
8.	DEFAULT			49
	8.1	Events of Default		49
	8.2	Interpretation Regarding Events of Default		52
9.	CROSSING PROVISIONS			52
	9.1	Cross-Default		52
	9.2	Cross-Guaranty		52
	9.3	Cross-Collateralization		53
10.	RIGHTS AND REMEDIES; WAIVERS			53
	10.1	Rights and Remedies		53
		10.1.1	Acceleration	53
		10.1.2	Cumulative Rights and Remedies	53
	10.2	Waivers		54
		10.2.1	All Waivers in Writing; Non-Waiver; No Course of Dealing	54
		10.2.2	General Waivers	54
		10.2.3	Waiver of Automatic Stay	54
		10.2.4	Waiver of Certain Damages	55
11.	MISCELLANEOUS			55

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11.1	Multiple Borrowers		55
11.2	Indemnification		55
11.3	Certain Amounts Due and Payable Upon Demand		56
11.4	Time is of the Essence		56
11.5	Costs and Expenses		56
11.6	Indefeasible Satisfaction		57
11.7	Increased Costs; Capital Adequacy		57
11.8	Set-off; Attorney-in-Fact		57
11.9	Survival		58
11.10	Binding Effect; Assignment		58
11.11	Construction; Ambiguity; Interpretation		58
11.12	Relationship of the Parties		59
11.13	Severability		59
11.14	Notices		60
	11.14.1	Change of Address	60
11.15	Integration; Amendment		60
11.16	Failure to Attach or Complete Exhibits or Schedules		60
11.17	Counterparts; Reproductions; Electronic Signatures		61
11.18	Governing Law; Jurisdiction and Venue		61
11.19	Jury Trial Waiver		61
11.20	Participations and Sales		62
11.21	Advertisement		62
11.22	Independent Counsel		62
11.23	Regulation GG Compliance		62
11.24	Patriot Act Compliance		63
11.25	Temporary Accommodations		63
	11.25.1	The June Accommodation	63
	11.25.2	Elimination of June Accommodation; Temporary Accommodation	63
11.26	Ratification and Reaffirmation of Leasehold Assignment		64

LISTING OF EXHIBITS & SCHEDULES:

Exhibit A:	Certain Permitted Liens
Exhibit B:	Form of Borrowing Base Certificate
Exhibit c:	Existing Indebtedness
Schedule 1.85:	Mortgaged Properties
Schedule 5.7:	Disclosed Litigation
Schedule 5.17:	Subsidiaries
Schedule 5.30:	Business Combinations

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MASTER CREDIT AGREEMENT

(INCLUDING AMENDMENT AND RESTATEMENT OF LOAN DOCUMENTS)

This MASTER CREDIT AGREEMENT, dated as of July 18, 2019 (the “Effective Date”), is made by and among (i) FIDELITY CO-OPERATIVE BANK (d/b/a “Fidelity Bank”), a Massachusetts-chartered co- operative bank having a principal place of business located at 675 Main Street, Fitchburg, Massachusetts 01420 (collectively with its successors and/or assigns, “Lender”), (ii) Murida Furniture Co., Inc. (d/b/a “Rotmans”), a Massachusetts corporation having a principal place of business at 725 Southbridge Street, Worcester, Massachusetts 01610 (collectively with its successors and/or permitted assigns, “Rotmans”), and (iii) Vystar Corporation (a/k/a “Vystar Corp.”), a Georgia corporation having a principal place of business at 101 Aylesbury Road, Worcester, Massachusetts 01609 (collectively with its successors and/or permitted assigns, “Vystar”; Vystar and Rotmans are jointly and severally liable with respect to all Obligations (hereinafter defined), and are herein referred to, individually and/or collectively as the context may require, and jointly and severally, as “Borrower”; Borrower and Lender are sometimes hereinafter referred to, each individually, as a “Party”, and collectively, as the “Parties”).

R E C I T A L S :

A.        On March 3, 2014, Rotmans established a credit, borrowing and/or banking relationship with Lender (the “Banking Arrangement”), under which such Banking Arrangement Lender has heretofore extended or otherwise made available to Rotmans, inter alia, a certain revolving demand line of credit loan facility (the “Existing RLOC”) in the original Face Amount (hereinafter defined) of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00), the drawing availability under which such Existing RLOC has been temporarily increased from time to time to the Face Amount of Three Million and 00/100 Dollars ($3,000,000.00) by virtue of certain temporary credit accommodations extended to Rotmans by Lender from time to time under the terms and conditions of separate “Change in Terms Agreements”, each by and between Lender and Rotmans and respectively dated as of (or on or about) June 26, 2018, January 3, 2019, March 4, 2019, April 30, 2019, May 16, 2019 and June 11, 2019, and the most-recent of which such temporary credit accommodations is, immediately prior to the Closing, in effect until no later than September 12, 2019 (as further described in, and subject to the Note and this Agreement).

B.        Immediately prior to the Closing, the Existing RLOC is (i) evidenced by a certain “Demand Revolving Line of Credit Note”, dated as of March 3, 2014, made and delivered by Rotmans to the order of Lender in the original Face Amount of $2,500,000.00, as amended, supplemented or otherwise modified from time to time, including by the June COT (hereinafter defined); (ii) made, extended and advanced by Lender to Rotmans pursuant to, inter alia, the terms and conditions of a certain “Loan Agreement” dated as of March 3, 2014 by and between Lender and Rotmans, as amended or otherwise modified from time to time; and (iii) secured by, inter alia, the Liens (hereinafter defined) granted (and/or otherwise created or established) by Rotmans in favor of Lender under and pursuant to the terms and conditions of a certain “Security Agreement” dated as of March 3, 2014 by and between Lender and Rotmans, as amended or otherwise modified from time to time (the instruments, agreements and documents referenced in the immediately preceding clauses (i) – (iii), together with any and all other, heretofore existing agreements, instruments and/or documents evidencing, securing, guaranteeing or otherwise relating to all or any part of any obligations, liabilities or undertakings of Rotmans and/or any guarantors in respect of the existing RLOC, individually and/or collectively as the context may require, the “Existing Debt Documents”).

C.        Immediately prior to the Closing, (i) all Indebtedness under or in respect of the Existing RLOC is valid and existing Indebtedness of Rotmans to Lender for which Rotmans and any guarantors thereof are absolutely, unconditionally, jointly and severally liable to Indefeasibly Satisfy (hereinafter defined) immediately upon Lender’s demand therefor; (ii) the Existing Debt Documents and any and all obligations, liabilities and/or undertakings of Rotmans and any guarantors thereunder are legal, valid, binding and enforceable in accordance with their respective terms; and (iii) the Liens granted to, in favor and/or for the benefit of Lender by or under the Existing Debt Documents are and constitute valid, enforceable and First Priority (hereinafter defined) perfected security interests and Liens, as to which there are no setoffs, deductions, claims, counterclaims or defenses of any kind or character whatsoever.

D.        Pursuant to the terms of a certain Stock Purchase Agreement dated as of, or substantially contemporaneously with, the Effective Date by and among Vystar and all of the stockholders of Rotmans, Vystar is prepared to purchase one hundred percent (100%) of the issued and outstanding capital stock of Rotmans (as amended, restated, supplemented and/or otherwise modified from time to time, together with any and all exhibits, schedules and addenda thereto, the “Acquisition Agreement”; and such Acquisition Agreement, together with any and all other agreements, instruments, certificates, side letters and documents affecting all or any part of the terms and conditions thereof, or effectuating the transactions contemplated thereby, and/or executed or delivered in connection therewith, collectively, the “Acquisition Documents”; and any and all such transactions contemplated by such Acquisition Documents, collectively, the “Acquisition”); provided, however, that, pursuant to the terms and conditions of the Existing Debt Documents, the closing, consummation and/or effectuation of the Acquisition Transaction (the “Acquisition Closing”) cannot (and shall not) occur absent Lender’s express prior written consent thereto.

E.        Lender is unwilling to consent to the Acquisition Closing unless, simultaneously therewith: (i) Vystar joins with Rotmans under the Banking Arrangement as “Borrower” and agrees to be jointly and severally liable for the Indefeasible Satisfaction of all Obligations as a primary, and not merely as a surety or a secondary, obligor and debtor thereunder; (ii) the Existing Debt Documents are amended and restated in their entirety (except as otherwise herein specified) to reflect the same and, among other things, provide new terms and conditions under which the Loan (hereinafter defined) and/or the proceeds thereof will be secured, made, extended, disbursed and/or advanced; and (iii) The Obligors (hereinafter defined) duly enter into, execute and deliver all of the respective Loan Documents (hereinafter defined) to which they are a party (and/or to which they, or all or any part of their respective assets, are subject or otherwise bound by).

F.        To induce Lender’s consent to the Acquisition Closing, to enter into the Loan Documents, and to make and/or extend the Loan or any portion thereof, and to evidence Vystar’s willingness to join as “Borrower” under the Banking Arrangement (as hereinabove referenced), the Parties are hereby amending and restating each and all of the Existing Debt Documents in their entirety by their execution and delivery of this Agreement and all other of the Loan Documents executed and/or delivered on or as of the Effective Date (except as otherwise expressly provided herein and/or in any other of such Loan Documents).

G.        It is the express intention of the Parties by their execution and delivery hereof, that, from and after the Closing, the Loan: (i) shall be evidenced by the Note; (ii) shall be made and extended, and advanced and/or disbursed (as applicable), pursuant and subject to the terms and conditions hereof; (iii) shall, together with the Indefeasible Satisfaction of all Obligations (hereinafter defined), be secured by, inter alia, the Liens of the Security Instruments (hereinafter defined); and (iv) shall, together with the Indefeasible Satisfaction of all Obligations, be guaranteed by the Guarantors (hereinafter defined) pursuant and expressly subject to the terms and conditions of their respective Guaranties (hereinafter defined).

H.        Subject to and upon the terms and conditions hereof and the other Loan Documents, the Loan is to be used or applied by Borrower for the “Purpose” of enabling it to: (i) have access to short term working capital, and to pay for Costs and Expenses incurred, in connection with the operation of its business in the ordinary course; and (ii) cause one or more letters of credit to be issued from the unadvanced portion(s) of the Loan to secure obligations arising in connection with Permitted Liens (hereinafter defined).

NOW, THEREFORE, for and in consideration of all of the above recitals (collectively, the “Recitals”) and the covenants, agreements, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

A G R E E M E N T :

1.            DEFINITIONS. As used in this Agreement, in addition to those terms elsewhere defined herein (or otherwise incorporated herein by reference; including, without limitation, such capitalized and defined terms appearing in the Recitals and in the preamble to this Agreement), the following terms shall have the respective definitions and meanings ascribed to them below in this Article 1:

1.1       “Accommodation Period”, “Accommodation Expiration Date” and “Accommodation Tranche” have the respective meanings ascribed to such terms in the Note, and such terms and their respective meanings are incorporated herein by this reference.

1.2       “Acquisition”, “Acquisition Agreement”, “Acquisition Closing” and “Acquisition Documents” have the respective meanings ascribed to such terms in Paragraph D of the Recitals.

1.3       “Affiliate” means, as to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is in control of, is controlled by or is under common control with, such specified Person; and, if such specified Person is a natural person, the immediate family members of such specified Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession of the power to direct or cause the direction of the management, governance, policies and/or affairs of such Person, whether through the ownership of voting securities or other Equity Interests, as trustee, legal representative or executor, as general partner or manager, as officer or director, by contract and/or otherwise, including the direct or indirect ownership of securities or other Equity Interests having the power to elect a majority of the board of directors or other management authority governing the affairs, management and/or policies of such Person. In the case of a corporation, the direct or indirect ownership of fifty percent (50.00%) or more of the outstanding voting stock or other Equity Interests of such corporation, or the ability otherwise to elect a majority of its board of directors or any such other management authority (as aforesaid), shall in any event be deemed to confer control; provided, however, that it is understood that that the direct or indirect ownership of a lesser percentage of stock or other Equity Interests shall not necessarily preclude the existence of control. For purposes of this definition, and notwithstanding anything contained herein or in any other Loan Document to the contrary: (i) in the case of any Obligor, each of the now or hereafter existing managers, managing-members, officers, directors, trustees, partners, members and principals of such Obligor shall all be deemed to be “Affiliates” of each other and of each and all of the other Obligors; and (ii) Lender and its Affiliates on the one hand, and the Obligors and their respective Affiliates on the other hand, shall in no event be deemed to be “Affiliates” of each other.

1.4       “Aggregate Revolving Advances” has the meaning given to such term in Section 1.123.

1.5       “Agreement” means this Master Credit Agreement, together with any and all exhibits, schedules and/or other addenda now or from time to time hereafter attached hereto (all of which are expressly incorporated herein, and made a part hereof, by this reference), as amended, restated, supplemented, addended, consolidated and/or otherwise modified from time to time.

1.6       “and/or” has the meaning given to such term in Section 11.11.2.

1.7       “Anti-Terrorism Law” means any Requirement of Law related to money laundering or directly or indirectly financing terrorism, including, without limitation, any provisions now or hereafter relating to any such activities set forth in (i) the Patriot Act; (ii) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§5311-5330 and 12 U.S.C. §§1818(s), 1820(b) and 1951-1959) (also known as the “Bank Secrecy Act”); (iii) the Trading With the Enemy Act (50 U.S.C. §1 et seq.); (iv) Executive Order 13224 (effective September 24, 2001); and (v) Regulation GG.

1.8       “Automatic Payments” has the meaning given to such term in Section 2.7.

1.9        “Banking Arrangement” has the meaning given to such term in Paragraph A of the Recitals.

1.10      “Banking Service” means any banking or other financial accommodation or service now or hereafter made available or extended to Borrower (and/or any other Obligor, as the case may be)—other than pursuant to the terms of this Agreement—by Lender or any Affiliate of Lender, or maintained or established at any time with or by Lender or any Affiliate of Lender for the benefit or the account of Borrower (and/or any other Obligor, as the case may be), including any: (i) deposit, checking, savings or other type(s) of account(s), whether or not interest bearing; (ii) commercial credit cards, or debit, purchase or stored value cards; (iii) credit or merchant card processing services; (iv) cash or treasury management, payroll, remote deposit or related services (including any wire transfer and automated clearing house (ACH) processing services); (v) controlled disbursement accounts or services; or (vi) return items, overdrafts and interstate depository network accounts or services.

1.11      “Banking Service Agreement” means each agreement, instrument or other document entered into from time to by Borrower (and/or any other Obligor, as the case may be) with Lender or any Affiliate of Lender in connection the obtaining of any Banking Service (other than this Agreement).

1.12      “Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, or any similar federal or state law for the relief of debtors.

1.13      “Blocked Person” means any Person that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs; or (ii) is publicly identified as prohibited from doing business with the United States under any Requirements of Law (including the International Emergency Economic Powers Act (50 U.S.C. §1701 et seq.) and the Trading With the Enemy Act (40 Stat. 411; codified at 12 U.S.C. §§95a–95b and 50 U.S.C. App. §§1 – 44).

1.14       “Borrower” has the meaning given to such term in the preamble to this Agreement, provided that such meaning and term is subject to the terms and conditions of Section 11.1.

1.15       “Borrowing Base” has the meaning given to such term in Section 3.5.

1.16       “Borrowing Base Certificate” means a certificate substantially in the form attached hereto as Exhibit B that computes the Borrowing Base, is signed by a Responsible Officer of Borrower and is submitted to Lender together with any and all reports, schedules, memos and other documents or information as more particularly set forth in Section 6.4.1.

1.17       “Bringdown Certificate” has the meaning given to such term in Section 2.10.

1.18       “Brookline” means Brookline Realty Investment, Inc., a Massachusetts corporation and a Corporate Obligor that, on the Effective Date, is the fee owner of one of the Mortgaged Properties identified on Schedule 1.85 (namely, 15 Crompton Street, Worcester, Massachusetts), and shall make, grant, execute and deliver to Lender a Mortgage thereon, together with a Guaranty of the Obligations (upon such terms conditions, and subject to any such limitations, as may be more particularly set forth therein), as a condition to Lender’s consummating the Closing and its acceptance, execution and/or delivery of any Loan Documents.

1.19       “Business Combination” means, with respect to any specified Person, the (i) merger, combination or consolidation of such Person or any of its Subsidiaries with or into any other Person, or (ii) the sale of all or substantially all of the assets, Equity Interests or other evidence of beneficial ownership of such Person or any of its Subsidiaries.

1.20       “Business Day(s)” has the meaning ascribed to such term in the Note and is incorporated herein by this reference.

1.21       “Capital Expenditures” with respect to any Person, means the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets, software or additions to equipment (including replacements, capitalized repairs and improvements) which are required to be capitalized under GAAP on the balance sheet of such Person.

1.22       “Capital Lease Obligations” with respect to any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases under GAAP on the balance sheet of such Person and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

1.23       “Cash Equivalents” as to any Person, means (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition by such Person; (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof or the District of Columbia having capital, surplus and undivided profits aggregating in excess of $500,000,000, having maturities of not more than one (1) year from the date of acquisition by such Person; (iii) repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above; (iv) commercial paper issued by any issuer rated at least A-1 by S&P or at least P-1 by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two (2) named rating agencies cease publishing ratings of commercial paper issuers generally, and in each case maturing not more than one (1) year after the date of acquisition by such Person; or (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

1.24       “Change of Control” or “Change in Control” shall occur when: (i) Borrower shall: (A) effect a Business Combination that is not expressly permitted hereby or previously and expressly consented to in writing by Lender (expressly excluding, for the avoidance of doubt, the Acquisition); (B) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50.00%) of the outstanding voting shares of the applicable Borrower; or (C) consummate a stock purchase agreement or similar arrangement (including, without limitation, a reorganization, recapitalization, spin-off or other similar scheme) with another Person, in each case whereby such other Person or its shareholders acquires more than fifty percent (50.00%) of the outstanding voting shares of the applicable Borrower and the holders of a majority of the voting shares of the applicable Borrower fail to hold a majority of the voting shares of the resulting or surviving Person, as applicable; (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than the holders of a majority of the voting shares of the applicable Borrower as of the Closing, is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50.00%) or more of the aggregate voting power of the applicable Borrower; (iii) any Obligor shall execute any agreement, instrument or other document to which any of Borrower is a party or subject, or to which any of Borrower is otherwise bound by, that directly or indirectly provides for any of the events set forth in the immediately preceding clauses (i) – (ii); or (iv) Vystar no longer being a publicly traded company listed on the Principal Trading Market.

1.25       “Charter Documents” means, as to any Person that is not a natural Person, if such Person is a (i) a corporation of any kind, such Person’s articles or certificate(s) of organization, incorporation, formation and/or registration (or other constituent documents, as the case may be), by-laws and any all agreements by and between or among any one or more or all of its Equity Interest holders and/or directors with respect to such Person’s organization or the governance of its business and affairs; (ii) limited liability company of any kind, such Person’s articles or certificate(s) of organization, formation and/or registration (or other constituent documents, as the case may be) and any (so-called) ‘operating agreements’ or ‘limited liability company agreements’ (or equivalents), and any all other agreements by and between or among any one or more or all of its Equity Interest holders and/or managers with respect to such Person’s organization or the governance of its business and affairs; (iii) a partnership of any kind, such Person’s articles or certificate(s) of partnership and/or registration (or other constituent documents, as the case may be) and any partnership agreements (or equivalents) (so-called) ‘operating agreements’ or ‘limited liability company agreements’ (or equivalents), and any all other agreements by and between or among any one or more or all of its Equity Interest holders and/or general partners or limited partners with respect to such Person’s organization or the governance of its business and affairs; or (iv) trust of any kind, such Person’s articles, certificate(s), registration(s) and/or declaration(s) of trust (or other constituent documents, as the case may be), and any and all agreements by and between or among any one or all of the trustee(s) and/or the beneficiaries thereof; as any of the documents referenced in the immediately preceding (i) – (iv) may from time to time be (or have been) amended, restated, supplemented, and/or otherwise modified, and together with any and all schedules, exhibits and/or other addenda thereto).

1.26       “Closing” has the meaning given to such term in Section 1.77.

1.27       “Current Maturity of Long-Term Debt” means, as to any specified Person and for any specified period, the current scheduled principal required to be paid by such Person during such period on account of such Person’s Indebtedness (including, without limitation and for the avoidance of doubt, payments due on account of Capital Lease Obligations).

1.28       “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.29       “Collateral” means, individually and/or collectively as the context may require or specify, any and all now or hereafter existing or arising collateral of every kind or type whatsoever (including tangible, intangible, real, personal or mixed) which, now or at any time hereafter, Lender has a Lien on or in pursuant to the Security Instruments or otherwise, and/or which otherwise secures the payment and/or performance of the Obligations or any part thereof, including, without limitation, any and all “Collateral” (and/or “Pledged Collateral”) as such term is now (or may hereafter be) defined in any one or more of the Security Instruments, and is (and shall be) in each case incorporated by this reference into the definition provided by this Section 1.29.

1.30       “Commitment Fee” means a certain commitment fee due and payable from Borrower to Lender no later than the Closing in the aggregate amount of $00.00 [WAIVED BY LENDER].

1.31       “Compliance Agreement” means that certain Compliance and Inducement Agreement, dated as of the Effective Date, made, executed and delivered by the Obligors to and for the benefit of Lender with respect to the transactions contemplated by the Loan Documents, the terms and conditions of which are incorporated herein by this reference, as the same may from time to time be amended and/or modified.

1.32       “Contractual Obligation” means, with respect to any specified Person, any provision of any security (or other applicable Equity Interest) issued by such Person or of any agreement, contract, instrument, mortgage, deed of trust, lease or other document or undertaking to which such Person is a party or by which it or any of its property is bound, other than with respect to the Obligations.

1.33       “Corporate Obligor” and “Corporate Obligors” mean, both individually and/or collectively as the context may require, and jointly and severally, any one or more, or all, now or hereafter existing Obligors that are not natural persons, including, without limitation, (i) each entity that now or hereafter constitutes Borrower (including, for the avoidance of doubt but without limitation, on the Effective Date, each of Rotmans and Vystar), and (ii) each entity that, now or hereafter, is a Guarantor and/or executes and delivers to Lender any Security Instrument pursuant to the terms and conditions of this Agreement or any other of the Loan Documents (including, without limitation, pursuant to Section 6.3 hereof).

1.34       “Cost and Expense” and “Costs and Expenses” mean, both individually and/or collectively as the context may require, any and all reasonable fees, and any and all costs, expenses, disbursements, charges, taxes and assessments (including, without limitation, the out-of-pocket costs, disbursements and expenses, and the reasonable fees, of or by employed or third-party attorneys, paralegals and law clerks), directly or indirectly related or incidental to, or arising or incurred or charged as a consequence of, the specified matter, item, Person, property, event, circumstance, action or thing in connection with, or in the context in, which such phrase is used or appears. For the avoidance of doubt, as used herein and in all other of the Loan Documents, the defined terms “Cost and Expense” and/or “Costs and Expenses” shall, in each instance in which any such terms appear, and in all events, be deemed to be immediately prefaced with the word “reasonable”, even if any such instance(s) in any such Loan Documents do not explicitly so provide, state or specify. The immediately preceding sentence shall be deemed incorporated into Section 11.11 hereof by this reference.

1.35       “Debt Service Coverage Ratio” means, for, during and with respect to any specified period being tested by Lender (as may be further specified in Section 6.5), the ratio obtained by dividing (A) by (B): (A) the EBIDA of Borrower, less Distributions made by Borrower; divided by (B) Borrower’s Current Maturity of Long-Term Debt, plus Interest Expense of Borrower.

1.36       “Debtor Relief Laws” means, collectively, the Bankruptcy Code and all other liquidation, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the United States, or of any state or commonwealth or other applicable domestic or foreign jurisdiction(s), in effect and as amended from time to time.

1.37       “Default Rate” means, as of the specified time or period in question, and subject in all events to the provisions of Section 2.9, the highest then-applicable “Default Rate”, as that term is defined in the Note (and such defined term and its meaning are incorporated into this Section 1.37 by this reference), unless the context shall otherwise require or specify.

1.38       “Disclosed Litigation” has the meaning given to such term in Section 5.7.

1.39       “Disposition” or “Dispose” means the sale, conveyance, transfer, assignment, license, lease, abandonment or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction) of any property or assets (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

1.40       “Distributions” collectively means, at or for any applicable or specified time or period with respect to Borrower (or, as the case may be, any other Corporate Obligor), all amounts paid or payable (without duplication) as dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, owner withdrawals, income, interest, profits and other property, interests (debt or equity), proceeds and/or owner withdrawals (including, without limitation, as a result of a split, revision, reclassification or other like change of any Equity Interests in, of and/or owned by Borrower or such Corporate Obligor), and includes any purchase, redemption or other retirement of any stock or other Equity Interests directly or indirectly through a Subsidiary or otherwise, and includes return of capital to shareholders, partners, members or other Equity Interest holders.

1.41       “Drawing” has the meaning given to such term in Section 3.7.5.

1.42       “EBIDA” means, as to any specified Person, and for any specified period, the aggregate sum of such Person’s net income (or loss) from continuing operations before Interest Expense, depreciation, amortization and other non-cash items, in each case for such specified period, computed and calculated in accordance with GAAP.

1.43       “Effective Date” has the meaning given to such term in the preamble to this Agreement.

1.44       “Eligible Inventory” means any and all inventory of Borrower which meets all of the requirements set forth below in this Section 1.44. Inventory that is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory until such time as it again meets the criteria for Eligible Inventory. Eligible Inventory shall be discounted by the percentages or amounts reserved against inventory as set forth in Borrower’s then-most recent financial statements, as delivered to Lender from time to time in accordance with this Agreement. The requirements for inventory to qualify as “Eligible Inventory” hereunder are that such inventory:

1.44.1 is subject to a perfected, First Priority Lien in favor of Lender, and not subject to any other assignment, claim and/or other Lien (other than Permitted Liens) that is superior to the Liens in favor of Lender created by or pursuant to any one or more of the Security Instruments;

1.44.2 is (i) salable, (ii) not “work-in-progress” inventory, and (iii) not supply items, packaging and/or any other similar materials;

1.44.3 is in the possession and control of Borrower and is stored and held in facilities owned by Borrower or, if such facilities are not so owned, Lender is in possession of and has rights under a collateral access agreement (and/or instrument of similar title and effect) with respect thereto;

1.44.4 is not (i) produced in violation of the Labor Act, and (ii) subject to the “hot goods” provisions contained in Sections 15(a)(1) and/or 12(a) of the Labor Act;

1.44.5 is not subject to any agreement, license or Permit which would restrict Lender’s ability to sell or otherwise dispose of such inventory;

1.44.6 is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the UCC;

1.44.7 is (i) not “in transit” to Borrower unless such inventory is (A) fully insured, and (B) certified by Borrower as being “in transit”; or (ii) not held by Borrower on consignment;

1.44.8 is not identified to any purchase order or contract to the extent progress or advance payments are received with respect to such inventory;

1.44.9 is not inventory reported as being ‘not available for sale’ on any inventory report of Borrower due to the damage of such inventory or otherwise; and

1.44.10 is not of a type such that it would create or result in a breach in any material respect any of the representations, warranties or covenants pertaining to inventory set forth in this Agreement or any other Loan Document.

1.45       “Environmental Laws” means, both individually and/or collectively as the context may require, any and all federal, state, foreign, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) as now or may at any time hereafter be in effect, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or, to the extent relating to exposure to substances that are harmful or detrimental to the environment, or human health or safety.

1.46       “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership, profit or beneficial interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, profit or beneficial interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, profit or beneficial interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or other beneficial interests in such Person (including partnership, membership or trust interests therein), whether voting or nonvoting, certificated or uncertificated, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

1.47       “ERISA” means the Employee Retirement Income Security Act of 1974 (Pub. L. 93–406, 88 Stat. 829, enacted September 2, 1974, codified in part at 29 U.S.C. §§ 1001 et seq.), as amended from time to time.

1.48       “ERISA Affiliate” means an entity, whether or not incorporated, that is under common control with all or any part of Borrower within the meaning of §4001 of ERISA, or is part of a group that includes all or any part of Borrower and which is treated as a single employer under §414 of the Code.

1.49       “Event of Default” has the meaning given to such term in Section 8.1; provided that it is understood and agreed that such term and its use, meaning and interpretation, for purposes hereof and any and all other Loan Documents, is subject to the provisions of Section 8.2 below; and provided further that any defined term in any other Loan Document, the definition for which now or hereafter expressly references or incorporates the definition and/or meaning of “Event of Default” as provided by or defined in this Agreement, is and shall be likewise subject to the provisions of Section 8.2 hereof by this reference.

1.50       “Exchange Act” means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the SEC (or, as the case may be, any other Governmental Authority) thereunder, as the same may be amended from time to time.

1.51       “Existing Debt Documents” has the meaning given to such term in Paragraph B of the Recitals.

1.52       “Face Amount” when used or appearing herein and/or in any other of the Loan Documents in the context of, or otherwise in conjunction with:

1.52.1 any specified instrument or promissory note (as such terms are respectively defined in UCC §9-102 for all purposes hereof, and irrespective of the negotiability of the same; and including, without limitation, the Note), means the aggregate, maximum, principal, face amount of all of the proceeds of any loan, credit facility, credit accommodation and/or other extension or credit (regardless of any then- outstanding balance of all or any portion of such principal, and whether or not then due, unless otherwise expressly specified in such context) as stated on, and/or as stated within or by or otherwise pursuant to the express terms and conditions of, such specified promissory note or instrument (in each case as such specified promissory note or instrument may be amended, restated, supplemented and/or otherwise modified from time to time; and including, in the case of the Note, but without limitation, pursuant to Section 8.11 thereof); and/or

1.52.2 any specified loan, credit facility (including, without limitation, the Loan), credit accommodation and/or other specified extension of credit that is evidenced by any promissory note or instrument (irrespective of the negotiability thereof), means the aggregate, maximum, principal, face amount of all of the proceeds of such specified loan, credit facility, credit accommodation and/or other specified extension of credit (regardless of any then-outstanding balance of all or any portion of such principal, and whether or not then due, unless otherwise expressly specified in such context) as stated on, and/or as stated within or by or otherwise pursuant to the express terms and conditions of, such promissory note or instrument (as such promissory note or instrument may be amended, restated, supplemented, and/or otherwise modified from time to time).

1.53       “First Priority” has the meaning ascribed to such term in the Security Agreement, and such defined term and its respective meaning therein are incorporated into this Agreement by this reference.

1.54       “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; and, in case of any Obligor, with only such modifications thereto upon Lender’s express prior written consent.

1.55       “Governmental Authority” means, individually and/or collectively as the context may require, any (i) supra-national, federal, state or local government or political subdivision or body, or public instrumentality, thereof, (ii) court, tribunal, agency, department, commission, arbitrator, board, bureau, instrumentality or other governmental authority of the United States of America or of any other country, or domestic or foreign state, province, commonwealth, city, county, municipality, territory, protectorate or possession, or (iii) any self-regulated organization or other non-governmental regulatory authority or quasi- governmental authority of any jurisdiction (to the extent that the rules, regulations, orders or directives thereof have the force of law), and/or (iv) other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (which have the force or effect of law) and having jurisdiction over the Person, matters, circumstances, property, items and/or other things in question.

1.56       “Governmental Charges” has the meaning given to such term in Section 2.8.

1.57       “Guarantor” and “Guarantors” mean, both individually and/or collectively as the context may require, and jointly and severally, any one or more Persons that, at any time or times (whether now or hereafter), execute and deliver to Lender a Guaranty for all or any part of the Obligations (subject to the terms and conditions of any such Person’s respective Guaranty), including, without limitation, each Personal Guarantor and/or other Obligor, and each Subsidiary that now or hereafter delivers a Guaranty to Lender in accordance with this Agreement (including, without limitation, under the provisions of Section 6.3.3 below) and/or any other of the Loan Documents.

1.58       “Guaranty” and “Guaranties” mean, both individually and/or collectively as the context may require, with respect to any one or more Guarantors, a duly authorized and executed “guaranty” (and/or any other agreement, instrument or other document of like import, or of similar title , including, without limitation, any “Guarantee”, “Unconditional Guarantee”, “Unlimited Guaranty” “Completion and Indemnity Guaranty”, “Personal Guaranty” or “Corporate Guaranty”), pursuant to which such Guarantor has unconditionally guaranteed, jointly and severally with each other Guarantor, the Indefeasible Satisfaction of all Obligations (except as may be otherwise expressly set forth or limited in or by any such agreement, instrument or other document), in each case as the same may be amended, restated, supplemented, renewed, reaffirmed, ratified and/or otherwise modified from time to time.

1.59       “Hazardous Materials” means, both individually and/or collectively as the context may require, (i) any gasoline, petroleum or petroleum products or by-products, radioactive materials, friable asbestos or asbestos-containing materials, urea-formaldehyde insulation, polychlorinated biphenyls and radon gas, and (ii) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

1.60       “HazMat Agreement” means that certain Hazardous Materials Indemnity Agreement, dated as of the Effective Date, jointly and severally made by the Obligors to, in favor and for the benefit of Lender, as the same may from time to time be amended, restated and/or otherwise modified.

1.61       “Hedging Contracts” means any foreign exchange contract, currency swap agreement, futures contract, commodities hedge agreement, interest rate protection agreement, option agreement, interest rate future, swap, cap or collar agreement, or any other similar hedging agreement or arrangement entered into by a Person in the ordinary course of business.

1.62       “Indebtedness” means, as to any Person (without duplication): (i) such Person’s indebtedness, obligations or liabilities, whether sole, joint or several, matured or unmatured, liquidated or unliquidated, direct or contingent, and whether now existing or hereafter arising, for with respect to borrowed money; (ii) obligations of such Person representing the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business; and, in case of any Corporate Obligor, subject to the terms and conditions of the Loan Documents), and all monetary obligations under any leasing or similar arrangement (including Capital Lease Obligations) which, in accordance with GAAP, would be classified as a “capital lease” or “capitalized lease”; (iii) such Person’s obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) such Person’s obligations, contingent or otherwise, that are evidenced by, pursuant to or in respect of bonds, notes, debentures, acceptances, bankers’ acceptances, letters of credit or similar instruments; (v) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (vi) such Person’s obligations and indebtedness under any Hedging Contract or Banking Service Agreement; (vii) all repurchase obligations or liabilities of such Person with respect to accounts or notes receivable sold by such Person; (viii) all indebtedness or obligations which would be classified in accordance with GAAP as liabilities on a balance sheet of such Person (or to which reference should be made in any footnotes thereto); and (ix) all indebtedness, liabilities and other obligations referred to in this Section 1.62 secured by (or for which the holder thereof has an existing right, contingent or otherwise, to be secured by) any Lien on any property (including accounts and contract rights) owned by such Person, or payable out of the proceeds or production from any property of such Person, even though such Person has not assumed or become liable for the payment thereof.

1.63       “Indefeasible Satisfaction”, “Indefeasibly Satisfy” or “Indefeasibly Satisfied” mean, in each instance or circumstance in which such term is used or appears (including the use or appearance of any correlative meanings or participles, or past or present tense forms, thereof) with respect to any specified liabilities, obligations or Indebtedness of a Person (including, in the case of any Obligors, any Indebtedness constituting all or any part of the Obligations), the irrevocable and indefeasible cash payment and performance, in full, of all such liabilities, obligations or Indebtedness, and which payment is not subject to avoidance, rescission, set-aside, invalidation or challenge as a preference in any Insolvency Proceeding that has been commenced at or within ninety-one (91) days of the time such payment has been made. Nothing in this Section 1.63 shall limit or vitiate the provisions of Section 11.6.

1.64       “Indemnified Party” means, individually and/or collectively as the context may require, each and all of: (i) Lender, Lender’s Subsidiaries and Lender’s Affiliates, and each and all of the respective parent, sister and holding companies the foregoing (if any, and whether now or hereafter existing); and (ii) the respective shareholders, officers, directors, members, managers, partners, trustees, principals, corporators, owners, employees, Affiliates, attorneys, accountants, representatives, consultants, family members, engineers, agents, receivers, successors and assigns of, for, appointed or engaged by, or otherwise related to, any one or more of the Persons identified in or contemplated by this Section 1.64.

1.65       “Insolvency Event” and “Insolvency Proceeding” mean, individually and/or collectively as the context may require or specify, the occurrence of any one or more of the following with respect to any specified Person: (i) the commencement by such Person of a voluntary case concerning itself under any Debtor Relief Laws; (ii) an involuntary case is commenced against such Person under any Debtor Relief Laws and the petition is not controverted within ten (10) days, or is not dismissed within sixty (60) days, after commencement of the case; (iii) a custodian is appointed for, or takes charge of, all or substantially all of the property or assets of such Person, or such Person commences any other proceedings or takes any action under any Debtor Relief Laws, or there is commenced against such Person any such proceeding which remains un-dismissed for a period of sixty (60) days; (iv) the entrance of any order of relief or other order approving any such case or proceeding contemplated by any of the immediately preceding (i) – (iii) involving such Person; (v) such Person is adjudicated insolvent or bankrupt under any Debtor Relief Laws or otherwise; (vi) such Person suffers or consents to any appointment of any custodian, receiver, interim receiver, receiver-manager, trustee or liquidator or the like for it or any substantial part of its property or assets which continues undischarged or un-stayed for a period of sixty (60) days; (vii) such Person makes a general assignment for the benefit of creditors; (viii) such Person shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due in the ordinary course, or shall declare itself, or be declared by any Governmental Authority, as no longer being Solvent; (ix) the calling, or sufferance by such Person, of a meeting of the creditors of such Person to discuss such Person’s financial difficulties or (actual or potential) insolvency, or the occurrence of a meeting by such Person (or a representative thereof) with a formal or informal committee of creditors of such Person to discuss the same; and/or (x) such Person shall by any act (including by any partnership, limited liability company, trust, corporate and/or other similar action) or failure to act, consent to, approve of and/or acquiesce in any one or more of the things, events, circumstances or matters contemplated above in this Section 1.65.

1.66       “Intellectual Property” means, both individually and/or collectively as the context may require, any and all intellectual property, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, goodwill, technology, know-how and processes, all rights therein, and all rights to sue at law or in equity for any past, present, or future infringement, violation, misuse, misappropriation or other impairment thereof, whether arising under Unites States, multinational or foreign laws or otherwise, including the right to receive injunctive relief and all proceeds and damages therefrom.

1.67       “Interest Expense” means, as to any specified Person, and for any specified period, the aggregate sum of such Person’s ordinary, regular, recurring and continuing expenditures for interest on all Indebtedness of such Person, and for commitment fees, agency fees, facility fees, balance deficiency fees and similar expenses incurred in connection with the incurrence of Indebtedness, in each case computed and calculated in accordance with GAAP.

1.68       “Investments” has the meaning given to such term in Section 7.4.

1.69       “IRS” means the Internal Revenue Service of the United States of America.

1.70       “June Accommodation” and “June COT” have the respective meanings given to such terms in Section 11.25.1.

1.71       “Labor Act” means the U.S. Fair Labor Standards Act of 1938 (29 U.S.C. § 201 et seq.), as amended.

1.72       “Leasehold Assignment” means that certain Omnibus Collateral Assignment of Leasehold Interests, dated as of March 3, 2014, made, executed, granted and delivered to and in favor of Lender by Rotmans, together with any and all exhibits, schedules and other addenda from time to time attached thereto, as amended, restated, supplemented, reaffirmed, ratified and/or modified from time to time.

1.73       “Lender” has the meaning given to such term in the preamble to this Agreement.

1.74       “Letter of Credit” has the meaning given to such term in Section 3.7.1.

1.75       “Lien” means any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including any conditional sale or other title retention agreement and any capital lease).

1.76       “Loan” has the meaning given to such term in Section 3.1.

1.77       “Loan Documents” collectively means and includes this Agreement, the Note, Guaranties, Security Instruments, HazMat Agreement, Compliance Agreement, Leasehold Assignment (as amended hereby, pursuant and subject to Section 11.26 hereof), Subordination Agreements, Banking Service Agreements and all other agreements, instruments, certificates or other documents now or hereafter evidencing, securing, guaranteeing or otherwise referencing by context or incorporation this Agreement, the Loan and/or the Obligations (or any part thereof; and whether directly or indirectly), whether deliverable by any one or more Obligors at or after the closing and the execution and delivery of the documentation evidencing the Loan (the “Closing”), as any of the same may from time to time be amended, restated, replaced, renewed, extended, supplemented, consolidated, addended and/or otherwise modified, including, without limitation, all of the documents, certificates, exhibits and schedules deliverable to Lender as provided in (and/or attached to) this Agreement and/or any of the foregoing agreements, instruments, certificates or other documents listed in this Section 1.77.

1.78       “Loan Parties” means Borrower and each Subsidiary of Borrower that is a party to a Loan Document.

1.79       “Loan Proceeds” has the meaning given to such term in Section 2.3.

1.80       “Margin Securities” means, individually and/or collectively as the context may require, any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System (12 C.F.R. Parts 221 and 224, as amended).

1.81       “Massachusetts” means The Commonwealth of Massachusetts.

1.82      “Material Adverse Change” and “Material Adverse Effect” both mean, since any specified date or from any circumstances existing immediately prior to the happening of any specified event: (i) a material adverse change in, or a material adverse effect upon, the assets, business, prospects, properties, financial condition or results of operations of any Obligor; (ii) a material impairment of the ability of the Obligors, collectively, to perform any of their respective Obligations under any of the Loan Documents; or (iii) a material adverse effect on: (A) any material portion of the Collateral (including, without limitation, any Mortgaged Property); (B) the legality, validity, binding effect or enforceability against any Obligor of any of the Loan Documents; (C) the perfection or priority (subject to Permitted Liens) of any Lien granted to Lender under any Loan Document; or (D) the rights or remedies of Lender under any Loan Document. For purposes of determining whether any of the foregoing changes, effects, impairments, or other events have occurred, such determination shall be made by Lender, in its sole, but reasonably exercised, discretion, and in the exercise of commercial good faith.

1.83       “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

1.84      “Mortgage” and “Mortgages” both mean, individually and/or collectively as the context may require, any one or more or all of the Mortgage, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filings made by Borrower or any other Obligor in favor of Lender (including, without limitation, on the Effective Date, that certain Mortgage referenced in Section 1.18 above), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted under the Loan Documents.

1.85      “Mortgaged Property” means, both individually and/or collectively as the context may require, any one or more or all of the real properties listed on Schedule 1.85, and as to all of which Lender shall be granted Liens pursuant to the Mortgages. Each such Mortgaged Property is more particularly described in “Exhibit A” to the applicable Mortgage granted to Lender that creates a Lien in favor of Lender thereon.

1.86       “Multiemployer Plan” means a Plan which is a multiemployer plan as defined in §4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate makes or is obligated to make contributions.

1.87      “Note” means that certain Revolving Demand Line of Credit Note, dated as of the Effective Date, made and delivered by Borrower to the order of Lender, as amended, restated, extended, renewed, supplemented, addended, replaced, substituted and/or otherwise modified from time to time (including, without limitation and as the case may be, pursuant and subject to Section 8.11.3 thereof). For the avoidance of doubt, the “Note”, as used herein and/or in any other Loan Document (unless otherwise specified herein or therein), shall mean the Note referred to and defined in the immediately preceding sentence, which, pursuant to its express terms, amends and restates in its entirety that certain “Demand Revolving Line of Credit Note” that (i) is referred to in Paragraph B of the Recitals, (ii) evidences the Exiting RLOC, and (iii) will be stamped “paid” and returned to Rotmans within ten (10) Business Days after the Effective Date.

1.88      “Obligations” is intended to be used in its most comprehensive sense and collectively means and includes any and all Indebtedness, obligations, liabilities and undertakings of Borrower and each and all of the other Obligors to Lender or any Affiliate of Lender of whatever kind and description, whether direct or indirect, absolute or contingent, primary or secondary, joint or several, due or to become due, now existing or hereafter arising, and whether or not evidenced by or arising under this Agreement or any other of the Loan Documents, including, without limiting the generality of any of the foregoing: (i) the principal of (and premium, if any) and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy (or the occurrence of any other Insolvency Event) at the rate provided for in any Loan Documents and/or other documentation with respect thereto, irrespective of whether such interest is an allowed claim in such petition or otherwise under applicable law) on any Indebtedness of Borrower (and/or, as the case may be, any of the Obligors) to Lender or any Affiliate of Lender; (ii) any such obligations acquired or held (or to be acquired or held) by Lender or any Affiliate of Lender for its own account or as agent for any other Person, and any obligations to perform or refrain from performing actions; and (iii) all obligations to reimburse Lender or any Affiliate of Lender for any Costs and Expenses incurred in connection with all or any part of the Loan, the Loan Documents or any other documents or obligations referred to in this Section 1.88, including, without limitation, Costs and Expenses of attorneys, other professionals, consultants, agents and representatives incurred in connection with (A) the preparation, negotiation, administration, review, inspection, amendment, modification, interpretation, syndication, swapping, development, participation, execution, underwriting, servicing, realization, foreclosure, collection and/or enforcement of all or any part of the Loan Documents, the Loan, any obligations or liabilities referred to in this Section 1.88, and/or any security or Collateral for all or any part thereof, (B) any proceeding brought, or threatened, to enforce payment of all or any part of any obligations referred to in this Section 1.88, and/or (C) any Insolvency Proceeding affecting any Obligors and/or any their respective Affiliates that affects or impairs in any manner (or could be reasonably expected to affect or impair in any manner) the repayment of all or any part of the Loan, or the payment or performance of any other obligations hereinabove referred to in this Section 1.88.

1.89      “Obligor” and “Obligors” mean, both individually and/or collectively as the context may require, and jointly and severally, any one or more, or all, of: (i) Borrower; (ii) the Guarantors (whether now or at any time hereafter existing; including, without limitation, any and all Personal Guarantors); and (iii) any and all sureties, endorsers or other Persons (whether now or hereafter existing) who are now or at any time hereafter become directly or indirectly liable for, and/or who now or at any time hereafter grant any one or more Liens to (or in favor or for the benefit of) Lender or any Affiliate of Lender under any Security Instrument to secure, the Indefeasible satisfaction (and/or any other payment or performance) of the Obligations or any part thereof.

1.90       “Obligor Financial Statements” has the meaning given to such term in Section 5.21.3.

1.91       “OFAC” means the Office of Foreign Assets Control, United States Department of the Treasury and any successor organization thereto (as the case may be).

1.92       “Operating Account” means, unless the context otherwise requires or specifies, the primary operating and depository account of Borrower or, as the case may be, any other Corporate Obligor, as further referenced in Section 4.1.

1.93       “OSHA” means The Occupational Safety and Health Act of 1970 (29 U.S.C. § 651 et seq.), as amended.

1.94       “OTC Market” has the meaning given to such term in Section 1.108.

1.95       “Overadvance” has the meaning given to such term in Section 3.8.

1.96       “Party” and “Parties” have the meanings given to such terms in the preamble hereto.

1.97       “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended, restated, supplemented, replaced and/or modified from time to time.

1.98       “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

1.99       “Perfection Certificate” has the meaning ascribed to such term in the Security Agreement, and such defined term and its meaning are incorporated herein by this reference; provided, however that any reference to the “Perfection Certificate” of any specified Person at any time contained within this Agreement or in any other of the Loan Documents shall, in each instance and as of such time, mean and refer to such specified Person’s Perfection Certificate, as amended, restated, supplemented, addended and/or otherwise modified.

1.100      “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature whatsoever, granted, issued, approved or allowed by any Governmental Authority.

1.101       “Permitted Acquisitions” means the purchase or acquisition (whether in one or a series of related transactions) by any Person of (i) more than fifty percent (50.00%) of the Equity Interests with ordinary voting power of another Person, or (ii) all or substantially all of the assets (other than Equity Interests) of another Person or division or line of business or business unit of another Person, whether or not involving a merger or consolidation with such Person, provided that, in the case of Borrower and/or any Subsidiary: (A) at the time thereof and after giving effect thereto, no Event of Default that has not been waived by Lender (in accordance with the provisions of Section 10.2.1 below) shall have occurred, nor would any Event of Default result from such acquisition or purchase; (B) the aggregate amount of the consideration (or, in the case of consideration consisting of assets, the fair market value of the assets) paid by Borrower and its Subsidiaries shall not exceed $1,000,000.00 on a cumulative basis for all such acquisitions or purchases subsequent to the Effective Date (excluding consideration payable by Borrower solely in its Equity Interests); (C) Borrower would be in compliance with all of its Ratio Covenants for the most recent calculation or testing period and as of the last day thereof, if such acquisition or purchase had been completed on the first day of such calculation or testing period; (D) not less than ten (10) Business Days’ prior to the closing of such proposed acquisition, Borrower shall have delivered to Lender a certificate of a Responsible Officer of Borrower setting forth in reasonable detail calculations demonstrating compliance with the conditions set forth in the preceding clauses (B) and (C), together with a Bringdown Certificate and (so-called) ‘execution-ready’ copies of all agreements, instruments and other documents evidencing or relating to, or otherwise intending to consummate, such Permitted Acquisition for Lender’s and its counsel’s review at Borrower’s sole Cost and Expense; and (E) such acquisition or purchase is consummated on a non-hostile basis.

1.102       “Permitted Liens” means, collectively, the following:

1.102.1 liens for taxes, assessments or similar charges, incurred in the ordinary course of business, that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, and as to which Borrower (or other Obligor, as the case may be) shall, if appropriate under GAAP, have set aside on its books and records adequate reserves;

1.102.2 pledges or deposits made in the ordinary course of business to secure (i) payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs; (ii) the performance of bids, tenders or contracts (other than for the repayment of borrowed money); (iii) indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money); (iv) statutory obligations or surety or appeal bonds; or (v) indemnity, performance or other similar bonds in the ordinary course of business;

1.102.3 liens of mechanics, materialmen, warehousemen, carriers or other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue in accordance with the payment terms thereof (but in no event longer than sixty (60) days), or the validity of which is being contested in good faith by appropriate proceedings, and for which Borrower (or such other Obligor, as the context may provide or require) shall, if appropriate under GAAP—and, in any event, subject to the terms and conditions of the Security Instruments—have set aside on its books and records adequate reserves;

1.102.4 easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business which, in the aggregate, are not material in amount and which do not materially detract from the value of the affected property or interfere materially with the ordinary conduct of business of Borrower (or such other Obligor, as the case may be) or any of its Subsidiaries;

1.102.5 to the extent such transactions create a Lien thereunder, liens in favor of lessors securing operating leases or sale and leaseback transactions, in each case only and to the extent such operating leases or sale and leaseback transactions are permitted under the terms of this Agreement, or which are otherwise now or hereafter consented to in writing by Lender (such consent not to be unreasonably withheld or delayed);

1.102.6 any Lien existing on any property or assets prior to the acquisition thereof by Borrower (or such other Obligor, as the case may be) or any of its Subsidiaries or existing on any property or assets of any Person that becomes a Subsidiary of Borrower (or such other Obligor, as the case may be) or any of its Subsidiaries after the Effective Date prior to the time such Person becomes a Subsidiary of Borrower (or such other Obligor, as the case may be) or any of its Subsidiaries; provided that: (i) such Lien is not created in contemplation of, or in connection with, such acquisition or such Person becoming a Subsidiary, as the case may be; (ii) such Lien shall apply to the same category, type and scope of assets; and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and any refinancing, refunding, extension, renewal or replacement thereof that does not increase the outstanding principal amount thereof plus any accrued interest, premium, fee and reasonable and documented out-of-pocket expenses payable in connection with any such refinancing, refunding, extension, renewal or replacement;

1.102.7 any and all now or hereafter Liens in favor of Lender or any Affiliate of Lender;

1.102.8 Liens (i) specified on Exhibit A, as it may be amended from time to time in accordance herewith; and/or (ii) which have been both disclosed in writing by Borrower (or such other Obligor, as the case may be) to Lender, and expressly permitted to exist in a writing by an officer of Lender; and

1.102.9 subject to the terms and conditions of the Loan Documents, purchase money security interests (each individually, a “PMSI”, and collectively, “PMSIs”) on any hereafter acquired asset(s) incurred by Borrower (or other Corporate Obligor, as the context may provide) in connection with any conditional sale or other title retention agreement or a financing lease; provided, however, that, except as otherwise now or hereafter consented to in writing by Lender (such consent, in each case, not to be unreasonably withheld, conditioned or delayed, but, in any event, granted, withheld and/or conditioned in Lender’s sole but reasonable discretion and in the exercise of commercial good faith): (i) such PMSIs granted to acquire such assets do not secure not more than eighty percent (80.00%) of the purchase price thereof; (ii) the acquisition of any such assets does not violate the provisions of this Agreement or any other of the Loan Documents; (iii) the acquisition of any such assets is made by Borrower (or other Obligor, as the case may be) in the ordinary course of Borrower’s (or other Obligor’s, as the case may be) business as conducted on the Effective Date; (iv) any PMSI on any such assets attaches to such assets concurrently, or within thirty (30) days after, the acquisition thereof; (v) each such PMSI shall attach only to the assets (and applicable proceeds) so acquired, or is a PMSI incurred in connection with the construction or improvement of fixed or capital assets (e.g., Capital Expenditures); and (vi) the total obligations secured by any such PMSIs shall not secure more than One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate.

1.103      “Person” means, individually and/or collectively as the context may require or otherwise specify, any: (i) individual or so-called ‘natural person’; (ii) sole proprietorship; (iii) limited liability company, limited company, holding company or any other kind of company; (iv) corporation, unlimited corporation, nonprofit corporation, municipal corporation or any other kind of corporation; (v) general partnership, limited partnership, limited liability partnership or any other kind of partnership; (vi) joint stock association, association or any other kind of association or any cooperative; (vii) Governmental Authority; (viii) trust, business trust, statutory trust, realty trust, real estate investment trust or any other kind of trust; (ix) estate of any kind (including in any Insolvency Proceeding); or (x) other entity, organization or association of any kind or nature; and in the case of any of the immediately preceding subclauses (i) – (x), whether created by or pursuant to statute, common law or otherwise.

1.104      “Personal Guarantor” and “Personal Guarantors” mean, both individually and/or collectively as the context may require, and jointly and severally, any and all of: (i) Steven Rotman, an individual and natural person, and an Affiliate of each of the other Obligors; and (ii) any one or more other natural persons from time to time (whether now or hereafter) executing and delivering to Lender a Guaranty.

1.105      “Plan” means, at any one time, any “employee benefit plan” that is covered by ERISA and in respect of which Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under §4062 or §4069 of ERISA be deemed to be) an “employer” as defined in §3(5) of ERISA.

1.106       “PMSI” has the meaning given to such term in Section 1.102.9.

1.107       “Primary Market” has the meaning given to such term in Section 1.108.

1.108       “Principal Trading Market” means the OTC Bulletin Board (it being understood that as used herein “OTC Bulletin Board” shall also mean any successor or comparable market quotation system or exchange to the OTC Bulletin Board, or any other over-the-counter market or exchange on which securities that have been assigned a ticker symbol by the Financial Industry Regulatory Authority in the United States of America are traded, such as the OTCQB operated by the OTC Markets Group, Inc. (individually or collectively, as the context may require, “OTC Market”)); provided, however, that in the event that Vystar’s Common Stock is ever listed or traded on the (i) Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, NYSE MKT LLC, the New York Stock Exchange or the NYSE Amex, or (ii) any of the respective successors or replacements to the exchanges and markets referenced in the immediately preceding clause (i), respectively (the markets and exchanges referenced in the immediately preceding clauses (i) – (ii), individually or collectively, as the context may require, the “Primary Market”), then the “Principal Trading Market” shall, for purposes hereof, mean the Primary Market on which Vystar’s common stock is then listed or traded.

1.109       “Projections” has the meaning given to such term in Section 5.20.

1.110       “Property” and “Properties” mean, both individually and/or collectively as the context may require or specify, any and all leasehold interests or fee simple interests (as case may be) in any real property at, upon or within which Borrower or any other Corporate Obligor, and/or any of Corporate Obligors’ respective Subsidiaries, operates or conducts all or any part of its business, or otherwise maintains all or any part of its facilities or any Collateral.

1.111       “Protective Advance” has the meaning given to such term in Section 3.9.

1.112       “Purpose” has the meaning given to such term in Paragraph H of the Recitals.

1.113       “Ratio Covenants” has the meaning given to such term in Section 6.5.

1.114       “Re-IPO” means, at any time after the Effective Date, the sooner to occur of the following: (i) the closing and/or consummation of any transaction (or series of transactions) entered into or acquiesced in by any Corporate Obligors and/or any of their respective Affiliates, the effect of which directly causes or results (upon such closing and/or consummation or otherwise substantially contemporaneously therewith) in the initial listing or trading of any of Vystar’s common stock or other Equity Interests on any Primary Market, irrespective of whether any such transaction (or series of transactions) is planned or contemplated by Borrower, any other of the Obligors and/or any of the Obligors’ respective Affiliates on the Effective Date; or (ii) any Obligors’ or any of their Affiliates’ respective receipt of any letter or other communication from any Primary Market in which it is confirmed on behalf of the board of directors and/or other management authority of such Primary Market that it has authorized the listing of any of Vystar’s common stock or other Equity Interests on such Primary Market.

1.115       “Re-IPO Documents” means, individually and/or collectively as the context may require, any and all agreements, contracts, instruments or other documents (including, without limitation, to which any investment bank is a party, and any engagement letters, letters of intent, agency letters or agreements, prospectuses, underwriting agreements and/or side letters) made, executed, authorized and/or entered into (or, as the case may be or context may require, to be made, executed, authorized and/or entered into) by any Corporate Obligor and/or Subsidiary thereof that directly or indirectly relates to any Re-IPO (if any) and/or any transaction (or series of transactions) which, upon the closing or consummation thereof, would or does effectuate or cause the same, together with any and all exhibits, schedules and other addenda from time to time attached thereto, as any such agreements, contracts, instruments or other documents are amended, restated, supplemented, addended and/or otherwise modified from time to time.

1.116       “Recitals” has the meaning given to such term in the last paragraph on Page 2 of this Agreement.

1.117       “Regulation GG” means the Unlawful Internet Gambling Enforcement Act of 2006 (12 C.F.R. 233 et seq.; enacted as Title VIII of the Security and Accountability For Every Port Act of 2008 (Pub. L. No. 109–347, 120 Stat. 1884), and codified at 31 U.S.C. §§5361–5367, as amended.

1.118       “Release” means, individually and/or collectively as the context may require or specify, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing any Hazardous Materials into the environment.

1.119       “Reportable Event” means, individually and/or collectively as the context may require or specify, any one or more of the events set forth in §4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived as provided in 29 U.S.C. § 1343 et seq.

1.120       “Requirements of Law” means, as to any Person, and both individually and/or collectively as the context may require, any law (including any one or more common laws), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement, directive or determination or decision of or by any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is otherwise subject or bound by.

1.121       “Responsible Officer” means, with respect to any Person that is not a natural person, the chief executive officer, president (or, as the context may provide, the manager, general partner, trustee, executive director, legal representative or executor) or chief financial officer of such Person; provided, however, that that with respect to financial matters concerning any Corporate Obligor (including, without limitation, any Borrowing Base Certificate), the Responsible Officer shall be the chief financial officer or treasurer of such Corporate Obligor.

1.122       “Restricted Payments” has the meaning given to such term in Section 7.3.

1.123       “Revolving Advance” means each advance of the proceeds of the Loan requested by Borrower, and made by Lender, pursuant, subject to and in accordance with the terms and conditions hereof; and “Aggregate Revolving Advances” means, at any time, the aggregate outstanding principal amount of all Revolving Advances made and advanced by Lender to Borrower hereunder.

1.124       “Rotman Family Notes” means, both individually and/or collectively as the context may require, any and all now or hereafter existing promissory notes (whether convertible or otherwise) and/or other instruments or documents evidencing any Indebtedness of any Corporate Obligor or any of their respective Subsidiaries to any one or more of (i) Steven Rotman, (ii) Bernard Rotman, (iii) Barry Rotman, (iv) Gregory Rotman, or (v) Jamie Rotman; and all of which such Indebtedness shall be or become Subordinated Indebtedness and, in each case, the holder thereof shall enter into, execute and deliver a Subordination Agreement.

1.125       “Rotmans” has the meaning given to such term in the preamble.

1.126       “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

1.127       “Sanctions” means, sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), U.S. Department of State, United Nations Security Council or any other relevant sanctions authority.

1.128       “SEC” means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

1.129       “Securities Act” means the Securities Act of 1933, or any successor federal statute, and the rules and regulations of the SEC (or, as the case may be, any other Governmental Authority) thereunder, as the same may be amended from time to time.

1.130       “Security Agreement” means that certain Security Agreement, dated as of the Effective Date, by and between the Parties, pursuant to which Borrower has granted one or more Liens to, and in favor and for the benefit of, Lender on all of Borrower’s business assets and personal property, together with any and all exhibits, schedules, supplements and/or other addenda now or at any time hereafter attached thereto, in each case as amended, restated, reaffirmed, ratified, supplemented and/or otherwise modified from time to time, including, without limitation, as supplemented, addended and/or otherwise modified by any one or more supplemental security agreements of any kind, and/or by any one or more joinders or additional signature pages of any Guarantors or other Obligors, thereto.

1.131       “Security Instruments” means, both individually and/or collectively as the context may require: (i) any and all Mortgages; (ii) the Security Agreement; and (iii) any and all agreements, instruments, mortgages, pledges, hypothecations, assignments (whether collateral or otherwise) and/or other documents now or hereafter executed and delivered by any one or more Obligors (together with any and all exhibits, schedules, supplements and/or other addenda thereto) that grant to, or create or establish in favor or for the benefit of, Lender (and/or any Affiliate of Lender) any one or more now or hereafter existing or arising Liens with respect to any real or personal property of any such Obligor (whether tangible or intangible; including the Collateral), and which secure the Obligations (or any part thereof, as may be more particularly set forth therein), in each case as amended, restated, ratified, reaffirmed, supplemented, addended, replaced, renewed, consolidated and/or otherwise modified from time to time.

1.132       “Senior Funded Debt” means the aggregate Indebtedness of Borrower for borrowed money, for the deferred purchase price of property not purchased on ordinary trade terms, for Capital Lease Obligations and for other liabilities evidenced by promissory notes or other instruments, but expressly excluding any Indebtedness under the Rotman Family Notes or any other Subordinated Indebtedness.

1.133       “Senior Funded Debt Ratio” means, for, during and with respect to any specified period being tested by Lender (as may be further specified in Section 6.5), the ratio obtained by dividing (A) by (B): (A) Senior Funded Debt; divided by (B) the Tangible Capital Base of Borrower.

1.134       “Single Employer Plan” means any Plan that is covered by Title IV of ERISA, other than a Multiemployer Plan.

1.135       “SNDA” has the meaning given to such term in Section 4.2.11.

1.136       “Solvent” means, with respect to any Person on a particular date, that on such date (i) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the property and assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (iv) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

1.137       “Subordinated Indebtedness” means any and all Indebtedness of any kind or nature that Borrower, any other Corporate Obligor and/or any of the respective Subsidiaries owes to any Person other than Lender or any Affiliate of Lender (whether now existing or hereafter created or incurred; and, in any case, if permitted to exist by Lender in its sole discretion or otherwise expressly permitted to exist pursuant to the terms and conditions hereof or any other of the Loan Documents), the repayment of which (and any Liens securing such repayment) is (or, at Lender’s option, exercisable in its sole but reasonable discretion at any time upon Lender’s written notice to Borrower shall be) subordinated to the Infeasible Satisfaction of the Obligations and, as the case may be, to the priority of all Liens in favor of Lender securing the same, pursuant to a written Subordination Agreement.

1.138       “Subordination Agreement” means, in each case, a written agreement by and among Lender, the holder of any Subordinated Indebtedness and such Corporate Obligors or their respective Subsidiaries so indebted to such holder, in form and substance satisfactory to Lender in its sole discretion, pursuant to which such Subordinated Indebtedness (and, as the case may be, any Liens securing the repayment thereof) is subordinated to the Infeasible Satisfaction of the Obligations and the priority of all Liens in favor of Lender securing such Indefeasible Satisfaction.

1.139       “Subsidiary” as to any Person, means any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than fifty percent (50.00%) of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (ii) the interest in the capital or profits of such partnership, limited liability company or joint venture, or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of all or any part of the Corporate Obligors.

1.140       “Tangible Capital Base” means for, during and with respect to any specified period being tested by Lender (as may be further specified in Section 6.5), the aggregate sum of (A) minus (B): (A) Borrower’s stockholders’ equity in Borrower and its Subsidiaries, plus any Subordinated Indebtedness permitted to exist after the Closing by Lender, plus deferred tax liabilities, minus (B) intangible assets (including, without limitation, unamortized product developments costs, goodwill and other Intellectual Property, and unamortized debt issuance costs), all as determined from the most recent Financial Statements of Borrower delivered to Lender.

1.141       “Temporary Accommodation” has the meaning given to such term in Section 11.25.2(a).

1.142       “Threat of Release” shall mean a substantial likelihood of a Release which requires action to prevent and/or mitigate damage to the environment which may result from such Release.

1.143       “UCC” has the respective meaning ascribed to such term in the Security Agreement, and such term is incorporated herein by this reference. Except as otherwise defined or indicated by the context herein, all terms which are defined in the UCC shall have their respective meanings as used in Article 9 of the UCC; provided, however that if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9 of the UCC.

1.144       “unwaived” has the meaning given to such term in Section 8.2.

1.145       “USD” and “Dollars” each mean and refer to the lawful currency of the United States of America; and any specified amount or sum prefaced with the symbol “$” indicates that such amount or sum is denominated in USD.

1.146       “Vystar” has the meaning given to such term in the preamble.

1.147       “Vystar SEC Documents” has the meaning given to such term in Section 5.21.1.

2.	GENERAL PROVISIONS.

2.1          Incorporation of Recitals. The Parties hereby agree that the Recitals (including, without limitation, all defined terms and their respective meanings set forth therein) are all expressly incorporated into this Agreement, and made a part hereof, by this reference.

2.2          Accounting; GAAP. Any and all accounting terms used or referenced in any Loan Document, which are not specifically or completely defined in such Loan Document, shall, unless the context otherwise specifies, be construed in accordance with GAAP. All financial statements and other financial data or information submitted or furnished (or caused to submitted or furnished) by Borrower (and/or any other Obligors) pursuant to any Loan Document shall, unless otherwise therein expressly specified or required from time to time by Lender, be prepared in conformity with GAAP.

2.3          The Note; Loan Proceeds; Loan Amount. Subject to the terms and conditions of the Loan Documents, Lender will disburse and/or advance from one or more of its offices in Massachusetts the proceeds of the Loan (such proceeds, the “Loan Proceeds”) to or on behalf of Borrower in accordance the provisions set forth in Article 3 below, and, in any event, a manner satisfactory to Lender. The Parties agree that the Loan established by Lender under Section 3.1 below shall be evidenced by, and, at or as of any specified date or time, the Face Amount thereof shall be as then-stated on or -provided by the terms and conditions of, the Note (including, without limitation, such terms and conditions in Section 8.11 thereof).

2.4          Interest on the Loan. Subject to the terms and conditions of the Loan Documents (including, without limitation, Section 2.9 below), interest on the Loan shall be (i) paid at the rate and in the manner, and shall be calculated as more particularly, set forth in the Note; and (ii) calculated on the basis of a 360-day year, counting the actual number of days elapsed.

2.5          Payments Under the Note. Borrower shall make timely payments under the Note, as and when due, in accordance with the terms thereof. If the Note, or any payment thereunder or under any other of the Loan Documents, becomes due on a day which is not a Business Day, the due date of such Note or such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

2.6          Statements of Amounts Due. Lender from time to time may send or electronically transmit (or cause to be sent or electronically transmitted, including through an automated system) to Borrower statements of amounts due under the Note, each of which shall be considered correct and conclusively binding on Borrower, absent manifest error, unless Borrower notifies Lender in writing to the contrary within thirty (30) days after Borrower’s receipt of any such statement that Borrower deems incorrect.

2.7          Automatic Payments; Authorization. In consideration of, and as an inducement to Lender to make and extend, the Loan or any part thereof, Borrower hereby: (i) expressly authorizes and grants the right to Lender, without liability or obligation on Lender’s part (except in the event of Lender’s gross negligence, fraud or willful misconduct), to debit from time to time from the Operating Account (whether through an automated system, initiation of an ACH debit or otherwise) the amount(s) of any one or more payments as and when due to Lender by Borrower under the Note and/or under any other of the Loan Documents (individually and collectively, “Automatic Payments”), irrespective of the occurrence or non- occurrence of any Event of Default, and without limiting any rights of setoff Lender may have under any Loan Documents; (ii) acknowledges and agrees that if the funds in the Operating Account are insufficient to cover any such Automatic Payment, Lender shall not be obligated in any way to advance funds to cover any such deficiency; and (iii) acknowledges and agrees that at any time, for any reason, Lender may voluntarily terminate Automatic Payments without any liability or obligation on Lender’s part (except in the event of Lender’s gross negligence, fraud or willful misconduct), and may thereafter notify Borrower of such voluntary termination; provided, however, that any failure of Lender to charge any Automatic Payments or to give Borrower any notice of any such charge or voluntary termination, shall not affect the absolute and unconditional obligation of Borrower to punctually pay all amounts due under the Note and the other Loan Documents in accordance with their respective terms. Lender may at Closing, and/or at any time(s) thereafter, provide Borrower with an ‘automatic payment authorization form’ (or similarly titled document) to further memorialize the agreements, consents and authorizations made and granted under this Section 2.7; provided, however, that any failure by any Party to provide, deliver, sign, countersign and/or return any such form shall in no way whatsoever diminish any of the rights, powers and remedies of Lender under this Agreement (including under this Section 2.7), the Note and/or any other of the Loan Documents.

2.8          Governmental Charges. All payments made by any Obligor in connection with any and all Obligations shall be made in cleared funds and in immediately available USD, without any set-off or counterclaim on account of, and free and clear of, and without withholding or deduction for, any taxes, assessments, charges, levies, imports, duties, restrictions, conditions or withholdings of any kind whatsoever that may be now or hereafter imposed thereon by any Governmental Authorities (collectively, “Governmental Charges”). If any payment made to Lender in connection with any of the Obligations is subject to any such Governmental Charges, Borrower shall and hereby agrees to immediately pay to Lender such additional amounts as are necessary to ensure receipt by Lender of the full and entire amount which Lender would have otherwise received but for the imposition of any such Governmental Charges. Borrower shall and hereby agrees to, within thirty (30) days after Borrower making any payment to any Governmental Authorities on account of the imposition of any Governmental Charges, deliver to Lender written evidence reasonably satisfactory to Lender that such Governmental Charges are paid in full.

2.9          Usury. All agreements between or among Lender and the Obligors are hereby expressly limited so that in no circumstance, contingency or event whatsoever, whether by reason of acceleration of maturity of any Indebtedness constituting any part of the Obligations or otherwise, shall the amount of interest paid or agreed to be paid to Lender for the use of any Loan Proceeds (or otherwise in respect of any credit or other financial accommodations extended under any Loan Documents) exceed the maximum amount permissible under applicable law. For purposes of this Section 2.9 (only), the term “applicable law” shall mean the law in effect in Massachusetts as of the Effective Date; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Note shall be governed by such new law as of its effective date. If, under or from any circumstances whatsoever, fulfillment of any provision of any of the Loan Documents shall, at the time when performance of such provision shall be due, involve exceeding the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity; and, if under or from any circumstances whatsoever Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the then-outstanding principal balance under the Note evidencing the obligation or Indebtedness to be fulfilled or repaid, and not to the payment of interest. This Section 2.9 shall control every other provision of, and shall be deemed expressly incorporated, mutatis mutandis, into, any and all agreements between or among any one or more of the Obligors and Lender.

2.10        Bringdown Certificate. At any time or times while any Obligations are outstanding, Lender may in its sole but reasonable discretion require Borrower to deliver to Lender a certificate (or similar document on Borrower’s letterhead; each, a “Bringdown Certificate”), dated as of the date so specified by Lender, signed by a Responsible Officer of Borrower, and certifying that as of such date: (i) no Event of Default has occurred that has not been waived by Lender, nor would any Event of Default result, and no event has occurred that, but for the giving of notice or passage of time or both, would constitute an Event of Default; (ii) no Material Adverse Change has occurred since the date of the most recently-delivered (to Lender) financial statements of Borrower; (iii) each of the representations and warranties contained in this Agreement and all other of the Loan Documents is true and correct in all material respects (except that any representation or warranty which by its express terms is made as of an earlier date shall be true and correct as of such earlier date); (iv) Borrower is in compliance with the covenants set forth in this Agreement and all other of the Loan Documents, and is in compliance with all of its Contractual Obligations, except where failure to comply could not reasonably be expected to result in a Material Adverse Change; and (v) all of the Loan Documents remain in full force and effect.

3.	THE LOAN.

3.1        Establishment of the Loan. Subject to the terms and conditions of this Agreement (expressly including, without limitation, Sections 3.5 and 11.25 hereof), the Note and all other of the Loan Documents, Lender hereby establishes a revolving demand line of credit loan facility for the benefit of Borrower in the Face Amount of the Note (the “Loan”; and which such Face Amount of such Loan and the Note evidencing the same will be reduced, subject in any event to (and in accordance with) the terms and conditions of Section 8.11 of the Note and Section 11.25 below, and such reduction is hereby expressly acknowledged, agreed to, confirmed and ratified by Borrower), and agrees to make Revolving Advances of available, unadvanced Loan Proceeds to Borrower from time to time in such amounts as Borrower may request in accordance with the terms and conditions hereinbelow set forth, provided that: (i) Borrower shall have fully complied with each and all of its covenants and agreements under the Loan Documents; (ii) no Event of Default that has not been waived by Lender shall have occurred (nor shall there exist any conditions or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default); (iii) Borrower shall have fully paid any and all charges then due to, and any and all then- unreimbursed or unpaid Costs and Expenses incurred by, Lender or Lender’s Affiliates, and/or their respective consultants, agents, attorneys and/or representatives, in connection with all or any part of the Obligations and/or any Collateral; (iv) Borrower and its Aggregate Revolving Advances hereunder shall be in compliance with the Borrowing Base, and any such Revolving Advance so requested by Borrower, when taken together with Aggregate Revolving Advances, would not otherwise exceed the Borrowing Base; (v) no Overadvance shall exist with respect to the Loan unless expressly permitted in writing by Lender (in each instance); and (vi) Lender shall not have made DEMAND on the Note (in accordance with the DEMAND character thereof).

3.2        Closing Costs Advance. Subject to the terms and conditions of this Agreement, upon the written request of Borrower made prior to Closing submitted together with a Borrowing Base Certificate, and provided that Borrower has sufficient availability under the Loan and has not would not exceed the Borrowing Base, Lender hereby agrees to make a single Revolving Advance to Borrower at Closing to be used and applied by Borrower solely for Lender-approved (in its sole but reasonable discretion) Costs and Expenses incurred by Borrower directly in connection with the Closing and/or in relation to the Purpose.

3.3           Revolving Nature of the Loan. The credit facility established under Section 3.1 above is a revolving DEMAND line of credit facility such that, subject to the limitations and provisions of such Section 3.1 and of Section 11.25 below, and the Obligors’ compliance with all of terms and conditions of all Loan Documents to which they are a party (respectively), and prior to occurrence of (i) Lender’s DEMAND on the Note (in accordance with the DEMAND character thereof), or (ii) any Event of Default that is unwaived, Borrower may borrow, repay and reborrow Revolving Advances. For the avoidance of doubt, and notwithstanding anything in this Agreement or in any other of the Loan Documents to the contrary, nothing contained herein or therein shall ever be construed to permit or afford Borrower any right to request or obtain, nor in any way whatsoever obligate Lender to make, disburse, fund or credit any Revolving Advance after the occurrence of the immediately preceding subclauses (i) and/or (ii).

3.4           Use of Revolving Advances; Security. Borrower shall and hereby expressly agrees to use each Revolving Advance hereunder made by Lender only in accordance with the Purpose. The repayment of the Aggregate Revolving Advances, and all Indebtedness constituting and/or otherwise under the Loan and the Obligations, shall be secured the Liens of the Security Instruments on a cross-collateralized basis.

3.5           Borrowing Base. Notwithstanding anything herein or in any other Loan Document to the contrary (including, without limitation, elsewhere in this Article 3), Aggregate Revolving Advances made by Lender to Borrower in accordance with this Agreement shall in all events be limited to the maximum sum of (such sum collectively, the “Borrowing Base”):

(a)       fifty percent (50.00%) of Eligible Inventory.

3.6           Mechanics of Requesting and Funding Revolving Advances. Subject to the terms and conditions of this Agreement, Lender will (i) make such Revolving Advances as Borrower may request from time to time by reasonable same Business Day written notice received by Lender, together with a Borrowing Base Certificate, not later than 1:00 P.M. (Massachusetts time) of such Business Day; and (ii) credit each such Revolving Advance so requested by Borrower to the Operating Account of Borrower (or the applicable Borrower so requesting or specified, as the case may be). Lender hereby expressly reserves the right in its sole but reasonable discretion to at any time or times condition any one or more Revolving Advances upon Borrower’s prior delivery to Lender of invoices, statements, a Bringdown Certificate and/or any other information or documentation contemplated by Section 6.4.4 below.

3.7           Letters of Credit.

3.7.1 Subject to, and upon, the terms and conditions of this Agreement and all other of the Loan Documents, and provided that all of the conditions set forth in subclauses (i) – (v) of Section 3.1 above are then-satisfied, Lender hereby agrees, until demand on the Note and/or the occurrence of any Event of Default which is not waived by Lender, to issue and/or otherwise facilitate for the account and on behalf of Borrower one or more letters of credit (including, without limitation, standby letters of credit, as the case may be from time to time; each individually, a “Letter of Credit” and collectively, “Letters of Credit”), with such Letters of Credit and any credit availability amounts set forth therein to be determined on the basis of the unadvanced portions of the Loan.

3.7.2 As a condition precedent to Lender’s obligation to issue any Letter of Credit hereunder, Borrower shall pay to Lender any and all standard issuance fees then in-effect (in accordance with any then-applicable policies and procedures of Lender), and shall pay, on demand and in immediately available funds, any and all other Costs and Expenses charged or incurred by Lender with respect to any Letter of Credit. Any Costs and Expenses charged or incurred by Lender shall: (i) be due and payable immediately upon demand therefor; (ii) bear interest at the Default Rate from the date of Lender’s demand therefor until the same is repaid to Lender in full; (iii) be a part of the Obligations; and (iv) be secured on a cross-collateralized basis by the Liens of the Security Instruments and the other Loan Documents.

3.7.3       Each Letter of Credit shall be in form and substance satisfactory to Lender and in favor of beneficiaries that are satisfactory to Lender in its sole but reasonable discretion. Lender hereby reserves the right to refuse, in its sole but reasonable discretion, to issue a Letter of Credit (i) due to the nature or the terms of any underlying transaction in connection with such issuance; or (ii) in connection with any transaction where Lender, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any Requirements of Law (including, without limitation, any Anti-Terrorism Law) from issuing such Letter of Credit.

3.7.4       Borrower may request the issuance of Letters of Credit by reasonable same Business Day written notice received by Lender, together with a Borrowing Base Certificate, not later than 10:00 A.M. (Massachusetts time) of such Business Day. Prior to the issuance of each Letter of Credit, but in no event later than 10:00 A.M. (Massachusetts time) on the Business Day such Letter of Credit is to be issued, Lender shall receive from Borrower Lender’s standard form of application for issuance of a letter of credit with proper insertions, duly executed by a Responsible Officer of Borrower.

3.7.5       Upon receipt from any beneficiary under a Letter of Credit of a demand for payment under such Letter of Credit (each, a “Drawing”), Lender shall provide Borrower with prompt notice of the same. Borrower hereby covenants and agrees to immediately reimburse Lender, in full and in cash, for any and all amounts paid by Lender pursuant to any Drawing; provided, however, that subject to the terms and conditions hereof and the other Loan Documents, Lender shall allow any such Drawing to constitute a Revolving Advance hereunder (provided there are sufficient unadvanced portions of the Loan and the Borrowing Base is not exceeded) and such Revolving Advance shall bear interest at the rate and in the manner set forth in the Note.

3.7.6       Upon Lender making demand on the Note and/or the occurrence of any Event of Default which is not waived by Lender in accordance herewith, no Letters of Credit shall be issued and/or otherwise facilitated for and/or on behalf of Borrower.

3.8           Overadvances. For the avoidance of doubt, it is the express intention of the Parties that, at any one time outstanding, Aggregate Revolving Advances shall not exceed the Face Amount of the Note; and if, at any time, any excess shall for any reason whatsoever exist (such excess, in each instance, “Overadvance”), the full amount of such Overadvance, together with all accrued and unpaid interest thereon (which such interest the Parties hereby acknowledge and agree shall accrue at the Default Rate set forth in the Note, pursuant and subject to Section 4.4 thereof), shall be immediately due and payable to Lender, without the necessity of further action of any kind on the part of Lender (including, without limitation, notice, demand or presentment—all of which are hereby expressly waived by Borrower to the maximum extent permitted by Requirements of Law). In the event any Overadvance shall exist, Borrower hereby agrees and acknowledges that Borrower shall in no event request, and Lender shall not be under any obligation whatsoever to make, any further Revolving Advances unless and until such Overadvance (and all such accrued interest thereon) is fully repaid in accordance with this Section 3.8.

3.9           Protective Advances. Irrespective of whether all or any portion of the Loan Proceeds have been advanced to or for the benefit of Borrower, Lender may at any time or times, in Lender’s sole and absolute discretion, make (but Lender shall not be obligated to make) any one or more advances or disbursements (in each instance, a “Protective Advance”) to: (i) discharge any Liens at any time levied or placed upon any Collateral (except for Permitted Liens), or to prevent the same; (ii) pay for any Costs and Expenses incurred by Lender or Lender’s Affiliates, attorneys agents and/or representatives in connection with any maintenance and/or preservation of any Collateral, or the perfection of any Liens thereon; and/or (iii) pay any applicable insurance premiums, and/or any taxes or other Governmental Charges, in connection with any Obligations and/or any maintenance, protection or preservation of the any Collateral. Any Protective Advance made by Lender shall: (A) be due and payable immediately upon demand therefor; (B) bear interest at the Default Rate from the date of Lender’s demand therefor until the same is repaid to Lender in full; (C) be a part of the Obligations; and (D) be secured on a cross-collateralized basis by the Liens of the Security Instruments and the other Loan Documents.

3.10           Legal Matters. At Lender’s option, and in its sole but reasonable discretion, at the time or upon the occurrence of (i) any subsequent disbursement or advance by Lender to be made after the Closing (if any; including, without limitation, of any Revolving Advance and/or any Protective Advance), (ii) any delivery or receipt of documentation and/or other information by or from any Obligor required hereunder or under any other of the Loan Documents from time to time, and/or (iii) any Event of Default, all legal matters incidental thereto shall be subject to review by Lender’s legal counsel, and the Costs and Expenses incurred by such legal counsel with respect to any such review shall be the sole and exclusive obligation of Borrower, and the same shall be paid in full by Borrower (A) in the case of the immediately preceding subclause (i) or (ii) above, within ten (10) days after Lender’s demand therefor; and (B) in the case of the immediately preceding subclause (iii) above, immediately upon Lender’s written demand therefor.

4.             CONDITIONS PRECEDENT.

4.1       Operating Account. As a condition precedent to Lender furnishing any Loan Proceeds and effectuating the Closing, to the extent not already accomplished and in effect, each of Rotmans and Vystar shall, open and establish their sole and exclusive Operating Accounts, respectively, with Lender on or prior to the Effective Date.

4.2       Required Deliverables to Close. The obligation of Lender to enter into any Loan Documents, make any advances of Loan Proceeds to Borrower (whether at Closing or otherwise), and/or otherwise make or extend any other credit accommodations to Borrower, is conditioned upon Borrower’s (or Borrower causing the) delivery or payment or issuance to, or completion of and for, Lender (as applicable), on or prior to the Closing (unless another date, time or period of time is expressly specified below in this Section 4.2), all of the following at Borrower’s sole and exclusive Cost and Expense:

4.2.1     the payment of any Commitment Fee;

4.2.2     the Note, the Security Instruments, any and all Guaranties, the HazMat Agreement, the Compliance Agreement, a “Signature Specimen and Identity Verification Certificate” for each Personal Guarantor (on Lender’s form), a “Beneficial Ownership Certification Form” (or similarly titled document; in each case in the form provided by Appendix A to 31 CFR Part 101.230) for Borrower, and any and all other Loan Documents required or contemplated to be executed or delivered on the Effective Date, together with any and all certificates and/or other deliverables therein required, and fully completed Schedules, Exhibits and/or other addenda to each such Loan Document prepared by Borrower and/or its counsel (as applicable);

4.2.3     certified title report(s) with respect to each Mortgaged Property, together with all underlying title due diligence documents other and all other material documents affecting the Mortgaged Property, prepared by a title examiner satisfactory to Lender’s counsel, and, in any event, acceptable to Lender in its sole but reasonable discretion;

4.2.4     an ALTA survey or so-called ‘plot plan’ with respect to each Mortgaged Property, in each case sufficient to delete all survey exceptions from, and sufficient to support any and all zoning and related endorsements to, the mortgagee’s title insurance policy or policies delivered to Lender pursuant to Section 4.3.1(c) below, and is prepared by a registered engineer or registered land surveyor who certifies thereon: (i) that all buildings and other improvements upon or located at the Mortgaged Property are in compliance with all zoning laws and regulations, building codes, Environmental Laws and other Requirements of Law applicable to the Mortgaged Property and the use(s) thereof; (ii) that applicable licenses, permits and certificates of occupancy can be issued to permit the lawful use of the Mortgaged Property as contemplated by Borrower; (iii) as to the location of all easements, improvements, utilities and existing rights of way; and (iv) as to the location of the Mortgaged Property within or not within a flood hazard area;

4.2.5     satisfactory evidence that each document (including, without limitation, any Security Instruments and Financing Statements) required by the Loan Documents or any Requirements of Law, or otherwise requested by Lender in its sole discretion, to be filed, registered or recorded in order to create in favor of Lender one or more perfected Liens on the Mortgaged Property and the Collateral, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been properly filed, registered or recorded in each applicable jurisdiction;

4.2.6     for each Corporate Obligor, a Secretary’s, General Partner’s, Manager’s or Trustee’s Certificate (as applicable), with the following attached as exhibits thereto: (i) copies of such Corporate Obligor’s Charter Documents (provided, however, that certified copies of the constituent Charter Documents for such Corporate Obligor (e.g., articles or certificate(s) of organization, incorporation and/or registration) shall be delivered to Lender and its legal counsel, as the same are filed with, and in each case certified by, the secretary of state (or other comparable or applicable Governmental Authority) for each state, commonwealth, province, territory and/or other jurisdiction where such Corporate Obligor is organized, qualified and/or registered to conduct business); and (ii) a copy of such Corporate Obligor’s written consent for the execution, delivery and performance of the Loan Documents (to which such Corporate Obligor is a party, or to which it and/or its assets are otherwise bound or affected by) and each other document, certificate or instrument to be delivered pursuant hereto or thereto;

4.2.7     for each Corporate Obligor, certificates of legal existence and good standing (or comparable certificates; for example, in jurisdictions other than Massachusetts, so-called “certificates of authority”) issued by the secretary of state (or other comparable or applicable Governmental Authority) for each state, commonwealth, province, territory and/or other jurisdiction where such Corporate Obligor is organized, qualified and/or registered to conduct business;

4.2.8     IRS Form W-9s for each Obligor;

4.2.9     for each Corporate Obligor, either (i) a certificate of tax good standing from the department of revenue (or similarly titled office) in the state, commonwealth or other jurisdiction where such Corporate Obligor is organized, and in each other jurisdiction where such Corporate Obligor conducts business; OR (ii) a letter (on letterhead) from such Corporate Obligor’s independent certified professional accountant certifying that all federal, state and local tax returns of such Corporate Obligor required by Requirements of Law to be filed have been timely filed when due (or within any applicable extension period), and, as applicable, such Corporate Obligor has paid or provided for all taxes shown to be due on such returns (if any), together with any additional assessments with respect thereto;

4.2.10     executed copies of any and all leases, subleases, ground leases, occupancy agreements and similar agreements (including, without limitation, assignments of leases) entered into by, between or among any one or more Corporate Obligors or their respective Subsidiaries and any other Person(s) with respect to all or any part of the Properties, together with and any and all amendments, restatements, extensions, riders, exhibits and/or other addenda thereto or thereof (if any); and, with respect to any such leased Property of Borrower or any such other Corporate Obligor, a “landlord estoppel, waiver of lien and collateral access agreement” (or similarly titled document of like import and effect), duly executed by the landlord thereof and Lender;

4.2.11     with respect to each Person leasing all or any part of any Mortgaged Property from Borrower or any such other Corporate Obligor on the Effective Date, Borrower will make commercially reasonable best efforts to obtain from each such Person (i) a duly executed Tenant Estoppel Certificate, and (ii) a Subordination, Non-Disturbance and Attornment Agreement duly executed by such Person, Borrower and Lender (“SNDA”), in each case in form and substance satisfactory to Lender in its sole but reasonable discretion; provided, however, that notwithstanding the foregoing, in the event Borrower shall be unable to cause or otherwise effectuate delivery of each Tenant Estoppel Certificate and SNDA at or before Closing as aforesaid, Borrower shall and hereby covenants and agrees to cause the same to occur within thirty (30) days immediately after the Effective Date;

4.2.12     the Obligor Financial Statements, Projections and any other financial or business information as Lender may require in its sole but reasonable discretion;

4.2.13     pre-Closing UCC, lien, bankruptcy, judgment, pending litigation, and federal and state tax lien, search reports (together with full copies of all filings) for each Obligor prepared by a reputable, third party due diligence search provider acceptable to Lender in its reasonable discretion;

4.2.14     payoff letters, discharges and/or terminations with respect to any prior Liens on any of the Collateral (other than Permitted Liens), as required by Lender in its sole and absolute discretion;

4.2.15     executed copies of any and all agreements, instruments or other documents evidencing the terms and conditions of any and all non-Lender Indebtedness of any Corporate Obligors (including, without limitation, each and all of the Rotman Family Notes, and any Subordinated Indebtedness), all of which such Indebtedness shall be listed and identified on Exhibit C hereto together with a written summary or chart prepared by the Obligors or their respective attorneys which provides or details the (i) name and address of the holder of any such non-Lender Indebtedness, (ii) original Face Amount and current outstanding balance of such non-Lender Indebtedness and the promissory note or other instrument evidencing the same, and (iii) applicable Obligor(s) owning and/or liable (whether direct, indirect, contingent or otherwise) on account of such non-Lender Indebtedness;

4.2.16     any Subordination Agreements that Lender may require in its sole discretion, including, without limitation, Subordination Agreements in respect of (i) the Rotman Family Notes; and (ii) Permitted Liens and Indebtedness related thereto as more particularly described on Exhibit A;

4.2.17     legal opinion(s) of the Obligors’ counsel (respectively), addressed to Lender (c/o of Lender’s counsel) and opining as to (i) the Corporate Obligors’ respective legal existence, due authorization, execution and delivery of the Loan Documents (to which they are parties); and (ii) the validity, binding nature and enforceability of the Loan Documents to which the Obligors are parties, respectively, except as limited by applicable Debtor Relief Laws affecting the enforcement of creditors’ rights generally and subject to such other customary assumptions and qualifications as may be appropriate;

4.2.18     a completed Perfection Certificate for Borrower to be attached as “Exhibit A” to the Security Agreement;

4.2.19     any and all other agreements, instruments or other documents required by this Agreement or any other of the Loan Documents to be delivered to Lender (or to any agent or representative of or for Lender, as the case may be) at or before the Closing; and

4.2.20     true, correct and complete copies of all (so-called) ‘execution-ready’ Acquisition Documents, none of which shall be executed or delivered prior to the Closing.

4.3           Certain Insurance Deliverables.

4.3.1     As a condition to Lender’s Closing the Loan and/or furnishing any Loan Proceeds or other credit accommodations to Borrower, and without limiting any terms, conditions or requirements set forth in any other of the Loan Documents concerning insurance and the policies thereof required to be carried by Borrower (expressly including, without limitation, the Security Agreement), Borrower, at its sole and exclusive Cost and Expense, hereby covenants and agrees to furnish to Lender at or prior to the Closing (or at any such other times as may be specified herein or therein) copies of certificates or binders evidencing the following insurance policies, all of which shall (i) expressly name Lender as additional insured and as loss payee pursuant to a valid lender’s loss payable clause, (ii) contain a provision requiring at least twenty (20) days’ prior written notice to Lender before any policy cancellation or modification thereof, and (iii) be in full force and effect:

(a)       personal property hazard insurance confirming that any and all improvements and Collateral located on, at or in each of the Properties are insured with fire and broad form extended coverage for the full replacement value thereof;

(b)       in respect of each Mortgaged Property, an insurance binder or insurance binders, confirming that each Mortgaged Property and the related personal property of Borrower and Collateral thereon are insured with fire and broad-form extended coverage for the full replacement value of all improvements, personal property and Collateral located on each Mortgaged Property; together with coverage for the hazards covered by an “all risk of physical loss” insurance policy, and (as applicable) evidence of the existence of owner’s liability and workers’ compensation insurance. Lender hereby reserves the right to request additional insurance coverages, including without limitation, public liability, business interruption, flood, earthquake, boilers and contingent liability from the operation of any building laws as they may pertain to nonconforming property. All policies shall name Lender as both first (1st) mortgagee under a standard mortgagee clause acceptable to Lender, and shall contain a provision requiring at least twenty (20) days’ prior written notice to Lender before any policy cancellation or modification;

(c)       in respect of each Mortgaged Property, a mortgagee’s title insurance commitment or commitment(s) for policy or policies in form and substance satisfactory to Lender in its sole but reasonable discretion, in each case underwritten by a title insurer acceptable to Lender in its sole discretion and issued by an authorized attorney agent thereof practicing office of Lender’s counsel. Each such title policy shall include all applicable zoning endorsements and such other endorsements as Lender shall require in its sole and absolute discretion, and all of which shall be at Borrower’s sole and exclusive Cost and Expense. Lender shall have received evidence satisfactory to Lender in its sole but reasonable discretion that all premiums in respect of each such policy, all charges for mortgage recording taxes or fees, all transfer taxes and all related expenses, if any, have been paid at Borrower’s sole and exclusive expense; and

(d)       if all or any part of any Mortgaged Property is now or hereafter located in a “special flood hazard area” (as determined pursuant to FEMA Form 81-93 or FEMA Form 086-0-32), a policy of flood insurance that (i) covers all such Mortgaged Property that is located within such special flood hazard area, (ii) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by the applicable Mortgage, and is reasonably allocable, to such Mortgaged Property, or the maximum limit of coverage made available with respect Mortgaged Property under the National Flood Insurance Act of 1968, whichever is less, and (iii) has a term ending later than the maturity of the Indebtedness secured by such Mortgage.

4.3.2       Lender hereby reserves the right, in its sole but reasonable discretion, to request from time to time, and at any time, while any Obligations are outstanding additional insurance coverages, including, without limitation, business interruption, flood, earthquake and cyber terrorism coverage, in such amounts and with such endorsements and/or coverages as Lender may require in its sole but reasonable discretion and in commercial good faith.

4.4       Certain Pre-Conditions. At the time of, and as a condition to, the Closing: (i) no Event of Default shall have occurred, and no event or circumstance shall have occurred that, with the giving of notice or passage of time, or both, would constitute an Event of Default; and (ii) no Material Adverse Change shall have occurred since the dates of the most recently delivered (to Lender) financial statements of Borrower.

4.5       Condition as to Lender’s Closing Costs and Expenses. As a condition to Lender furnishing any Loan Proceeds, Borrower hereby agrees to pay to Lender (or its designee) at Closing, in full and in cash, any and all Costs and Expenses incurred by or charged to Lender, and/or Lender’s agents, attorneys, consultants and/or representatives, in connection with the negotiation, preparation, execution and/or Closing of the Loan Documents and the satisfaction of the conditions precedent set forth herein and therein (including, without limitation, any and all reasonable Costs and Expenses incurred by or charged to Lender in connection with any review, valuation, appraisal, testing, screening, examination, title insurance policy premium and/or underwriting of or pertaining to the Loan, the Loan Documents and/or any Collateral).

5.       REPRESENTATIONS AND WARRANTIES. To induce Lender to make or extend any banking, credit and/or other financial accommodations available to Borrower as provided for under the Loan Documents—and, in the case of the Effective Date, to induce Lender to consent to the Acquisition Closing and allow the same to proceed—Borrower hereby makes the following representations and warranties to Lender and its Affiliates, each of which shall be true and correct in all material respects on and as of the Effective Date and the date of each advance or disbursement of any Loan Proceeds made hereunder (except to the extent such representation expressly relates to an earlier date), and all of which shall survive the execution and delivery of this Agreement:

5.1       Recitals; Purpose. The Recitals are true, accurate and correct in all material respects. The Loan Proceeds will be used or otherwise applied only for and in accordance with the Purpose set forth in Paragraph H of the Recitals.

5.2       Existence; Organization. Each Corporate Obligor and each of its Subsidiaries (i) is a corporation, limited liability company, limited partnership or other entity, (ii) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (iii) has the full power and authority, and (v) has any and all necessary Permits (including, without limitation, with respect to patents, trademarks, trade names and copyrights licensed and/or granted under any agreements), to: (A) enter into, execute and deliver any and all Loan Documents to which it is a party (and/or to which it or any of its assets is otherwise subject or bound by), and to pay and/or perform all of its Obligations thereunder in accordance with their respective terms; (B) own and operate its assets and respective Properties; and (C) conduct and carry on its business as and to the extent now conducted. Each Corporate Obligor is duly qualified to transact business and is in good standing as a foreign entity in each jurisdiction where the character of its business, and/or the ownership or use and operation of its assets or respective Properties, requires such qualification. Borrower has furnished (or caused to be furnished) to Lender true, complete and correct copies of the Charter Documents of or for each of the Corporate Obligors and their respective Subsidiaries, in each case as amended (and/or restated) and as presently in-effect. Except for the documents delivered to Lender in accordance with the immediately preceding sentence, there are no other shareholder agreements, voting agreements, operating agreements, or other contracts or agreements of any kind or nature that restrict, limit or in any manner impose obligations, restrictions or limitations on the governance of Borrower or any such Corporate Obligor or Subsidiary.

5.3       Authorization. Each Corporate Obligor and each of its Subsidiaries: (i) has full right, power and authority, and all necessary and appropriate organizational action has been taken on its part, to enter into, execute and deliver, and to perform all of its obligations, liabilities and undertakings (including, without limitation and as the case may be, the Obligations) under, all of the Loan Documents to which it is a party (and/or to which it or any of its assets is otherwise subject or bound by); and (ii) is capable of performing, and will perform, all the terms and conditions of all of the Loan Documents to which it is a party (and/or to which it or any of its assets is otherwise subject or bound by), together with any and all other written instruments and documents required or contemplated herein or therein to be executed it, in order to consummate the transactions contemplated hereby or thereby.

5.4       Enforceability. This Agreement constitutes, and each other Loan Document when delivered will constitute, a legal, valid and binding obligation of each Obligor party thereto, enforceable against each such Obligor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Borrower knows of no reason why the Obligors cannot perform any of their respective obligations, liabilities and undertakings (including, without limitation and as the case may be, the Obligations) under any of the respective Loan Documents to which they are a party (and/or to which they or any of their respective assets are otherwise subject or bound by).

5.5       Consents. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except for: (i) consents, authorizations, filings and notices expressly provided for herein (including as may be disclosed by Borrower in any Schedule hereto), which consents, authorizations, filings and notices have been obtained or made and are in full force and effect; and (ii) the filings referred to in Section 4.2.5 above. All applicable waiting periods in connection with the Acquisition have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Acquisition or the rights of any of the Corporate Obligors or their respective Subsidiaries to freely transfer or otherwise dispose of, or to create any Lien on, any assets now owned or hereafter acquired by any of them. The Acquisition will be consummated in accordance with the Acquisition Documents and applicable Requirements of Law.

5.6       No Contravention. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use or application of the Loan Proceeds will neither (i) violate any Requirement of Law or any Contractual Obligation of any Corporate Obligor or any of its Subsidiaries, nor (ii) result in, or require, the creation or imposition of any Lien on any of their respective assets pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Loan Documents). No Requirement of Law or Contractual Obligation applicable to any Corporate Obligors or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect.

5.7       No Litigation. No action, suit, litigation, investigation or proceeding of or before any arbitrator or other Governmental Authority is pending or, to the best of Borrower’s knowledge, threatened by or against any Corporate Obligor or any of its Subsidiaries or against any of its assets (i) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (ii) that could reasonably be expected to have a Material Adverse Effect, other than that set forth on Schedule 5.7 (the “Disclosed Litigation”), and there has been no adverse change in the status, or financial effect on Borrower or any other Corporate Obligor, or any of the Corporate Obligors’ respective Subsidiaries, of the Disclosed Litigation from that described on Schedule 5.7 hereto.

5.8       No Default. No (i) Event of Default has occurred that has not been waived by Lender, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute an Event of Default under this Agreement or any of the other Loan Documents; and (ii) Obligor or Subsidiary is in default (without regard to notice, grace or cure periods) under or with respect to any Contractual Obligation of such Obligor or Subsidiary that could reasonably be expected to have a Material Adverse Effect.

5.9       Title to Assets; Liens. Each Corporate Obligor and each of its Subsidiaries has (i) good and marketable title to all of its assets (including, without limitation, in the case of Borrower or any such other Corporate Obligors, the Mortgaged Properties set forth on Schedule 1.85 hereto), none of which are subject to any Liens except (A) the Liens created by the Loan Documents in favor of Lender and other Permitted Liens, or (B) as otherwise disclosed by Borrower to, and expressly permitted to exist by, Lender in writing; and (ii) the right to create the Liens pursuant to the Loan Documents to which it is a party (and/or to which it or any of its assets is otherwise subject or bound by).

5.10       Indebtedness. A true, correct and complete schedule of all Indebtedness of each Corporate Obligor and each of its Subsidiaries is attached hereto as Exhibit C. Except as otherwise set forth on Exhibit C on the Effective Date (and from time to time thereafter by amendment thereto made in accordance herewith): (i) there are no outstanding debt securities, notes, credit agreements, credit facilities or other contracts or instruments evidencing any Indebtedness of any Corporate Obligor or any of its Subsidiaries, or to which any Corporate Obligor or any of its Subsidiaries is or may become subject or bound by; and (ii) there are no financing statements filed with any Governmental Authority securing any obligations of any Corporate Obligor or any of its Subsidiaries, or filed in connection with any assets (including any Properties) of any Corporate Obligor or any of its Subsidiaries (except for financing statements filed in favor of Lender or otherwise in connection with Permitted Liens).

5.11       Intellectual Property Matters. Each Corporate Obligor and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted or proposed to be conducted. No material claim has been asserted and is pending by any Person challenging the use, validity or effectiveness of any Intellectual Property, nor is Borrower aware of any valid basis for any such claim. The use of Intellectual Property by each Corporate Obligor and each of its Subsidiaries does not materially infringe on the rights of any Person.

5.12       Tax Matters. Each Corporate Obligor and each of its Subsidiaries has filed, has caused to be filed or has been included in all federal, state and other tax returns that are required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, and all other taxes, fees or other charges imposed on it or any of its assets by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Corporate Obligor or its Subsidiary); no tax Lien has been filed, and, to the knowledge of Borrower, no claim is being asserted, with respect to any such tax, fee or other charge. No Corporate Obligor or any of its Subsidiaries is party to any tax sharing agreement, other than as expressly disclosed by Borrower in a Schedule hereto.

5.13       Margin Regulations. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no Loan Proceeds (including any drawings under any Letter of Credit) will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

5.14       Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (i) there are no strikes, lockouts or other labor disputes pending or, to the knowledge of Borrower, threatened against any Corporate Obligor or any of its Subsidiaries; (ii) hours worked by and wages paid to employees of each Corporate Obligor and its Subsidiaries have not violated the Labor Act or any other applicable Requirement of Law; and (iii) all payments due in respect of employee health and welfare insurance from any Corporate Obligor or its Subsidiaries have been paid or properly accrued on the books of the relevant Corporate Obligor or Subsidiary.

5.15       ERISA Matters. Each Plan is in compliance with ERISA, the Code and any Requirement of Law; neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of §412 or §430 of the Code or §302 of ERISA) has occurred (or is reasonably likely to occur) with respect to any Plan. No Single Employer Plan has terminated, and no Lien has been incurred in favor of the PBGC or a Plan. Based on the assumptions used to fund each Single Employer Plan, the present value of all accrued benefits under each such Plan did not materially exceed the value of the assets of such Plan allocable to such accrued benefit as of the last annual valuation date prior to the date on which this representation is made. No Corporate Obligor nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any “withdrawal liability” (within the meaning specified in Part I of Subtitle E of Title IV of ERISA) that could reasonably be expected to result in a material liability under ERISA in connection with any Multiemployer Plan, and no such Multiemployer Plan is (or is reasonably expected to be) terminated, in “reorganization” (within the meaning of §4241 of ERISA) or “insolvent” (within the meaning of §4245 of ERISA).

5.16       Investment Company Act; Other Regulations. No Corporate Obligor or Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended. No Corporate Obligor or Subsidiary thereof is subject to regulation under any Requirement of Law that limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.17       Subsidiaries; Equity Interests.

5.17.1       Except as expressly disclosed to Lender by Borrower in writing from time to time after the Effective Date, (i) Part A of Schedule 5.17 sets forth the name, address of principal place of business, jurisdiction of formation and U.S. taxpayer identification number of each Subsidiary (or in the case of a non-U.S. Subsidiary that does not have a U.S. taxpayer identification number, its unique identification number issued to it by its jurisdiction of formation) and, as to each such Subsidiary, the percentage of each class of Equity Interest owned by any Corporate Obligor; and (ii) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) relating to any Equity Interest of any Corporate Obligor or any Subsidiary thereof, except as set forth in Part B of Schedule 5.17 or as created by the Loan Documents.

5.17.2       All of the outstanding Equity Interests in each Corporate Obligor and each Subsidiary have been validly issued in compliance with all foreign, federal and state securities laws, are fully paid and non-assessable, and, with respect to any such Equity Interests owned by any Obligor, are free and clear of any and all Liens, except for those set forth in Part C of Schedule 5.17 and those created by the Loan Documents. As of the Effective Date, and except as otherwise expressly disclosed to Lender by Borrower in writing from time to time thereafter (including by way of an amendment to all or any portion of Schedule 5.17): (i) Part D of Schedule 5.17 sets forth all of the equity investments that each Corporate Obligor and each Subsidiary thereof has any in any other corporation, limited liability company or other entity or non-natural Person; (ii) Part E of Schedule 5.17 sets forth all outstanding registration statements with respect to any Corporate Obligor or any Subsidiary thereof, or any of their respective securities or other Equity Interests; and (iii) Part F of Schedule 5.17 sets forth all (A) outstanding comment letters from the SEC, any Principal Trading Market or any other Governmental Authority with respect to any securities or other Equity Interests of any Corporate Obligor or any Subsidiary thereof; and (B) agreements or arrangements under which any Corporate Obligor or any Subsidiary thereof is obligated to register the sale of any of its securities under the Securities Act.

5.18       Re-IPO; Issuance of Securities. In connection with any Re-IPO (if any), all shares sold in connection therewith will be duly authorized, duly issued, fully paid and non-assessable, and free from all Liens, claims, charges, taxes or other encumbrances with respect thereto, and will be sold in compliance with all applicable Requirements of Law (including all United States federal and state securities laws and the laws of any foreign jurisdiction applicable thereto). Any shares issuable upon conversion of any Rotman Family Note are or shall be duly authorized and, upon issuance, shall be duly issued, fully paid and non-assessable, and free from all Liens, claims, charges, taxes or other encumbrances with respect to the issue thereof, and will be issued in compliance with all applicable Requirements of Law (including all United States federal and state securities laws and the laws of any foreign jurisdiction applicable thereto).

5.19       OSHA and Environmental Laws. Except as otherwise disclosed (and/or caused to be disclosed) in writing by Borrower to Lender prior to the Effective Date or expressly provided for in any of the Loan Documents, to best of Borrower’s knowledge and belief: (i) Borrower and each Subsidiary have duly complied, and the Properties (including, without limitation, the Mortgaged Properties) and any other assets of Borrower or any such Subsidiary, and their respective businesses, are in compliance, in all material respects, with the provisions of OSHA and all applicable Environmental Laws; (ii) there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or any Subsidiary, or relating to any Properties (including, without limitation, any Mortgaged Properties) or any other assets of Borrower or of any Subsidiary, or any of their respective businesses, under OSHA or any applicable Environmental Laws; (iii) Borrower and each Subsidiary has been issued by all applicable Governmental Authorities all required Permits and/or written consents or authorizations relating to all applicable Environmental Laws, other than those the absence of which would not reasonably be likely to produce a Material Adverse Change, and other than those for which Borrower or any such Subsidiary has submitted to any such Governmental Authorities a true, correct and complete application which is presently pending (a copy of which shall be provided to Lender, if any); (iv) no (A) no Release of Hazardous Materials has occurred, nor does their presently exist any Threat of Release, at, under or within any Property (including, without limitation, any Mortgaged Property), excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and Environmental Laws, and then in proper storage containers and as are necessary for the operation of the business(es) of Borrower in the ordinary course; (B) underground storage tanks or polychlorinated biphenyls exist on or under any Property (including, without limitation, any Mortgaged Property); (C) Property owned, leased or otherwise controlled by Borrower or any Subsidiary (including, without limitation, any Mortgaged Property) has ever been used as or for a treatment, storage or disposal facility of Hazardous Materials; or (D) Hazardous Materials are present upon, under or within any Property (including, without limitation, any Mortgaged Property), excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and regulations of Governmental Authorities, and then in proper storage containers and as are necessary for the operation of Borrower’s or any such Subsidiary’s business in the ordinary course; and (v) neither Borrower, nor any Subsidiary, has assumed any liability of any other Person under any Environmental Laws, except as contemplated by the Loan Documents.

5.20       Accuracy of Information; Projections. Each Corporate Obligor has disclosed (or Borrower caused each Corporate Obligor to disclose) to Lender all agreements, instruments and organizational or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No statement or information contained in this Agreement or any other Loan Document, or any other document, certificate or statement furnished by or on behalf of any Obligor to Lender, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained, as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained herein or therein not misleading. The projections and any pro forma financial information (the “Projections”) included in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made; it being recognized by Lender that such Projections as to future events are not to be viewed as fact and that actual results during the period or periods covered by the Projections may differ from such projected results and such differences may be material. As of the Effective Date, the representations and warranties contained in the Acquisition Documentation are true and correct in all material respects.

5.21         Financial Statements; Vystar SEC Documents.

5.21.1       As of the Effective Date, the common stock of Vystar is not registered pursuant to Section 12(b) of the Exchange Act, but Vystar is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Vystar has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC (all of the foregoing, together with any and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “Vystar SEC Documents”). Vystar is current with its filing obligations under the Exchange Act, and all Vystar SEC Documents have been filed with the SEC as and when due, or Vystar has received a valid extension of such time of filing and has filed any such SEC Document prior to the expiration of any such extension. Vystar represents and warrants that true and complete copies of the Vystar SEC Documents are available on the SEC’s website (www.sec.gov), and Lender acknowledges that it may, at Borrower’s sole Cost and Expense, retrieve all Vystar SEC Documents from such website and that, for purposes of the Closing and the Vystar SEC Documents to be delivered in connection therewith, Lender’s access to such Vystar SEC Documents through such website shall constitute delivery of the Vystar SEC Documents to Lender; provided, however, that nothing in the immediately preceding sentence shall relieve Vystar of its covenants, duties and obligations to deliver to Lender true and complete copies of any Vystar SEC Documents at the time(s) and in the manner herein provided, and upon the request of Lender. As of their respective dates, the Vystar SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the Vystar SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such Vystar SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings prior the Effective Date, which amendments or updates are also part of the Vystar SEC Documents).

5.21.2       As of their respective dates, the consolidated financial statements of Vystar and its Subsidiaries included in the Vystar SEC Documents (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP, consistently applied, during the periods involved (except: (A) as may be otherwise indicated in such Financial Statements or the notes thereto; or (B) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements); and (iii) fairly present in all material respects the consolidated financial position of Vystar and all of its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.21.3       Except as hereinabove provided and/or otherwise provided in connection with the Vystar SEC Documents, each Obligor has furnished to Lender its most recent and current financial statements depicting its or their actual financial condition (collectively, the “Obligor Financial Statements”), all of which such Obligor Financial Statements (i) were, to the extent applicable to such Obligor, prepared in accordance with GAAP; and (ii) fairly and accurately presented the actual or projected financial condition of, and all material matters and transactions affecting the actual or projected operations (as applicable) of, such Obligor and/or its or their business(es) for the periods covered thereby. As of the dates of the Obligor Financial Statements (respectively), and except as otherwise reflected therein or in any footnotes thereto, no such Obligor had any material Indebtedness or other material liabilities or obligations (whether accrued, absolute, contingent or otherwise, whether due or to become due, including, without limitation, liabilities or obligations on account of taxes or other Governmental Charges).

5.22       No Material Adverse Effect. Since the respective date(s) of the (i) most recent financial statements filed as part of the Vystar SEC Documents, and (ii) Obligor Financial Statements, there has been no: (A) event or circumstance of any nature whatsoever that has resulted in, or could reasonably be expected to result in, a Material Adverse Change; or (B) transaction, event, action, development, payment or any other matter of any nature whatsoever entered into by Borrower other than in the ordinary course of business.

5.23       Insurance. The assets of the Corporate Obligors and their Subsidiaries (including, without limitation, the Properties and all Mortgaged Properties) are insured with financially sound and reputable insurance companies which are not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar business and owning similar assets in localities where the applicable Corporate Obligor or Subsidiary operates.

5.24       Finder’s Fees. Except as otherwise expressly disclosed in writing to Lender prior to the Effective Date, no Obligor has made any agreement or taken any action which may cause any Person to become entitled to a commission or finder’s fee as a result of, or otherwise in connection with, Lender’s making available to Borrower any Loan Proceeds and/or any other financial accommodations contemplated hereby or by any other of the Loan Documents.

5.25       Perfected Liens.

5.25.1       The Security Agreement is effective to create in favor of Lender, a legal, valid and enforceable security interest in the Collateral described therein and the proceeds thereof. In the case of the Collateral described in the Security Agreement, when financing statements and other filings described therein are filed or otherwise made in appropriate form with the appropriate Governmental Authorities (expressly including the respective offices of the Secretary of the Commonwealth of Massachusetts and the Secretary of the State of Georgia), the Security Agreement shall constitute a fully perfected First Priority Lien on, and security interest in, all rights, title and interest of Borrower (and/or, as the case may be, such other Corporate Obligor parties thereto) in such Collateral and the proceeds thereof, as security for the Indefeasible Satisfaction of the Obligations, subject only to Liens created or permitted under the Loan Documents and other Permitted Liens.

5.25.2       Each of the Mortgages is effective to create in favor of Lender, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed or recorded with the appropriate Registry or District of the Land Court (in the case of Massachusetts; or other applicable Governmental Authority office in case of any other jurisdiction), each such Mortgage shall constitute a fully perfected First Priority Lien on, and security interest in, all rights, title and interest of Borrower (or such other Corporate Obligors, as the case may be) in the Mortgaged Properties and the proceeds thereof, as security for the Indefeasible Satisfaction of the Obligations, subject only to Liens created or permitted under the Loan Documents and other Permitted Liens.

5.26       Patriot Act, OFAC, Anti-Terrorism Laws and Other Regulations. No Corporate Obligor or any Subsidiary or Affiliate thereof or, to the knowledge of Borrower, any of respective officers, directors, brokers or agents of any such Corporate Obligor, Subsidiary or Affiliate: (i) has violated any Anti-Terrorism Laws; (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering; (iii) is a Person that is, or is owned or controlled by Persons that are (A) the subject or target of any Sanctions, or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, (including, without limitation and currently, Cuba, Iran, North Korea, Sudan and Syria; (iv) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Person, or in any country or territory, that is the subject or target of any Sanctions, (v) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law; (vi) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or (vii) has been convicted of, or pleaded nolo contendere to, a “sex offense” against a “minor” (as such terms are defined in 42 U.S.C. § 16911 et seq.)

5.27       Solvency. Each Corporate Obligor and each Subsidiary thereof is now, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations, liabilities and undertakings (including, without limitation and as the case may be, the Obligations) incurred in connection with the execution and delivery of the Loan Documents (to which it is a party and/or to which it or any of its assets is otherwise subject or bound by) and the Acquisition Documents will be, Solvent.

5.28       Casualty. Neither the business nor the Properties of any Corporate Obligor or any of its Subsidiaries (including, without limitation, the Mortgaged Properties) are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God, or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

5.29       Certain Documents. Borrower has delivered to Lender true, complete and correct copies of any and all (i) Acquisition Documents, either in executed or, with respect to those Acquisition Documents to be executed simultaneously with the Closing, in (so-called) ‘execution-ready’ form; (ii) Rotman Family Notes currently in effect or outstanding; and (iii) Re-IPO Documents currently existing and in-effect (if any).

5.30       Business Combinations. No Corporate Obligor has ever merged or consolidated with, or acquired substantially all of the assets of, or otherwise effectuated any kind of Business Combination with, any other Person, except as set forth on Schedule 5.30.

5.31       Accuracy of Exhibits and Schedules. All information set forth on or within the Exhibits, Schedules and all other addenda hereto (including in any agreements or other documents that may be attached to any such Exhibits, Schedules or other addenda) is true, correct and complete in all respects.

6.       AFFIRMATIVE COVENANTS.

6.1       General Affirmative Covenants. For so long as any Obligations remain outstanding, Borrower hereby covenants and agrees, and shall cause each other Corporate Obligor and each of the Corporate Obligors’ respective Subsidiaries:

6.1.1       to execute and/or authenticate and deliver to Lender any writings, and do or cause to be done all things reasonably necessary, effectual or requested by Lender to carry into effect the provisions and intent of this Agreement and/or any other of the Loan Documents to which it is a party (and/or to which it or any of its property is otherwise subject or bound by), or to vest more fully in or assure to Lender (including, without limitation, all steps to create and perfect) the Liens granted to Lender and created by the Loan Documents, or to comply with any applicable Requirements of Law and to facilitate the collection of the Collateral, including, without limitation, the furnishing at such intervals as Lender may establish from time to time in its sole but reasonable discretion, of reports, financial data and analyses satisfactory to Lender in its sole but reasonable discretion, the Costs and Expenses of which shall be Borrower’s sole and exclusive responsibility;

6.1.2       to pay, or reimburse Lender immediately upon demand for paying, any and all Costs and Expenses and/or taxes incurred by Lender, its agents, counsel and/or representatives in connection with filing or recording any agreements, instruments or other documents in or with any and all offices, registries and/or Governmental Authorities (as the case may be) in which it is necessary to file or record so as to perfect to the satisfaction of Lender, determined in its sole discretion, Lender’s Liens on all or any part of the Mortgaged Properties and/or Collateral;

6.1.3       upon Lender’s written demand, to pay, or reimburse Lender for paying, all Costs and Expenses associated with Lender causing any agent or representative of Lender to conduct, after the Effective Date, any appraisal, examination (including any field exam), inspection, testing, screening and/or survey of any kind on, of or with respect to all or any part of any Collateral, Property (including, without limitation, any Mortgaged Property) and/or its business operations (as the case may be), and to permit or cause to be permitted (in each case upon reasonable prior notice and during customary business hours) Lender and/or any agent or representative of Lender to enter upon any such Property (including, without limitation, any Mortgaged Property), as applicable, for purposes of conducting the same, in each case if deemed reasonably necessary or advisable by Lender its sole but reasonable discretion (and in the exercise of good faith); provided, however, that, absent (i) the occurrence of any Event of Default that is not waived by Lender, or (ii) any change in any Requirements of Law applicable to Lender after the Effective Date, or directive to Lender by any Governmental Authority after the Effective Date, requiring more periodic or frequent appraisals, examinations, inspections, tests, screenings and/or surveys, the same shall be conducted no more frequently than one (1) time in any twelve (12) month period. After the occurrence of any Event of Default, unless the same shall be waived by Lender in accordance with the provisions of Section 10.2.1 below, Lender shall have the right to obtain or conduct (or cause to be obtained or conducted), at Borrower’s sole Cost and Expense, any such appraisals, examinations, inspections, tests, screenings and/or surveys as and when Lender may deem advisable in its sole but reasonable discretion;

6.1.4       when reasonably requested to do so from time to time after reasonable prior notice (and during customary business hours), to permit and make available (or cause to be permitted and made available) for inspection by Lender and/or its agents or representatives, at Borrower’s sole Cost and Expense, any books and records, and to permit (or cause to be permitted) Lender and/or any such agents or representatives to inspect, examine and make copies of or extracts from any such books and records; provided, however, that, absent (i) the occurrence of any Event of Default that is not waived by Lender, or (ii) any change in any Requirements of Law applicable to Lender after the Effective Date, or directive to Lender by any Governmental Authority after the Effective Date, requiring more periodic or frequent inspections, any such inspection at Borrower’s sole Cost and Expense shall be conducted no more frequently than one (1) time in any twelve (12) month period. After the occurrence of any Event of Default, unless the same shall be waived by Lender in accordance with the provisions of Section 10.2.1 below, Lender shall have the right to conduct (and/or cause to be conducted) any such inspections as and when Lender may deem necessary or advisable in its sole but reasonable discretion;

6.1.5       to take such steps as Lender may at any time reasonably direct, including, without limitation, the noting of Lender’s Liens on the Collateral and/or on any certificates of title therefor (if any), all to perfect, to the satisfaction of Lender (determined in its sole discretion), Lender’s continuing Liens granted under the Loan Documents, which such continuing Liens Borrower hereby confirms, reaffirms and acknowledges its grant thereof to Lender;

6.1.6       to cause each Guarantor to comply in all respects with any and all covenants and agreements set forth in each such Guarantor’s Guaranty and in each other of the Loan Documents to which such Guarantor is a party and/or to which such Guarantor or any of its property is otherwise bound;

6.1.7       to execute and deliver (and to cause each other Obligor to execute and deliver) such additional instruments, and to take (and to cause each other Obligor to take) such further action as Lender may reasonably request from time to time, and at any time, to effect the purpose of, or to carry out the terms of, this Agreement or any other of the Loan Documents;

6.1.8       to (i) duly observe and comply in all material respects with all applicable Requirements of Law; (ii) maintain in full force and effect all Permits necessary in any material respect for the proper conduct of its businesses; and (iii) keep the Properties and Collateral in good repair (including, without limitation, the Mortgaged Properties);

6.1.9       to (i) keep (or cause to be kept) the Properties and Collateral (including, without limitation, the Mortgaged Properties) insured, and to carry all other forms of insurance, in such amounts and with such deductibles as are customary in their respective industries, and (ii) deliver (or cause to be delivered) promptly to Lender any and all written policies, binders and certificates for any such insurance at or prior to Closing, and upon each renewal and/or establishment thereof;

6.1.10     to (i) preserve, renew and maintain (or cause to be preserved, renewed and maintained) in full force and effect its organizational existence in good standing, and (ii) comply with all Contractual Obligations, applicable Requirements of Law and the terms of its Charter Documents;

6.1.11     to duly and punctually perform or cause to be performed each and every part of the Obligations and all of the terms and conditions of the Loan Documents to which it is a party (and/or to which it or any of its assets is otherwise subject or bound by), and to not permit the acceleration of any Indebtedness owed by it to any Person (including, without limitation, Lender);

6.1.12     to furnish or cause to be furnished to Lender, within a reasonable time after Lender’s request, any information regarding (i) any of its business affairs and/or financial condition, (ii) the Obligations, and/or (iii) any Liens created by the Loan Documents;

6.1.13      to provide Lender with thirty (30) days’ prior written notice of any (i) change in its mailing address, (ii) change in the location of any its place(s) of business (as applicable), and/or (iii) establishment of any new, or the discontinuance of any existing, mailing address or place of business (as the context so permits);

6.1.14      except with Lender’s prior written consent or as otherwise provided for or permitted in any other of the Loan Documents (including, without limitation, the Security Instruments), to at all times keep: (i) proper books of account in which full, true and correct entries will be made of all transactions in accordance with GAAP, consistently applied and reasonably adequate to determine its financial condition and the results of its operations; (ii) Lender currently and accurately informed in writing of each location where its respective records relating to accounts and contract rights are kept, and to give Lender thirty (30) days’ prior written notice of the moving of any such records to another location; and (iii) the Collateral at the Properties (including, without limitation, the Mortgaged Properties) or at such other location(s) as may be expressly disclosed by such Corporate Obligor or such Subsidiary in writing;

6.1.15      to permit and authorize (or, as the case may be, cause to be permitted and authorized) Lender and Lender’s agents, representatives and attorneys to, directly contact and communicate with each accountant and attorney employed by it in connection with the review and/or maintenance of its Charter Documents, any of its books and records, and/or any preparation of any financial statements or other information or reports delivered (or caused to be delivered) by any such Corporate Obligor or any such Subsidiary to Lender;

6.1.16       to give prompt written notice to Lender of (i) any litigation or proceeding in which it or any other Obligor is a party; and/or (ii) the institution of any other suit or proceeding involving any it or any other Obligor that could be reasonably expected to produce a Material Adverse Change; and

6.1.17       to promptly notify Lender in writing (after becoming aware or obtaining knowledge) of the occurrence of: (i) each Event of Default hereunder; and (ii) each breach or default that continues beyond applicable notice and cure periods under any of its Contractual Obligations, except to the extent that such breach or default could not reasonably be expected to produce or result in a Material Adverse Change.

6.2       Covenant Relating to the Operating Account. Borrower hereby covenants and agrees that (i) each Corporate Obligor shall promptly open and establish with Lender its Operating Account (to the extent not already open and established immediately prior the Closing; e.g. in the case of Rotmans); and (ii) each Corporate Obligor shall maintain and keep its Operating Account active and in good standing with Lender at all times while any Obligations are outstanding. For purposes of the immediately preceding subclause (i) in this Section 6.2, the term “promptly” means, in the case of Borrower, on or substantially contemporaneously with the Effective Date, and in all other cases, upon or substantially contemporaneously with such Corporate Obligor’s execution and delivery of any Guaranty and/or Security Instrument.

6.3       Certain Covenants Concerning Additional Collateral and Subsidiaries. For so long as any Obligations remain outstanding, Borrower hereby covenants and agrees to, and shall cause each other Corporate Obligor and each of the Corporate Obligors’ respective Subsidiaries to:

6.3.1       Additional Collateral Generally. With respect to any property acquired after the Closing by any Corporate Obligor or any of its Subsidiaries that is intended to be subject to a Lien created by any Loan Documents (pursuant to and in accordance with the respective terms thereof), other than (i) property described in Sections 6.3.2 and 6.3.3 below, and (ii) any property subject to a Permitted Lien and as to which Lender does not have a perfected Lien, promptly, and in any event within thirty (30) days, after acquiring such property:

(a)       execute and deliver to Lender such supplements or amendments to the Security Agreement or such other documents Lender deems necessary or advisable to grant to Lender a security interest in such property; and

(b)       take all actions necessary or advisable to grant to Lender a perfected First Priority security interest in such property, including the filing of UCC-1 financing statements (and/or any continuations or amendments with respect thereto) in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by Lender.

6.3.2       Additional Real Property Collateral. With respect to any fee interest in any real property acquired after the Closing by any Corporate Obligor or any of its Subsidiaries, other than any such real property subject to a Lien expressly permitted by this Agreement, promptly, and in any event within thirty (30) days, after acquiring such property:

(a)       deliver title reports, and if requested by Lender in its sole but reasonable discretion, surveys and engineering, soil, environmental assessment and other reports, each in scope, form and substance reasonably satisfactory to Lender;

(b)       execute and deliver a First Priority Mortgage, in favor and for the benefit of Lender together with (i) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be specified by Lender in its sole but reasonable discretion) as well as a current ALTA survey (or, if satisfactory to remove any survey exceptions, a plot plan) thereof, together with a surveyor’s certificate, and (ii) any landlord consents or estoppels deemed necessary or advisable by Lender (in its sole but reasonable discretion) in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to Lender; and

(c)       if requested by Lender, deliver to Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Lender.

6.3.3       New Subsidiaries. With respect to any new Subsidiary created, acquired, formed, established, organized or incorporated after the Closing by any Corporate Obligor or any of its existing Subsidiaries, promptly, and in any event within thirty (30) days, after the creation, acquisition, formation, organization or incorporation of such new Subsidiary:

(a)       cause such new Subsidiary to (i) execute and deliver to Lender any such Security Instruments as Lender may require in its sole but reasonable discretion, and any joinders to the Security Instruments (expressly including, without limitation, executing a joinder to the Security Agreement); (ii) execute and deliver to Lender a Guaranty providing the for the continuing, irrevocable, absolute, unconditional and unlimited guarantee of the Indefeasible Satisfaction of all Obligations (and in such form as Lender may dictate or provide (or cause its counsel to provide)); and (iii) take all actions necessary or desirable to grant to Lender a perfected security interest in the Collateral described in the Security Instruments with respect to such new Subsidiary, including the filing of UCC-1 financing statements (and/or any continuations or amendments with respect thereto) in such jurisdictions as may be required by the Security Instruments or by law or as may be requested Lender in its sole but reasonable discretion;

(b)       if requested and deemed necessary or advisable by Lender (in its sole but reasonable discretion) execute and deliver to Lender such supplements or amendments to any Security Instruments (including, without limitation, the Security Agreement), or any such other documents, in each case acceptable to Lender and as it deems necessary or advisable (in its sole but reasonable discretion) to grant to Lender a perfected security interest in all of the Equity Interests of such new Subsidiary that is/are owned by any such Corporate Obligor or any other of its Subsidiaries;

(c)       deliver to Lender a secretary’s (or a manager’s, partner’s, trustee’s or other comparable) certificate of such new Subsidiary, together with Charter Documents and appropriate resolutions attached as exhibits or schedules thereto; and

(d)       if requested by Lender in its reasonable discretion, deliver to Lender legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Lender.

6.4       Financial Reporting Covenants. For so long as any Obligations remain outstanding, Borrower hereby covenants and agrees with Lender (and each of Lender’s Affiliates) to submit or cause to be submitted, as appropriate, to Lender (or, as the case may be, Lender’s specified designee or Affiliate) the following financial statements and/or other information:

6.4.1       Financial Statements for Borrower:

(a)       Within 120 days after Borrower’s fiscal year-end, CPA-prepared, review quality consolidated financial statements; provided, however, that in the event any such financial statements of Borrower have been then-audited by its independent certified professional accountants (CPA), or are otherwise then-available in or on an audit-quality or as-audited basis, Borrower shall deliver such audited financial statements to Lender.

(b)       Within thirty (30) days after the end of each calendar quarter, management-prepared financial statements for Borrower consisting of at least a balance sheet, income statement and statement of cash flows, in each instance submitted to Lender with a certificate signed by a Responsible Officer of Borrower indicating that such management-prepared financial statements are true, correct and complete in all material respects; and

(c)       Within ten (10) days after the end of each calendar month, a Borrowing Base Certificate in the form attached hereto as Exhibit B and signed by a Responsible Officer of Borrower, together with a (i) memo of returns and credits, (ii) remittance report, (iii) schedule of inventory, (iv) accounts receivable aging report, (v) accounts payable aging report, and (vi) such other supporting documents and materials, and/or any such other information, which Lender, in its sole but reasonable discretion, may require to be delivered together with such Borrowing Base Certificate (including, without limitation, as may be set forth in this Agreement and/or in any other of the Loan Documents).

6.4.2       Financial Statements for the Personal Guarantors:

(a)       On or before May 1st of each calendar year, a personal financial statement for each Personal Guarantor on Lender’s form (or on such other form approved by Lender), in each case with such substance, and in such detail, as is satisfactory to Lender in its sole but reasonable discretion.

6.4.3       Tax Returns of the Obligors: On or before May 1st of each calendar year, copies of the signed and as-filed (with the IRS) federal income tax returns of each of the Obligors for the immediately preceding calendar or fiscal year (as applicable), together with any and all supporting schedules, statements and amendments thereto, as prepared by certified public accountants selected by such Obligor and satisfactory to Lender in its sole but reasonable discretion; provided, however, that in the event that any such Obligor intends to file any such tax return on extension, such Obligor shall promptly, but in no event later than fifteen (15) days after filing any:

(a)       request for any such extension with the IRS, provide Lender with a complete signed and as-filed (with the IRS) copy of such Obligor’s request for extension form (e.g., IRS Form Nos. 4868 and 7004); and

(b)       such tax return on extension, provide Lender with a copy of such tax return, as-signed and as-filed (with the IRS), including all supporting schedules, statements and/or amendments thereto.

6.4.4       Additional Financial Information and Related Documents:

(a)       Substantially contemporaneously with the filing of any Vystar SEC Documents, true, correct and complete copies of the same or an electronic hyperlink to a secure portal from which Lender can download the same at no cost to Lender;

(b)       Copies of any and all Re-IPO Documents then-existing and in-effect (if any), in both draft and final form, substantially contemporaneously with Vystar’s execution, delivery, receipt, distribution or transmission thereof (as the case may be, and in any event, whichever is sooner);

(c)       Within seven (7) Business Days after Lender’s written request, a management-prepared rent roll for any one or more Mortgaged Properties that Lender may specify or provide with such request, in each case executed and delivered to Lender by a Responsible Officer of and for Borrower (and/or such other Corporate Obligor, as the context may provide); and

(d)       Any other financial statements, documentation and/or information that (i) may be required of or from any Obligor under and/or pursuant to any of the Loan Documents (including, without limitation, any Guaranty), and/or (ii) Lender may require and request in its sole but reasonable discretion from time to time from any Obligor, in each case in in form and substance, and in such detail, as is satisfactory to Lender (in its sole but reasonable discretion).

6.5       Financial Ratio Covenants. For so long as any Obligations remain outstanding, Borrower hereby covenants and agrees with Lender and each of Lender’s Affiliates to maintain or cause to be maintained on an annual and consolidated basis (as the case may be) the following (collectively herein referred to as, the “Ratio Covenants”), each of which shall be tested by Lender as of the end of each fiscal year of Borrower, and annually thereafter on a trailing twelve (12) month basis, utilizing Borrower’s financial statements and/or tax returns for such corresponding period(s) (as delivered to Lender at the time(s) and in the manner specified in Section 6.4 above):

6.5.1       Debt Service Coverage Ratio. A minimum Debt Service Coverage Ratio of not less than 1.25:1.00.

6.5.2       Senior Funded Debt Ratio. A maximum Senior Funded Debt Ratio of no greater than 1.00:1.00.

6.6         Certain Covenants Relating to Plans and ERISA. Borrower hereby covenants and agrees with Lender and each of Lender’s Affiliates that, for so long as any Obligations remain outstanding, Borrower shall, with respect to all Plans maintained by any Corporate Obligors and any of their respective Subsidiaries, cause each such Plan to be funded, and to cause to be paid all benefits when due, in accordance with all Requirements of Law, and furnish to Lender and/or cause to be furnished to Lender: (i) written notice of the occurrence of any Reportable Event, such notice to be given promptly, but in any event within five (5) days of the occurrence of a Reportable Event with respect to any such Plan; (ii) a copy of any request for a waiver of the funding standards or an extension of the amortization periods required under §412 of the Code and §302 of ERISA (as such sections have been or shall be amended, restated and/or otherwise modified from time to time), such copy to be furnished not later than the date of submission of the request to the U.S. Department of Labor, the IRS or any other Governmental Authority, as the case may be; (iii) a copy of any notice of intent to terminate any such Plan, such copy to be furnished no later than the date of submission to the PBGC; (iv) notice that Borrower will or may incur any liability to or on account of any such Pension Plan under §§4062, 4063, 4064, 4201 or 4204 of ERISA (as such sections have been or shall be amended, restated and/or otherwise modified from time to time), such notice to be given within the ten (10) days after Borrower (or, as the case may be, such other Corporate Obligor or any Subsidiary) knows or has reason to know thereof; and (v) no later than thirty (30) days after the date of filing, a copy of any annual report(s) of or for each such Plan that are required to be filed by any Corporate Obligor or any such Subsidiary with the IRS, PBGC, U.S. Department of Labor and/or any other applicable Governmental Authorities. Any notice to be provided to Lender, and/or caused to be provided to Lender, pursuant to this Section 6.6 shall include a certificate of a Responsible Officer of Borrower (or, as the case may be, such other Corporate Obligor or any Subsidiary) setting forth details as to such occurrence and the action, if any, which is required or proposed to be taken, together with any notices required or proposed to be filed with or by any Corporate Obligor or any Subsidiary, the PBGC, the IRS or the trustee and/or plan administrator with respect thereto.

6.7         Covenants Relating to OSHA and Environmental Laws. Borrower hereby covenants and agrees with Lender and each of Lender’s Affiliates that, for so long as any Obligations remain outstanding, Borrower shall, and shall cause each other Corporate Obligor and each of the Corporate Obligors’ respective Subsidiaries to: (i) ensure all of the Properties (including, without limitation, the Mortgaged Properties), businesses and other assets remain in material compliance with OSHA and all applicable Environmental Laws; (ii) ensure that no Hazardous Materials are placed (or permitted to be placed) on or within any of the Properties (including, without limitation, any of Mortgaged Properties), except as permitted by appropriate Governmental Authorities, and then only in compliance with applicable Environmental Laws; and (iii) provide immediate notice to Lender (followed by written notice which shall be received by Lender within five (5) days) after the occurrence of any Release or Threat of Release at or with respect to any of the Properties, the occurrence of which could be reasonably expected to produce a Material Adverse Change.

7.         NEGATIVE COVENANTS. For so long as any Obligations remain outstanding, except as otherwise expressly permitted herein or in any other of the Loan Documents or with Lender’s express prior written consent (not to be unreasonably delayed, but, in any event, granted or withheld in Lender’s sole but reasonable discretion), Borrower hereby covenants and agrees not to, nor cause or permit any Subsidiary to:

7.1       Limitations on Fundamental Changes; Business Combinations; Dispositions.

7.1.1       Directly or indirectly (i) enter into or consummate any Business Combination (except to the extent such Business Combination constitutes a Permitted Acquisition); (ii) liquidate, wind- up or dissolve itself; (iii) Dispose of (in one transaction or in a series of transactions, and whether voluntarily or involuntarily) all or substantially all of its assets (whether tangible or intangible; including, without limitation, any sale, transfer, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse); or (iv) acquire all or substantially all of the assets constituting a business, division, branch or other unit of operation of any Person, except to the extent such acquisition constitutes a Permitted Acquisition; or

7.1.2       Dispose of any of its property, whether now owned or hereinafter acquired, or, in the case of any Subsidiary, issue or sell any Equity Interests of such Subsidiary to any Person, except: (i) the sale or Disposition of machinery or equipment that is obsolete, worn-out, unused or not useful in the ordinary course business of Borrower or such Subsidiary (provided, however, that, in the event any such obsolete, worn-out, unused or not useful machinery or equipment was purchased or otherwise acquired, in whole or in part, with any Loan Proceeds, or is subject to any Liens in favor of Lender, any Disposition thereof shall only be made with and upon Lender’s express prior written consent); (ii) the sale of inventory in the ordinary course of business; (iii) Dispositions of assets between or amongst Borrower and any Subsidiary existing on or prior to the Effective Date (provided that Lender then-has an existing, or is then- granted, a First Priority perfected Lien in such property, and, in any event, Lender shall be provided with ten (10) days’ prior written notice thereof); (iv) the sale or issuance of any Subsidiary’s Equity Interests to Borrower (subject to the provisions of Section 6.3 above, as applicable, and, in any event, Lender shall be provided with ten (10) days’ prior written notice thereof); and (v) Dispositions of Cash Equivalents in the ordinary course of business and in a manner that is not prohibited by the terms of this Agreement.

7.2       Limitations on Capital Expenditures. Make or commit to make Capital Expenditures by lease, purchase or otherwise, except in the ordinary and usual course of business, and except for the purpose of replacing machinery, equipment or other personal property which, as a consequence of wear, duplication or obsolescence, is no longer used or necessary in the ordinary course of business, and, in all events, provided that fair consideration is received therefor in an arm’s length transaction.

7.3       Limitations on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other kind of Distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower or any of its Subsidiaries (collectively, “Restricted Payments”); provided, however, that: (i) a Subsidiary of Borrower may make a Restricted Payment to Borrower and any Subsidiary and/or any other Persons owning Equity Interests in such Subsidiary, so long as such Restricted Payment is made to Borrower, the Subsidiary and/or such other Persons ratably in accordance with their Equity Interests of the same class or series therein, and provided that such Restricted Payment to such other holders of Equity Interests in such Subsidiary is attributable only to cash flows of such Subsidiary; and (ii) so long as no Event of Default has occurred that has not been waived by Lender, and so long as no Event of Default would otherwise result therefrom or after giving effect thereto: (A) Borrower may repurchase shares of its common stock upon three (3) Business Days’ prior written notice to Lender; (B) Borrower may declare and pay dividends and make other Distributions and payments with respect to its Equity Interests if payable solely in its Equity Interests; (C) Borrower may purchase or otherwise acquire Equity Interests in any Subsidiary, using additional shares of Borrower’s Equity Interests only, upon three (3) Business Days’ prior written notice to Lender (and subject, in any event, to applicable provisions of Section 6.3 above); and (D) Borrower may (y) make repurchases or redemptions of its Equity Interests (1) in connection with the exercise of stock options or restricted stock awards if such Equity Interests represent all or a portion of the exercise price thereof, or (2) deemed to occur upon the withholding of a material portion of such Equity Interests issued to directors, officers or employees of Borrower or any Subsidiary under any stock option plan or other benefit plans or agreements for directors, officers and employees of Borrower and any such Subsidiary to cover withholding tax obligations of such Persons in respect of such issuance; and (z) make other Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers and employees of Borrower and any such Subsidiary.

7.4       Limitations on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase, hold or acquire any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except: (i) Investments in Cash Equivalents (provided that, at the time of any such Investment in Cash Equivalents, and after giving effect thereto, no Event of Default shall have occurred that has not been waived by Lender, or would result therefrom); (ii) advances made by any Corporate Obligor or any Subsidiary thereof to its employees with respect to expenses incurred or to be incurred by such employees in the ordinary course of business (expressly excluding, for the avoidance of doubt, advances for the repurchase of any Equity Interests), and which such expenses are customarily reimbursable by such Corporate Obligor or such Subsidiary in the ordinary course of business; (iii) intercompany Investments made by a Subsidiary in Borrower (provided that, at the time of any such intercompany Investment, and after giving effect thereto, no Event of Default shall have occurred that has not been waived by Lender, or would result therefrom; and provided further that Lender shall have (and Lender hereby expressly reserves) the right and option, exercisable at any time in Lender’s sole discretion, to require a Subordination Agreement with respect to any such intercompany Investments); (iv) extensions of trade credit in the ordinary course of business (provided that the payment terms of any such trade credit do not provide for a due date of more than sixty (60) days after the date on which such trade payable or account payable with respect to the same was created); and (v) Investments constituting Permitted Acquisitions.

7.5       Limitations on Liens and Indebtedness.

7.5.1       Create, incur, assume or suffer to exist any Lien, except Permitted Liens, upon any of its property, assets or revenues, whether tangible or intangible, whether now owned or in existence or hereafter acquired or created and wherever located; nor acquire or agree to acquire any assets subject to any Lien, except for Permitted Liens and the Liens created by the Loan Documents; nor make or enter into any agreement not to grant Liens for the benefit of any Person other than for the benefit of Lender or any Affiliate(s) of Lender;

7.5.2       Create, incur, assume, permit to exist, guarantee or otherwise become liable with respect to any Indebtedness, obligation or liability, whether joint or several, matured or unmatured, liquidated or unliquidated, direct or contingent, of any Person, except: (i) Indebtedness of Borrower or any other Obligor existing or arising under this Agreement and/or any other of the Loan Documents; (ii) Indebtedness constituting Subordinated Indebtedness that is subject to and permitted to exist under a Subordination Agreement (and then only in accordance with the terms and conditions thereof); (iii) Indebtedness incurred to finance the acquisition, construction or improvement of fixed or capital assets (including Capital Lease Obligations) secured by a PMSI (subject to and in accordance with the definition therefor provided by Section 1.102.9 above); (iv) Indebtedness of the Corporate Obligors and any Subsidiaries thereof existing on the Effective Date and listed on Exhibit C hereto, and any refinancings, modifications, renewals and extensions of any such Indebtedness (provided that (A) the principal amount of such Indebtedness shall not be increased from that amount outstanding at the time of such refinancing, renewal or extension, (B) the maturity of such Indebtedness shall at no time be shortened, and (C) if deemed necessary or advisable by Lender in sole but its reasonable discretion at the time of any such refinancing, renewal or extension, Borrower shall cause such Indebtedness to be subordinated to Lender pursuant to a Subordination Agreement); (v) Indebtedness of any Person that becomes a new Subsidiary after the Effective Date (provided that: (w) such Indebtedness exists at the time such Person becomes a new Subsidiary and is not created in contemplation of, or in connection with, such Person becoming a new Subsidiary; (x) Borrower complies (or causes compliance) with the applicable provisions of Section 6.3 above in respect of such Person that becomes a new Subsidiary and/or any such newly-acquired property as a result thereof; (y) the aggregate principal amount of such Indebtedness of such Person that becomes a new Subsidiary shall not exceed $100,000.00 at any time outstanding; and (z) if deemed necessary or advisable by Lender in sole but its reasonable discretion at the time such Person becomes a new Subsidiary, cause such Indebtedness to be subordinated to Lender pursuant to a Subordination Agreement); and (vii) Indebtedness that arises out unsecured trade payables incurred, created or assumed in the ordinary course of business and not past due for more than sixty-one (61) days after the date on which each such trade payable or account payable was created;

7.5.3       Except for or with respect to Indebtedness to Lender (and/or any Affiliate thereof) evidenced or created by Loan Documents or otherwise constituting all or any part of the Obligations, make any payments to any other Person in connection with any (i) Indebtedness for borrowed money, and/or (ii) Indebtedness secured by any of the Collateral; provided, however, that expressly excluded from the foregoing limitation shall be payments made by Borrower or any Subsidiary to third parties on account of (or with respect to) Indebtedness that are: (A) expressly permitted to be made with respect to any Subordinated Indebtedness that is subject to and permitted to exist under a Subordination Agreement (and then only in accordance with the terms and conditions thereof); and (B) related to or otherwise in connection with Permitted Liens, including PMSIs, in each case in accordance with, and subject to the terms and conditions contained within, the definition(s) therefor provided in Article 1 above; or

7.5.4       Permit any trade payable or other account payable to remain outstanding for more than sixty (60) days after the date such payable is due (or longer period if Borrower has a written agreement or other instrument expressly evidencing such longer trade terms).

7.6         Limitation on Optional Payments and Modifications of Debt Instruments.

7.6.1       Make or offer to make any optional or voluntary payment or prepayment on, or redemption, defeasance or purchase of any amounts (whether principal or interest) payable under, any Rotman Family Notes or any other Subordinated Indebtedness;

7.6.2       Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any of the terms of any Rotman Family Notes or any other Subordinated Indebtedness, other than any amendment, modification, waiver or other change which: (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon; and (ii) does not involve the payment of a consent fee;

7.6.3       Designate any Indebtedness (other than Indebtedness constituting the Obligations) as “Designated Senior Indebtedness” (or comparable term) for purposes of the Rotman Family Notes; or

7.6.4       Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any preferred stock constituting any Equity Interests, other than any amendment, modification, waiver or other change which: (i) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon; and (ii) does not involve the payment of a consent fee.

7.7        Limitation on Sales and Leasebacks. Enter into any arrangement with any Person whereby such Corporate Obligor or such Subsidiary shall sell or otherwise transfer any property or assets owned by it to (i) such Person and thereafter rent or lease such property or assets from such Person, or (ii) any other Person to whom funds have been or are to be advanced by such Person on the security of such property or assets or rental obligations of Corporate Obligor or such Subsidiary.

7.8       Limitation on Transactions With Affiliates. Enter into or be a party to any transaction including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is: (i) otherwise permitted by the terms of this Agreement; (ii) in the ordinary course of business of such Corporate Obligor or the relevant Subsidiary, as the case may be; and (iii) on fair and reasonable terms no less favorable to such Corporate Obligor or the relevant Subsidiary, as the case may be, than those that could have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person.

7.9       Limitation on Restrictions on Subsidiary Distributions. Except as otherwise contemplated herein or any other of the Loan Documents, enter into or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Borrower to: (i) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, Borrower or any other Subsidiary of Borrower; (ii) make loans or advances to, or Investments in, Borrower or any other Subsidiary of Borrower; and (iii) transfer any of its assets to Borrower or any other Subsidiary of Borrower, except for such encumbrances or restrictions existing under or by reason of: (A) any restrictions existing under the Loan Documents; and (B) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary.

7.10       Limitation on Negative Pledge Clauses. Enter into or permit to exist or become effective any agreement with any Person which prohibits or limits the ability of any Corporate Obligor or Subsidiary thereof to create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired other than: (i) this Agreement and any other Loan Document to which it is party or any refinancings thereof; and (ii) any agreements governing PMSIs or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

7.11       Limitation on Amendments to Material Agreements. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise): (i) any of its Charter Documents; or (ii) the terms and conditions of any material agreements (including any Acquisition Document).

7.12       Limitations on Changes in Fiscal Year, Lines of Business, Etc.

7.12.1        Change its fiscal year or enter into any business, directly or indirectly, except for those businesses in which Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto; provided, however, that Lender hereby acknowledges that, if not already accomplished or effectuated, all or part of Borrower intends to change its fiscal year-end to April 30; and provided further that any such change made to Borrower’s fiscal year-end, if not already accomplished or effectuated, shall be made and effectuated pursuant to and in accordance with Requirements of Law, and Borrower hereby covenants to provide Lender with prompt written notice thereof after the effectuation of any such change.

7.12.2         Without at least thirty (30) days’ prior written notice to Lender (or such shorter period as Lender may agree in writing) (i) add any new, or change any existing, offices or business locations; (ii) change its jurisdiction of organization; (iii) change its organizational structure or type; (iv) change its legal name; (v) change any existing, or adopt any new, fictitious business name; or (vi) change any organizational number (if any) assigned by its jurisdiction of organization.

7.13       Limitation on Becoming a General Partner. Become a general partner in any general or limited partnership or joint venture, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

7.14       Compliance With Requirements of Law; Anti-Terrorism Regulations.

7.14.1        Violate (or cause or permit any violation of) any (i) Anti-Terrorism Laws, or (ii) to extent any such violation could reasonably be expected to produce a Material Adverse Change, violate any other Requirements of Law;

7.14.2        Engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, or knowingly permit any of their respective Affiliates to engage in such actions or to violate any Anti-Terrorism Laws;

7.14.3        Use, directly or indirectly, any Loan Proceeds, or lend, contribute or otherwise make available any Loan Proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, is, or whose government is, the subject of Sanctions at the time of such funding, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including, without limitation, Lender or any Person now or hereafter participating in the Loan or Loan Documents, whether as underwriter, advisor, investor or otherwise); or

7.14.4        Directly or Indirectly (i) deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) knowingly permit any of their respective Affiliates to do any of the foregoing.

7.15        Furnishing of Truthful Information. Furnish, or knowingly permit to be furnished, to Lender any document of any kind that contains any knowingly untrue statement of material fact, or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

7.16        Limitation on Margin Securities. Directly or indirectly apply or permit be applied any Loan Proceeds to the purchasing or carrying of, or to the making loans to finance the purchase of, any Margin Securities.

7.17        Limitations Concerning ERISA. Permit any Plan, or any Corporate Obligor or Subsidiary (as the case may be), to: (i) engage in, effectuate or cause to be effectuated any “prohibited transaction” (as defined under ERISA); (ii) fail to pay by its due date any required installment under §430(j) of the Code with respect to any such Plan; (iii) incur any “accumulated funding deficiency” (as defined in §431 of the Code, or under ERISA), whether or not waived; or (iv) terminate in a manner which could result in the imposition of any Lien on any property assets of any Corporate Obligor or any Subsidiary (including, without limitation, any Collateral).

8.           DEFAULT.

8.1          Events of Default. With respect to any part of the Obligations which is not expressly stated to be payable on demand, and notwithstanding any provision to the contrary in any instrument evidencing any of the Obligations, the occurrence of any one or more of the following shall be an “Event of Default” under this Agreement and default under all other of the Loan Documents:

8.1.1        any failure by any Obligor to pay any amount of money at any time due from such Obligor under any of the Loan Documents, and such nonpayment continues for ten (10) days after the due date thereof;

8.1.2        any breach of or failure in the due observance or performance of any covenant, condition or agreement on the part of any Obligors to be observed or performed pursuant to this Agreement or any other of the Loan Documents, and (other than those to be observed or performed hereunder or thereunder in connection with (i) the payment of any amount of money by any Obligor, (ii) the maintenance or payment of any insurance policies or premiums by any Obligor, (iii) the maintenance of any Ratio Covenants, (iv) any Margin Securities and/or (v) any Hedging Contract, or otherwise those that are not capable of cure, in which case such failure shall immediately constitute an Event of Default hereunder without notice of an opportunity to cure; and, in any event, to which the remainder of this Section 8.1.2 shall not apply), the failure to cure (if curable) any such breach or failure within thirty (30) days after the sooner to occur of such Obligor becoming aware of such failure, or notice thereof by Lender to such Obligor or to Borrower; provided, however, that if such breach or failure is not reasonably susceptible of cure within said thirty (30) day period, then, so long as, in the sole but reasonable discretion of Lender, Borrower is diligently pursuing such cure (or causing such cure to be diligently pursued), Borrower shall have an additional period of time, not to exceed sixty (60) days in the aggregate (when coupled with such original thirty (30) day period), to effectuate such cure;

8.1.3        any failure by any Obligor to pay any amount of money and/or to observe or perform any other covenant, condition or agreement which is the obligation of such Obligor to Lender (or to any Affiliate of Lender) under any other existing or future note, mortgage, deed of trust, pledge, assignment, agreement, instrument or other document not referenced in Section 8.1.2 above, and such failure continues beyond the expiration of any applicable notice, grace or cure period therein provided; provided, however, that, such failure by such Obligor causes, or could be reasonably expected to result in, a Material Adverse Change;

8.1.4        any statement, certificate, report, financial statement, representation or warranty made and/or furnished by any Obligor in connection with the execution and delivery of any of the Loan Documents, or in compliance with the provisions thereof, or as inducement to Lender to make and extend any Loan Proceeds or to enter into any of the Loan Documents, proves to have been intentionally false or intentionally erroneous in any material respect as and when made;

8.1.5        any (i) failure by any Obligor to pay any Indebtedness due any third Persons, and such failure shall continue beyond any applicable notice, grace or cure period, or (ii) material default or breach by any Obligor under any agreement, instrument or other document binding such Obligor that continues beyond any applicable notice, grace or cure period therein provided; provided, however, that, in each case ((i) or (ii)), such failure or material default or breach by any such Obligor causes, or could be reasonably expected to result in, a Material Adverse Change;

8.1.6       the liquidation (full or partial) of Borrower or any other Corporate Obligor (if any);

8.1.7        the death of any Personal Guarantor, provided that such death causes, or could be reasonably expected to result in, a Material Adverse Change on a cumulative basis with respect to all remaining Obligors; and provided, further, that if, in the event Lender shall determine that any such Material Adverse Change shall have occurred, or be likely to occur, as aforesaid (and which determination shall be made in writing to Borrower), Borrower shall have the option, exercised by written notice from Borrower to Lender no later than the sooner to occur of (i) thirty (30) days after the date of such death, or (ii) any such determination by Lender as aforesaid, to present to Lender a substitute Guarantor—which substitute may be a natural or non-natural Person—for Lender’s consideration and, at Lender’s option, written consent thereto, which consent may be granted or withheld by Lender in Lender’s sole but reasonable discretion;

8.1.8       the occurrence of any Change in Control, or Borrower or any other Corporate Obligor shall discontinue business or materially change the nature of its business, without Lender’s express prior written consent;

8.1.9       the occurrence of any Insolvency Event with respect to any Obligor;

8.1.10     a judgment or judgments for the payment of money in excess of $75,000 shall be rendered against any Obligor, and any such judgment shall remain unsatisfied (undischarged) and in effect for any period of sixty (60) consecutive days without a stay of execution, or Borrower’s (i) posting of a bond, (ii) causing a standby letter of credit to be issued for the benefit of Lender (issued by a commercial banking institution, and in form and substance, reasonably acceptable to Lender), or (iii) posting of cash collateral, in each case of the immediately preceding subclauses (i) – (iii)) in an sum equal to 125% of the aggregate amount thereof;

8.1.11     a judgment creditor of any Obligor shall obtain possession of all or any portion of any collateral for the Obligations (including, without limitation, any Collateral) by any means (including, without implied limitation, levy, distraint, replevin, foreclosure, adverse possession or self-help), and such action is likely to produce or result in a Material Adverse Change;

8.1.12     Borrower shall incur any non-Lender Indebtedness without Lender’s express prior written consent; provided, however, that excepted from the foregoing shall be any such non-Lender Indebtedness that is expressly permitted herein and/or in any other of the Loan Documents, or is otherwise now or hereafter expressly permitted to exist in writing by Lender;

8.1.13     the occurrence of any uncured breach or default by any Obligor or obligee of Subordinated Indebtedness under any instruments or documentation evidencing, or providing for the subordination of (e.g., any Subordination Agreement), any Subordinated Indebtedness;

8.1.14     any casualty loss to any assets of any Corporate Obligor that, in Lender’s sole but reasonable determination (exercised and made in commercial good faith), (i) materially impairs or affects the economic utility of any Mortgaged Property and/or Collateral for the Obligations materially impairs or affects the economic utility of any Collateral for the Obligations, whether or not insured against, and (ii) is reasonably likely to produce or result in a Material Adverse Change;

8.1.15     any Guarantor shall fail to comply fully with the requirements of its Guaranty or any other of the Loan Documents to which it is a party, or give notice of or assert the termination, discontinuance, invalidity and/or unenforceability of its Guaranty;

8.1.16     The OTC Market changes Vystar’s designation to ‘No Information’ (Stop Sign),

‘Caveat Emptor’ (Skull and Crossbones), or ‘OTC’, ‘Other OTC’ or ‘Grey Market’ (Exclamation Mark

Sign), or Vystar shall otherwise be “de-listed” (or fail to be listed) on the Principal Trading Market (expressly excluding any such “de-listing” from the OTC Market that occurs in connection with, or as a result of, a simultaneous or substantially contemporaneous listing on any Primary Market);

8.1.17     the occurrence any “default” or “Event of Default” (howsoever any such terms may be used or defined) under any other of the Loan Documents that is not expressly waived by, or cured to the reasonable satisfaction of, Lender in accordance with the provisions of Section 10.2.1 hereof, and as further provided in Section 9.1 below.

8.2           Interpretation Regarding Events of Default. For purposes of this Agreement and any and all other Loan Documents: (i) in each instance in which the term “unwaived” is used or appears in conjunction or connection with, or otherwise in any context referring to, any one or more Events of Default (whether specified or unspecified; including, without limitation and for illustrative purposes only, phrases such as “upon the occurrence of any unwaived Event of Default”, “absent the occurrence of any unwaived Event of Default”, “if an Event of Default shall occur and be unwaived”, and other like phrases and the respective correlative meanings of the foregoing), it shall mean, in each such instance, that such Event of Default has not been waived by, or cured to reasonable satisfaction of, Lender pursuant to and in accordance with the provisions of Section 10.2.1 hereof; and (ii) any Event of Default shall be deemed to “continue” or be “continuing” upon the occurrence thereof and, unless and until such time as when any such Event of Default is waived or cured as provided in the immediately preceding clause (i), shall be deemed “unwaived” within the meaning hereof. This Section 8.2 (including any and all defined terms and their respective meanings herein contained), shall be deemed expressly incorporated into any and all Loan Documents between or among Lender and Borrower and/or any other Obligors, mutatis mutandis, by this reference.

9.             CROSSING PROVISIONS.

9.1           Cross-Default. Borrower hereby expressly acknowledges, agrees and confirms its full and complete understanding that: (i) the occurrence of any “default” or “Event of Default” (howsoever any such terms may be used or defined) that is unwaived under any of the Loan Documents shall constitute a default under all of the Loan Documents, regardless of whether or not any such Loan Documents explicitly so state; and that, upon the occurrence thereof, and unless waived or cured in accordance with Section 10.2.1 below, Lender, at its option exercisable in its sole discretion and without demand or notice of any kind (all of which are hereby expressly waived by Borrower): (A) may declare the entirety of the Obligations to be immediately due and payable (including, without limitation, the whole sum of unpaid principal and accrued interest then outstanding under the Note), (B) may exercise any one or more of its various and cumulative rights and remedies (whether alone or simultaneously) under any of the Loan Documents, at law or in equity, and (C) in so acting, shall in all events be deemed by all Obligors and any other Persons relying hereon to be acting in good faith and in a commercially reasonable manner; and (ii) if demand is made on any Note (whether by acceleration or default, at maturity or otherwise pursuant to the Loan Documents), all Obligations shall be immediately due and payable in full without further action of any kind, including, without limitation, notice, further demand or presentment to any Obligor (the same being hereby expressly waived by Borrower pursuant to its execution and delivery hereof, and by any such other Obligor’s execution and delivery to Lender of any Guaranty of the Obligations), and irrespective of whether any Event of Default has occurred and/or exists and is unwaived.

9.2          Cross-Guaranty. Borrower, by its execution hereof, and in consideration of Lender’s entering into this Agreement with Borrower and the performance of the Loan Documents, hereby voluntarily, absolutely, irrevocably, unconditionally and unlimitedly guarantees to Lender—as a primary, and not merely as a surety or a secondary, obligor and debtor—the Indefeasible Satisfaction of any and all liabilities, undertakings, Indebtedness, covenants, duties and obligations of each and all of the other Obligors to, or in favor or for the benefit of, Lender and/or any Affiliate of Lender of every kind, type and description, whether consisting of obligations to pay money or to perform any obligations, whether secured or unsecured, direct or indirect, absolute, certain or contingent, sole, joint or several, primary or secondary, matured or unmatured, due or to become due, now existing or hereafter arising, and whether held or to be held by Lender (and/or any Affiliate of Lender) for its own account or as agent for any one or more other Persons, whether created directly or acquired by assignment or otherwise, and howsoever acquired, created, evidenced, arising and/or memorialized, including, without limitation: (i) pursuant to any Loan Documents or otherwise pursuant to any other present or future agreements, instruments, certificates or other documents made, executed and/or delivered to, or in favor or for the benefit of, Lender (and/or any Affiliate of Lender) by, for or on behalf of any such other Obligors; and (ii) any and all interest, fees, Costs and Expenses incurred or charged by or to Lender and accruing or arising after the occurrence of any Insolvency Event that in any manner affects or could affect (A) any Obligor, (B) any Affiliate of any Obligor, and/or (C) any Person(s) now or hereafter owning any Equity Interests in any Corporate Obligor. Borrower hereby confirms, certifies, ratifies, acknowledges and agrees that the guaranty of Borrower made pursuant to this Section 9.2 is a continuing, irrevocable, absolute, unconditional and unlimited guaranty to Lender of payment and performance, and not merely a guaranty of collection, that constitutes a part of the Obligations, and the Indefeasible Satisfaction of which is secured by the Collateral and all of the Liens granted to, and/or in favor or for the benefit of, Lender under the Security Instruments and the other Loan Documents.

9.3          Cross-Collateralization. Borrower hereby expressly acknowledges, agrees and confirms its full and complete understanding that all of the Obligations shall be and hereby are cross-collateralized and secured (directly or indirectly) by: (i) all of the Collateral; and (ii) any and all other property and assets (whether tangible or intangible) of Borrower and/or any other of the Obligors that may be now or hereafter subject to any Liens in favor of Lender (expressly including, without limitation, any and all personal property, the Mortgaged Properties and any other real property subject to any Liens in favor of Lender pursuant to the Security Instruments), or in the possession of or in transit to, or pledged, assigned (whether collaterally or otherwise), mortgaged or granted to or in favor or for the benefit of, Lender (and/or any Affiliate of Lender) by Borrower and/or any other of the Obligors as collateral security for any Obligations and/or any other any obligations, liabilities or undertakings of any Obligors to or otherwise in favor of Lender and/or any Affiliate of Lender, whether consisting of payment or performance obligations, and whether now existing or at any time hereafter arising or acquired (and howsoever arising or acquired).

10.           RIGHTS AND REMEDIES; WAIVERS.

10.1         Rights and Remedies.

10.1.1     Acceleration. Upon the occurrence of any Event of Default that is unwaived, at Lender’s election and in its sole discretion: (i) all Obligations shall become immediately due and payable without notice or demand, except with respect to Obligations that, pursuant to their terms and conditions, are due and payable on demand, which shall be due and payable on demand irrespective of the occurrence or non-occurrence of any Event of Default; and (ii) any and all obligations on the part of Lender to make loans, advances, extensions of credit or other financial accommodations under any Loan Documents shall cease and terminate, and Lender shall thereupon be authorized and empowered to exercise any and all rights of foreclosure (as the case may be) and/or otherwise realize upon any collateral or security for the Loan covered by any of the Loan Documents; provided, however, that without limiting the generality of the foregoing, Lender may in its sole discretion, but without obligation, make any make loans, advances, extensions of credit or other financial accommodations after demand or the occurrence of any Event of Default hereunder, without thereby waiving Lender’s right to demand payment of the Obligations, and without becoming liable to make any other or further loans, advances, extensions of credit or other financial accommodations. Notwithstanding anything to the contrary contained in this Agreement or any other of the Loan Documents, Lender shall not be deemed to have waived any right(s) which Lender may have under any provisions of the Bankruptcy Code to file a claim for the full amount of the Indebtedness evidenced and secured by the Loan Documents, or to require that all Collateral shall continue to secure the repayment of all Obligations owing to Lender in accordance with the Loan Documents.

10.1.2     Cumulative Rights and Remedies. All rights and remedies of Lender, whether provided for herein, in any other of the Loan Documents and/or as otherwise conferred by law or in equity, are cumulative in nature, and not exclusive, and may be exercised alone or simultaneously; and the provisions of, and rights and remedies of Lender under, this Agreement supplement those contained in or provided by the other Loan Documents, and nothing contained herein or therein shall derogate from any of the rights or remedies of Lender hereunder or thereunder. Upon the occurrence of any Event of Default, all rights, powers and privileges of, or afforded to, Lender as provided anywhere in this Article 10, and all other remedies available to Lender under this Agreement, under the Security Instruments and/or any other of the Loan Documents, or at law or in equity, may be exercised by Lender at any time and from time to time, alone or simultaneously, whether or not any Indebtedness evidenced and secured by the Loan Documents shall be due and payable, and whether or not Lender shall have instituted any foreclosure proceedings or other action for the realization upon any Collateral, and/or the enforcement of any of Lender’s rights hereunder or under any other of the Loan Documents.

10.2         Waivers.

10.2.1     All Waivers in Writing; Non-Waiver; No Course of Dealing. No (i) Event of Default or demand shall be waived by Lender, except and unless such waiver is in writing and signed by a duly authorized officer of Lender, and which writing makes explicit reference to the Event of Default or demand so waived; (ii) waiver by Lender of any Event of Default or of any demand shall operate as a waiver of any other Event of Default or of any other demand, or of the same Event of Default or demand on any other occasion; (iii) delay or omission on the part of Lender in exercising any right under any of the Loan Documents shall operate as a waiver of such right or of any other right of Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion; (iv) course of dealing and no delay or omission of Lender in exercising or enforcing any of its rights, powers, privileges, remedies, immunities or discretion under the Loan Documents or under any Requirements of Law shall constitute a waiver thereof; and (v) other agreement or transaction of any nature entered into by the Parties at any time (whether before, or after, the Effective Date) shall be construed in any particular way as a waiver, modification or limitation of any of Lender’s rights, powers, privileges, remedies, immunities or discretion under any one or more Loan Documents or any Requirements of Law, and no provision(s) in any Loan Document shall be construed as a waiver, modification or limitation of any of rights, powers, privileges, remedies, immunities or discretion of Lender under any such other agreement or transaction between or among Lender and Borrower and/or any other Obligors.

10.2.2     General Waivers. Borrower hereby waives notice of intent to accelerate, notice of acceleration, notice of nonpayment, demand, presentment, protest or notice of protest of the Obligations, and any and all notices and demands in connection with any enforcement of any of Lender’s various and cumulative rights and remedies under the Loan Documents; and Borrower hereby consents to, and waives notice of release and all other notices, with or without consideration, of any Obligor or of any Collateral, and/or of any renewals or extensions of time of payment with respect to any Indebtedness constituting all or any part of the Obligations; and Borrower generally waives any and all suretyship defenses and defenses in the nature thereof. The waivers provided and/or otherwise made anywhere under this Article 10 by Borrower (and/or any other Obligor, as the case may be) shall not serve as a limitation upon, nor derogate from, any other waivers provided for or made by Borrower (and/or any other Obligor, as the case may be) in this Agreement or any other of the Loan Documents.

10.2.3     Waiver of Automatic Stay. In the event Borrower shall at any time while any Obligations are outstanding become a “debtor” or “debtor-in-possession” under any provision of the Bankruptcy Code, whether by Borrower’s voluntary petition, or through the grant of an order for relief on an involuntary petition against Borrower, or otherwise on account of any other Insolvency Event affecting Borrower that constitutes an Event of Default hereunder, Borrower, to the extent not expressly prohibited by Requirements of Law (and, if so prohibited, then to the maximum extent permitted thereby), hereby unconditionally and expressly: (i) consents to the entry of an order granting Lender relief from the so-called “automatic stay” provisions of the Bankruptcy Code, upon Lender’s motion, complaint or other pleading pursuant to which Lender seeks to exercise its rights to foreclose on, realize upon and/or liquidate all or any part of the collateral or security for the Obligations and apply the proceeds thereof to reduction of the Obligations; and (ii) waives any and all rights Borrower may have to object to and/or defend against such motion, complaint or other pleading, including, without limitation, any assertion or contention that Borrower, as a debtor or debtor-in-possession in any proceeding under the Bankruptcy Code, is able to provide adequate protection against any diminution in the value of any Collateral in any such proceeding. The foregoing consent to Lender’s relief from such automatic stay, and the waiver of Borrower’s rights to object, defend and/or offer any adequate protection response to any of Lender’s motions, complaints or other pleadings seeking relief from such automatic stay in any such proceeding under the Bankruptcy Code, (A) is subject to the approval of the bankruptcy court in which any such proceeding is then pending or before; and (B) each constitute material inducements to Lender to make and extend to Borrower the Loan and/or any other financial accommodations that may be contemplated by the Loan Documents, and which inducements and the materiality thereof Borrower hereby expressly acknowledges.

10.2.4     Waiver of Certain Damages. To extent not expressly prohibited by Requirements of Law (and if so prohibited, then to the maximum extent permitted thereby), (i) Borrower hereby agrees not to assert, and Borrower hereby expressly waives, any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, all or any part of the Loan or the use of proceeds thereof, and/or otherwise in respect of the Obligations; and (ii) no Indemnified Party shall be liable to Borrower or any Affiliates thereof for any damages arising from the use of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any other of the Loan Documents or the transactions contemplated hereby or thereby by unintended recipients.

11.           MISCELLANEOUS.

11.1         Multiple Borrowers. If at any time Borrower is comprised of more than one entity or other Person (including, without limitation and for the avoidance of doubt, on the Effective Date in the case of Rotmans and Vystar), all of the Obligations shall be joint and several as among each and all such Persons, and each reference in any of the Loan Documents to “Borrower” shall be (and hereby is) deemed to refer to each such Person constituting Borrower individually and also to all such Persons jointly; provided, however, that the release by Lender of any one such Person shall not release any other Person obligated on account of the Obligations (whether in whole or in part), or any of them. Any and all present and future debts or obligations of any one such Person to any other Person constituting, and/or owning or holding any Equity Interests in or of, Borrower are hereby subordinated to the Indefeasible Satisfaction of all Obligations (except as may be otherwise expressly provided in any Subordination Agreement directly applicable to such debts or obligations). No Person directly, indirectly or contingently liable for any Obligations may seek contribution from any other Persons also so liable, unless and until all Obligations to Lender of the Person from whom contribution is sought shall have been Indefeasibly Satisfied; and notwithstanding the existence of any “reimbursement and indemnity agreement”, “contribution agreement” or “indemnity agreement” (or similarly-titled agreement(s) of like import and effect) privately executed between or among any such Persons (and irrespective of whether any of the same may be disclosed or undisclosed to Lender). Except as otherwise expressly provided in a writing signed by a duly authorized officer of Lender, the release or compromise by Lender of any Collateral or other security for any payment and/or performance of the Loan, the Loan Documents and/or any of the Obligations shall not release any such Person directly, indirectly or contingently liable for all or any part of the Obligations.

11.2         Indemnification. Borrower shall and hereby agrees to, at its sole and exclusive cost and expense, indemnify, defend and hold harmless Lender and each and all other Indemnified Parties from and against any and all claims, demands, judgments, fees, charges, disbursements, Costs and Expenses (including, without limitation, such Costs and Expenses of legal counsel and other professionals), losses, damages and/or liabilities incurred or suffered by any one or more Indemnified Parties as a consequence of any legal action or other proceeding initiated by any Person who or which is not a signatory to this Agreement (at all trial and appellate levels, and including in the event of any settlement of any of the foregoing; and with attorneys, consultants and experts acceptable to Lender and/or any such Indemnified Parties in its/their sole discretion), provided that such action or proceeding arises directly or indirectly in connection with any of the Loan Documents, any of the Obligations or Obligors, or any collateral or security for the Obligations (including, without limitation, any Collateral); and provided further that such indemnity shall not, as to any Indemnified Party, be available to the extent that such claims, demands, judgments, fees, charges, disbursements, Costs and Expenses, losses, damages and/or liabilities (i) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party, or (ii) result from a claim brought by any Obligor against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any Loan Document, if such Obligor has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Irrespective of the generality of the immediately preceding sentence, Borrower hereby expressly acknowledges and agrees that, notwithstanding that Lender was the only Indemnified Party to execute this Agreement, each of the Indemnified Parties shall be a third party beneficiary of, and each shall be permitted to enforce the indemnities and all other provisions of, this Section 11.2 against Borrower and all other Obligors.

11.3         Certain Amounts Due and Payable Upon Demand. Except as otherwise expressly provided herein or in any other of the Loan Documents, any amounts due hereunder or thereunder which are expressly specified (in any provisions or context describing or referring to such amounts) as being due and payable by Borrower (or any other of the Obligors, as the case may be) on or upon demand shall: (i) constitute a part of the Obligations; (ii) be Indebtedness secured by the Liens of the Loan Documents; and (iii) bear interest (whether before or after judgment) at the Default Rate from the date such amounts are demanded until the same shall be paid in full.

11.4          Time is of the Essence. Time is of the essence with respect to this Agreement and all other of the Loan Documents, and the prompt payment and performance of the Obligations.

11.5          Costs and Expenses. Borrower shall, and Borrower hereby expressly covenants, agrees and promises to pay upon Lender’s demand any and all Costs and Expenses now or hereafter incurred by or charged to Lender, and/or any of Lender’s Affiliates, legal counsel, agents, accountants, auditors, consultants and/or representatives, in connection with: (i) any analysis or review of any financial statements, the underwriting of the Loan and/or Closing of the Loan Documents by Lender or any Affiliate thereof; (ii) any preparation, negotiation, review, amendment, modification, interpretation, administration, printing, servicing, syndication, participation, development, execution and/or performance of the Loan and/or any of the Loan Documents; and/or (iii) protecting or enforcing any of Lender’s rights as against any one or more Obligors, or as against any property from time to time held or treated as Collateral for the Obligations, or which results from any claim or action by any Person against Lender which would not have been asserted were it not for Lender’s relationship with Borrower and/or any other of the Obligors (pursuant to the Loan Documents or otherwise). Any and all Costs and Expenses referenced in the immediately preceding clauses (i) – (iii) shall: (A) except as otherwise provided herein (including in Sections 3.10 and/or 4.5 above), be due and payable by immediately upon Lender’s demand therefor; (B) accrue interest at the Default Rate from the date of such demand until Indefeasibly Satisfied; (C) be Indebtedness that constitutes a part of the Obligations, and the Indefeasible Satisfaction of which is secured by all of the Liens in favor of Lender under the Loan Documents. If not paid immediately upon Lender’s demand therefor (or otherwise within any time period thereafter as may be specified herein, including in Sections 3.10 and/or 4.5 above), Borrower hereby expressly authorizes Lender (but Lender shall have no obligation) to promptly pay any and all such Costs and Expenses by charging, debiting and/or drawing the amounts thereof to, from and/or against any one or more depository, loan and/or credit accounts of Borrower maintained with Lender, including, without limitation, any Operating Account of Borrower.

11.6         Indefeasible Satisfaction. The Parties hereby acknowledge and agree that, notwithstanding anything herein or in any other Loan Documents to the contrary, the “Indefeasible Satisfaction” of all Obligations shall not be deemed to have occurred unless and until: (i) all Indebtedness constituting the Obligations has been paid in full and in cash; (ii) no Person has any further right to obtain any loans, letters of credit or other extensions of credit under the Loan Documents; (iii) any and all letters of credit issued under or pursuant to any Loan Documents or in connection with the Obligations have been cancelled and returned (or backed by standby letters of credit (issued by a commercial banking institution, and in form and substance, reasonably acceptable to Lender) or cash collateralized, in each case in an amount equal to 105% of the face amount of such letters of credit); (iv) any and all obligations with respect to any Banking Services have been cancelled, or (A) backed by standby letters of credit (issued by a commercial banking institution, and in form and substance, acceptable to Lender in its sole but reasonable discretion), or (B) cash collateralized, in each case ((A) or (B)) in an amount determined by Lender (in its sole but reasonable determination) as is sufficient to fully satisfy and pay, in cash, the estimated credit or monetary exposure with respect to such Banking Services; (v) all amounts owed, and all obligations under, each Hedging Contract have been fully satisfied and paid, in cash, and terminated (or, in the case of any swap agreement constituting a Hedging Contract, the posting of acceptable substitute collateral to the counterparty to such swap agreements in accordance with the terms thereof, or the novation of such swap agreement to third parties); and (vi) any Costs and Expenses and contingent indemnification obligations which are not yet due and payable, but with respect to which a claim has been asserted, or could in Lender’s reasonable determination (made in the exercise of commercial good faith) be reasonably expected to be asserted, are (y) backed by standby letters of credit (issued by a commercial banking institution, and in form and substance, reasonably acceptable to Lender), or (z) cash collateralized, in each case ((y) or (z)) in an amount estimated by Lender, in its sole but reasonable estimation, to be the amount of Costs and Expenses and contingent indemnification obligations that may become due and payable.

11.7         Increased Costs; Capital Adequacy. If, after the Effective Date, Lender shall have reasonably determined in good faith that the adoption of any Requirement of Law regarding or applicable to the capital adequacy of Lender, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Lender with any policy, guideline, directive or request regarding capital adequacy of any such Governmental Authority, has or would have the effect of reducing the rate of return on the capital of Lender as a consequence of the obligations or commitments of Lender in respect of all or any part of the Loan to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the policies of Lender or with respect to capital adequacy immediately before such adoption, change or compliance) by an amount reasonably deemed in good faith by Lender to be material, then Lender shall notify Borrower thereof, and Borrower shall thereupon pay to Lender from time to time as specified by Lender (in each instance) such additional amounts as shall be sufficient to compensate Lender for such reduced return, each such payment to be made by Borrower within fifteen (15) Business Days after each demand therefor by Lender. A certificate in reasonable detail, signed by an officer of Lender, describing the event(s) giving rise to such reduction and setting forth the amount to be paid to Lender pursuant to this Section 11.7, together with a good faith calculation of such amount, shall accompany any such demand and, in the absence of manifest error, shall be conclusive. In determining and/or calculating any such amount, Lender shall act reasonably and in good faith, and will use any reasonable averaging and attribution methods.

11.8         Set-off; Attorney-in-Fact.

11.8.1     Lender may, and is hereby expressly authorized by Borrower, without advance notice to Borrower (any such notice being hereby expressly waived by to the maximum extent permitted by applicable law), to set-off and apply any and all deposits at any time and from time to time held by, and any other Indebtedness at any time and from time to time owing by Lender to, or for the credit or the account of, Borrower against all or any part of the Obligations, whether or not such Obligations have matured. and irrespective of the occurrence or non-occurrence of any Event of Default or whether Lender has exercised any other rights that it has or may have with respect to any such Obligations (including, without limitation, any acceleration rights). Lender agrees within a commercially reasonable time to notify Borrower in writing after any such set-off and application; provided, however, that any failure by Lender to give any such written notice shall not affect the validity of such set-off and application. The rights of Lender under this Section 11.8 are in addition to, and not in limitation of, any and all other rights and remedies (including, without limitation, other rights of set-off) which Lender may have hereunder or under any other of the Loan Documents, at law and/or in equity.

11.8.2     Borrower hereby appoints Lender as its attorney-in-fact (without requiring Lender to act as such) and hereby grants Lender full power, after the occurrence of any Event of Default, to do any and all things and acts necessary to implement and execute any powers or rights granted to Lender under this Agreement and/or under any other of the Loan Documents; and Borrower shall, and Borrower hereby expressly does, forever release Lender and all other of the Indemnified Parties from any and all liability, claims, damages and losses arising from any act or acts (or omission(s), as the case may be) hereunder or thereunder, or in furtherance hereof or thereof, except any liability arising out of Lender’s or any such Indemnified Party’s gross negligence, fraud or willful misconduct.

11.9       Survival. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto), and in any certificate delivered pursuant hereto or thereto, shall survive the execution and delivery of this Agreement and the making of any Loan hereunder. Without limiting the immediately preceding sentence (and for the avoidance of doubt, all covenants, agreements, representations and warranties made by Borrower (or, as the case may be, any other Obligor) in this Agreement pertaining to and/or arising under Section 11.2 and/or Section 11.5 above shall survive termination of the Loan Documents and the payment in full of the Obligations.

11.10      Binding Effect; Assignment. The Parties intend that this Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the Parties. Borrower hereby expressly acknowledges and agrees that Borrower has no right whatsoever to assign any of its rights or obligations under any of the Loan Documents to which Borrower is a party (and/or to which Borrower or its assets are otherwise bound) without the express prior written consent of Lender.

11.11      Construction; Ambiguity; Interpretation.

11.11.1   The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement or instrument, note or other evidence of liability of any Obligor now or hereafter held by Lender, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent Lender from enforcing any or all other guaranties, pledges or security agreements or instruments, notes or other evidences of liability in accordance with their respective terms. Borrower hereby acknowledges that the Parties and their respective attorneys have reviewed and negotiated all of the Loan Documents, and agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any other of the Loan Documents. Except as otherwise expressly provided in this Agreement or any of the other Loan Documents, whenever Lender’s prior consent, permission or authorization is required to be obtained under any of the Loan Documents as a condition to any action, inaction, event or circumstance by Borrower or any Obligor, Lender shall be and is hereby expressly authorized to give, withhold or deny such consent in its sole, absolute and unfettered discretion, and to condition its consent, permission or authorization upon the giving of additional Collateral, the providing of additional information, the payment of money or any other matter.

11.11.2    The title(s), headings and captions of or within, and the cover sheet and table of contents to, this Agreement have been inserted for convenience of reference only and in no way are intended to define, limit, extend, affect and/or conscribe the scope of this Agreement or the meaning or intent of any of its, or any other Loan Document’s, provisions. Whenever the context requires or permits herein or under any other of the Loan Documents, the singular shall include the plural, the plural shall include the singular and the masculine, feminine and neuter shall be freely interchangeable. As used in this Agreement and all in other Loan Documents, the following rules of construction shall apply (unless the context otherwise specifies): (i) the phrase “breach of a representation” includes a misrepresentation and the failure of a representation to be accurate; (ii) “include”, “includes”, “including” and any other words or phrases of inclusion shall be deemed to be followed by the phrase “without limitation”, it being intended that any references to “included” matters will be regarded as non-exclusive, non-characterizing illustrations; (iii) “copy” or “copies” means that the copy or copies of the material(s), document(s) and/or information to which it relates are true, accurate and complete; (iv) all references to articles, sections, exhibits and schedules shall be construed to refer to articles and sections of, and exhibits and schedules to, the Loan Document in which such references appear; (v) “will” is intended to (and shall) have the same meaning and effect as the word “shall”, and thus connotes an obligation and an imperative, and not a futurity; (vi) any reference to any law or, as the case may be, any Requirement of Law, shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law or Requirement of Law or any succeeding law or Requirement of Law, and any reference to any law or Requirement of Law shall refer to such law or Requirement of Law as amended, restated, succeeded, modified or supplemented from time to time; (vii) any reference to any Person shall be construed to include such Person’s successors, assigns, legal representatives, administrators and, in the case of a natural person, shall include such natural person’s heirs, executors, legal representatives and estate; (viii) the words “herein”, “hereof”, “hereunder” and “herewith” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof; (ix) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to all tangible and intangible assets, and properties, including interests in real and personal properties, and cash, securities, accounts, general intangibles, Intellectual Property, and contract and license rights; (x) the phrase “may not” is intended to be prohibitive and not permissive; (xi) the use of the connective “or” is not intended to be exclusive; (xii) and the phrase “and/or” means one or the other, or both, or any one or more or all, of the things, items, circumstances, events, matters or Persons in connection with which the conjunction is used.

11.11.3    Without limiting the foregoing or any provisions of Section 11.17 below, Borrower hereby acknowledges and agrees that the words “execution”, “signed”, “signature” and words of similar import in any Loan Document shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.) or any other similar state laws based on the Uniform Electronic Transactions Act.

11.12       Relationship of the Parties. For the avoidance of doubt, and for purposes of this Agreement and all other of the Loan Documents, the Parties hereby expressly acknowledge and agree that: (i) none of the Obligors, nor any of the Obligors’ respective Affiliates, shall be deemed to be an “Indemnified Party” within the meaning of Section 1.64 above; (ii) the relationship between Lender and Borrower is only that of a secured party and debtor, respectively; and (iii) the Obligors and their respective Affiliates on the one hand, and Lender and its respective Affiliates on the other hand, are not (and shall not hold themselves out, nor shall they be deemed, to be) agents, employees, joint venturers, Affiliates and/or partners of each other.

11.13       Severability. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein.

11.14        Notices. All notices, demands, requests, consents or approvals (collectively, for purposes of this Section 11.14, a “Notice”) required, permitted, contemplated or desired to be given hereunder shall be in writing, and shall be deemed to have been validly and sufficiently served, given and delivered: (i) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States mail, first class, registered or certified mail, return receipt requested, and with proper postage prepaid; (ii) one (1) Business Day after transmission, when sent by facsimile or electronic mail with confirmation of receipt (e.g., a so- called “read” or “delivery” receipt); (iii) one (1) Business Day after deposit with a reputable overnight commercial courier with all charges prepaid, and with prepaid delivery confirmation service; or (iv) when delivered, if hand-delivered by messenger, all of which shall be addressed to the Party to be notified and sent to the mailing address or email address indicated below:

IF TO BORROWER: Vystar Corp. 101 Aylesbury Road Worcester, MA 01609 and/or MURIDA FURNITURE CO. 725 Southbridge Street Worcester, MA 01610 Attn: Steven Rotman, President Email: SRotman@vytex.com	IF TO LENDER: Fidelity Bank 465 Shrewsbury Street Worcester, MA 01604 Attn: Sally A. Buffum, Senior Vice President Email: SBuffum@FidelityBankOnline.com

with a copy (which shall not constitute Notice) to:

Mirick, O’connell, Demallie & Lougee, LLP

100 Front Street

Worcester, MA 01608-1477

Attn:     Michael A. Refolo, Esquire

Email:   MRefolo@MirickOconnell.com

with a copy (which shall not constitute Notice) to: Seder & Chandler, LLP 339 Main Street, Suite 301 Worcester, MA 01608-1521 Attn: Devon A. Kinnard, Esquire Email: DKinnard@SederLaw.com

11.14.1   Change of Address. Any Party may change the address to which any Notice is to be delivered by furnishing no less than five (5) days’ prior written notice of such change to the other Parties in accordance with the provisions of Section 11.14. Notices shall be deemed to have been given on the date set forth above in Section 11.14, even if there is (i) an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or (ii) a rejection or refusal to accept any such Notice offered for delivery. Notice for any Party may be given by its respective legal counsel.

11.15       Integration; Amendment. This Agreement, together with any and all exhibits, schedules and other addenda hereto (all of which are hereby expressly incorporated into this Agreement by this reference), and all other Loan Documents executed and delivered in connection herewith, is intended by the Parties as the final, complete and exclusive statement with respect to the transactions contemplated by the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral, written, electronically transmitted or otherwise, are hereby expressly deemed to be superseded by this Agreement and all such other Loan Documents, and no Party is relying on any promise, agreement or understanding not set forth in this Agreement or in such other Loan Documents. No modification or amendment hereof shall be effective, and the same shall be null and void, unless the same shall be expressly approved by Lender; and, in any event, shall be made in writing and signed by each of the Parties. Except as specifically set forth in this Agreement or any other of the Loan Documents, Lender makes no covenants to Borrower, including, without limitation, any other commitments to provide any additional financing to Borrower or to any Affiliate of Borrower.

11.16       Failure to Attach or Complete Exhibits or Schedules. Borrower hereby acknowledges and agrees, and hereby expressly confirms its full and complete understanding, that if any exhibit or schedule to this Agreement or to any other of the Loan Documents is not attached hereto or thereto (as the case may be), or is blank or is otherwise not completed, it shall be deemed that such exhibit or schedule shall read “None”; and provided further that Lender and any and all other duly authorized Persons of Lender (including, without limitation, any Indemnified Parties), any and all Governmental Authorities, that may from time to time review, interpret, audit and/or enforce this Agreement or any such other Loan Documents shall be, and hereby are, expressly authorized and entitled to rely on the truth and accuracy of such determination, as aforesaid (i.e., “None”), pursuant to the provisions of this Section 11.16.

11.17       Counterparts; Reproductions; Electronic Signatures. The undersigned each hereby acknowledge and agree that: (i) this instrument may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; (ii) this instrument, and any and all other documents of any kind in Lender’s possession which may be now or hereafter made, executed and/or delivered by or on behalf of any Obligor in connection with all or any part of the subject matter hereof (including, without limitation, any Loan Documents), may be reproduced by Lender (or any attorneys, agents or other representatives thereof) by photographic, computer imaging or similar process, and Lender may destroy any originals from which this instrument or any such other documents were so reproduced without impairing its rights hereunder and thereunder; (iii) any such reproduction shall be admissible in evidence as the original itself in any judicial, administrative or like proceeding (whether or not the original is in existence, and whether or not such reproduction was made in the ordinary course), and any enlargement, facsimile or further electronic reproduction shall likewise be admissible in evidence; (iv) unless the context otherwise expressly requires, any signature to or within this instrument or any such other documents (including, without limitation, any Loan Documents) that is electronically generated or transmitted (whether in or as a facsimile, scanned document or digital image, including, without limitation, in any “.pdf”, “.jpg”, “.tiff” or other digital format) shall be deemed a valid, genuine and legally binding signature with the same effect as if a manually signed original signature; and (v) any such electronically generated or transmitted signatures may be exchanged between or among the parties to this instrument or any such other documents (including, without limitation, any Loan Documents) in order to effectuate the Closing or any other transactions contemplated hereby or thereby.

11.18       Governing Law; Jurisdiction and Venue. This Agreement and all other of the Loan Documents shall at all times be governed by, enforced and construed in accordance with the laws of Massachusetts, excluding any conflicts of law(s) rules or principles which might refer such construction to the laws of any other jurisdiction. Borrower hereby knowingly, intentionally and voluntarily: (i) consents and submits to non-exclusive jurisdiction in Massachusetts over any suit, action or proceeding by any Person arising from or relating to the Obligations or any of the Loan Documents; (ii) agrees that any such action, suit or proceeding may be brought in any state or federal court of competent jurisdiction sitting in Worcester County, Massachusetts, and, to the fullest extent permitted by applicable law, further agrees that it will not bring any action, suit or proceeding in any other forum (but nothing herein shall affect the right of Lender to bring any action, suit or proceeding in any other forum); (iii) waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court; and (iv) consents to service of process in any such suit being made upon Borrower by mail at the address specified for Borrower in Section 11.14 above (unless Borrower has by five (5) days’ prior written notice to Lender specified another address in accordance with the provisions of such Section).

11.19      Jury Trial Waiver. EXCEPT AS EXPRESSLY PROHIBITED BY APPLICABLE LAW (AND, IF SO PROHIBITED, THEN TO THE MAXIMUM EXTENT PERMITTED THEREBY), EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING RELATING DIRECTLY OR INDIRECTLY TO THE OBLIGATIONS, ANY COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS, THIS AGREEMENT OR ANY OTHER OF THE LOAN DOCUMENTS, AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER BASED ON CONTRACT, TORT OR OTHERWISE, AND WHETHER BY CLAIM, COUNTERCLAIM OR OTHERWISE. EACH PARTY HEREBY: (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE OR ANY OTHER PERSON HAS REPRESENTED TO IT, WHETHER EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION; (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO EXECUTE AND DELIVER THIS AGREEMENT AND ALL OTHER OF THE LOAN DOCUMENTS TO WHICH IT IS A PARTY (AND/OR TO WHICH IT OR ITS PROPERTY IS OTHERWISE BOUND) BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.19; AND (C) AGREES NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE, OR HAS NOT BEEN, WAIVED.

11.20       Participations and Sales. Borrower hereby acknowledges and agrees that Lender may at any time or times: (i) pledge all or any portion of its rights under the Note or any other of the Loan Documents, and/or (ii) sell or assign, or grant participations in, all or any part of the Loan and/or any Obligations or Indebtedness thereunder. If there is a sale or transfer of the entirety of the Loan, Lender shall be responsible for ensuring that Borrower is given written notice of such sale or transfer. Borrower hereby expressly acknowledges and agrees that Lender, and/or any such assignee, purchaser, transferee or participant, may at any time or times pledge or assign all or any portion of its or their respective rights or interests under the Loan and/or any of the Obligations, or under any Loan Documents, to any Federal Reserve Bank(s).

11.21      Advertisement. Upon and at any time(s) after the Closing, subject to Requirements of Law, Borrower hereby expressly authorizes each of Lender and Lender’s Affiliates, and each of the respective agents, representatives and attorneys of the foregoing, to publish (electronically or in print) on or in their respective websites or newsletters, and/or in any reputable magazines, newspapers, periodicals or trade publications, so-called tombstones or comparable advertisements (whether alongside or in connection with Lender’s or any such Affiliates’, agents’ representatives’ or attorneys’ respective names) containing the name or tradename of Borrower (or of Borrower’s or parent or operating company), the original Face Amount of the Loan and the general type of financing extended by Lender to Borrower.

11.22       Independent Counsel. Each Party hereby (i) represents to each other Party that it has consulted with, obtained and duly engaged—or that it has been fully afforded, and freely and voluntarily elected not to avail itself of, the opportunity to consult with, obtain and duly engage—the advice and counsel of one or more independent and competent attorneys of its own selection in connection with its execution and delivery of all of the Loan Documents to which it is a signatory (and/or to which such Party or any of its property is otherwise subject or bound by), and any and all transactions contemplated hereby and thereby; (ii) confirms its full and complete understanding of all of the terms and conditions of all such Loan Documents and all such transactions; (iii) agrees not to assert or interpose, and hereby waives, any defense or claim against any other Party by reason of not having been represented by an independent and competent attorney of its own selection in connection with any such Loan Documents and/or transactions; and (iv) acknowledges that each other Party is expressly relying on the immediately preceding subclauses (i), (ii) and (iii) in connection with the execution, delivery and performance of all of the Loan Documents.

11.23       Regulation GG Compliance. In accordance with the requirements of Regulation GG, Lender hereby notifies Borrower that “restricted transactions” (as such term is used and/or defined under Regulation GG and incorporated herein by this reference) are prohibited from being processed through Borrower’s account relationship with Lender. For the avoidance of doubt, “restricted transactions” include transactions in which a Person accepts credits, funds, instruments or other proceeds from another Person in connection with “unlawful Internet gambling”. As defined in Regulation GG, unlawful Internet gambling means to “place, receive or otherwise knowingly transmit a bet or wager by any means which involves the use, at least in part, of the Internet where such bet or wager is unlawful under any applicable federal or state law in the state or tribal lands in which the bet or wager is initiated, received or otherwise made”. By executing and delivering this Agreement, Borrower hereby (i) acknowledges it has been advised of the foregoing prohibitions regarding restricted transactions; (ii) certifies to Lender that the business of Borrower does not engage in any kind of Internet gambling business; and (iii) covenants and agrees to immediately notify Lender in the event of any change in the business of Borrower.

11.24       Patriot Act Compliance. Lender hereby notifies Borrower and, by their execution of any Guaranty or Security Instrument or other Loan Document, each other Obligor, that, pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow Lender to identify each Obligor in accordance with the Patriot Act, and Borrower hereby agrees to provide, and to cause each other of the Obligors to provide, such information from time to time to Lender promptly upon Lender’s request therefor.

11.25       Temporary Accommodations.

11.25.1   The June Accommodation. As referenced in Paragraph A of the Recitals, a temporary accommodation has been made and extended by Lender to Rotmans that is in effect immediately prior to the Closing pursuant and subject to the terms and conditions of a certain “Change in Terms Agreement”, dated June 11, 2019, by and between Lender and Rotmans (the “June COT”). The June COT provides for a temporary credit accommodation made and extended by Lender to Rotmans (such temporary credit accommodation, inclusive of the immediately following clauses (i) – (iii), is herein collectively referred to as the “June Accommodation”) that: (i) is due and payable upon Lender’s demand; (ii) provides for the Face Amount of the Existing RLOC to be temporarily increased to $3,000,000.00, thereby affording Borrower temporary, additional, revolving borrowing capacity under the Existing RLOC of up to an aggregate, maximum principal amount of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00) over and above the original Face Amount thereof, subject, in any event, to the Borrowing Base; and (iii) absent Lender’s sooner demand on the Note, will expire, terminate and be rescinded by Lender on September 12, 2019.

11.25.2   Elimination of June Accommodation; Temporary Accommodation. By their respective execution and delivery hereof, (i) Rotmans and Lender hereby confirm, acknowledge and agree that, upon the Closing and as of the Effective Date, the June COT is and shall be terminated, eliminated and rendered null and void in its entirety, and the original thereof shall be returned to Rotmans at Borrower’s Cost and Expense upon ten (10) Business Days’ prior written request delivered to Lender by Borrower; and (ii) the Parties hereby confirm, acknowledge and agree that, upon the Closing and as of the Effective Date, any and all terms and conditions concerning and/or otherwise applicable or relating to all or any part of any credit accommodations contemplated by the June Accommodation and/or or Lender’s extension thereof, shall be replaced, and amended and restated in their entirety, by the Note (including, without limitation, such provisions of the Note applicable to the Accommodation Tranche, and those set forth in Section 8.11 thereof) and by following provisions of this Section 11.25.2 (including, without limitation, in respect of the Temporary Accommodation):

(a)        Lender hereby agrees that, upon the Closing and as of the Effective Date, and subject to provisos (i) – (vi) of Section 3.1 above and all other terms and conditions hereof and of the other Loan Documents (including, without limitation, Section 8.11 of the Note), Lender will make and extend to Borrower a credit accommodation, on a temporary basis and during the Accommodation Period only (and, in any event, absent Lender’s sooner demand on the Note prior to the Accommodation Expiration Date), by or via allowing Borrower to temporarily request and receive advances of so much of the available and unadvanced principal of the Loan as constitutes the Face Amount of the Accommodation Tranche on and as of the “Note Date” specified in the Note, in same manner and fashion as is provided with respect to Revolving Advances of Loan Proceeds in, and subject to and in accordance with the terms, conditions and limitations of, Article 3 hereof (such credit accommodation, the “Temporary Accommodation”); provided, however, that all outstanding Revolving Advances of Loan Proceeds under and constituting the Accommodation Tranche shall not, at any one time, exceed the Face Amount of the Accommodation Tranche on and as of the “Note Date” specified in the Note; and provided further that, on and as of the Effective Date, the aggregate amount of all outstanding advances of principal made prior to the Closing by Lender to Rotmans under and/or pursuant to the June Accommodation shall and hereby does constitute advanced and outstanding proceeds of the Accommodation Tranche made pursuant to the Temporary Accommodation, and, until repaid pursuant to and in accordance the terms and conditions Note of this Agreement (including, without limitation, the revolving loan provisions of Section 3.3 above), shall not be available for, nor the subject of, any Revolving Advances (or portions thereof) made or requested by Borrower under this Agreement, including under this Section 11.25.2 or Section 3.1 above, or otherwise.

(b)        On and/or as of any specified date or time, the Face Amount of the Note and the Loan that is evidenced thereby and made pursuant and subject to the terms and conditions of this Agreement shall at all times be as stated on, and/or as otherwise provided by (and subject to) the terms and conditions of, the Note (expressly including, without limitation, Sections 8.11.2 and 8.11.5 of the Note).

(c)        Without limiting any other covenants, agreements, promises or Obligations of Borrower or any other Obligors, or any other provisions, hereunder or under any other of the Loan Documents, Borrower hereby acknowledges and agrees, and (as the context may require or specify) hereby reaffirms, ratifies and confirms, as to each and all of the following: (i) the Temporary Accommodation is merely a temporary increase and modification in the borrowing availability of Borrower under the revolving demand line of credit loan facility constituting the Loan that is evidenced by the Note and made hereunder, and not an entirely separate, distinct credit facility established by Lender for Borrower under this Agreement, the Note or otherwise; (ii) all Revolving Advances of the principal of the Accommodation Tranche shall be (and, as the context may permit, constitute) amounts outstanding under the Loan, (B) subject to the terms and conditions hereof, the Note and any and all other Loan Documents, (C) Indebtedness constituting a part of the Obligations that shall bear interest and be due and payable at the rate and in the manner set forth in the Note, and the Indefeasible Satisfaction of which shall be and hereby is secured by the Liens granted to (or created or established in favor or for the benefit of) Lender under the Security Instruments and all other of the Loan Documents, directly or indirectly, on a cross-collateralized and pari passu basis; (iii) Lender may, in its sole and absolute discretion—but Lender has no obligation of any kind whatsoever, and, as of the Effective Date, Lender has no present intention, to—renew, extend, re- extend, remake or otherwise continue to make available the Temporary Accommodation (or any portion thereof) in any way, form or manner beyond the Accommodation Expiration Date, and Lender hereby makes no, and expressly disclaims any all, commitments to do so; (iv) the repayment of all Indebtedness constituting or in respect of the Temporary Overadvance and/or the Accommodation Tranche extended thereby constitutes a DEMAND portion of the Obligations hereunder; and (v) any and all outstanding principal and other Indebtedness under the Accommodation Tranche, together with any and all accrued and unpaid interest thereon, shall be due and payable, in full and in cash, immediately upon the Accommodation Expiration Date or Lender’s sooner demand on the Note (in accordance with the demand character thereof).

11.26       Ratification and Reaffirmation of Leasehold Assignment.

11.26.1   The Parties hereby confirm, acknowledge and agree that, notwithstanding the provisions of Paragraph F of the Recitals, the Leasehold Assignment, and any and all provisions thereof, shall survive the Closing, and shall constitute a “Loan Document” for all purposes hereof, provided that Rotmans and Lender hereby acknowledge and agree that, upon the Closing and from and after the Effective Date, the Leasehold Assignment is and shall be deemed hereby amended as follows:

(a)        The first two “WHEREAS” paragraphs constituting a part of the “Recitals” of the Leasehold Assignment (as “Recitals” is defined therein) are hereby deleted in their entirety and replaced with the following:

"	WHEREAS, reference is hereby made to a certain Master Credit Agreement dated as of July 18, 2019 by and among, inter alios, Lender and Assignor (as the same may be amended, restated, replaced, renewed, supplemented, addended and/or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, Assignor has requested that Lender make available and extend to Borrower a certain revolving demand line of credit loan facility (the “Loan”). The Loan is evidenced by, and made pursuant and subject to, the Note and the Loan Agreement, respectively, and the Indefeasible Satisfaction of the Indebtedness under the Loan and all other of the Obligations is secured by the Liens granted to and favor of (and/or for the benefit of) Lender hereunder and under all other of the Security Instruments and other Loan Documents; "

11.26.2 Except as expressly amended and/or otherwise modified by this Section 11.26, all terms and conditions of the Leasehold Assignment shall remain unmodified and in full force and effect. Rotmans hereby acknowledges, reaffirms, ratifies and confirms (i) each and all of its covenants and agreements, representations and warranties, and liabilities and obligations, under the Leasehold Assignment; and (ii) each and all of the terms and conditions of the Leasehold Assignment (as amended hereby), and each and all of the Liens granted to (or created or established in favor or for the benefit of) Lender under and/or pursuant thereto. Borrower hereby reaffirms each and all its covenants and agreements under Section 6.1.1 above with respect to the Leasehold Assignment, as amended hereby.

[Remainder of Page Intentionally Left Blank; Signatures, Exhibits & Schedules Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized signatories as an instrument under seal as of the Effective Date.

LENDER:
Fidelity Co-operative Bank
Witness to Lender’s Signature:

By:
Witness Signature	Name:	Sally A. Buffum
Witness Name:	Title:	Senior Vice President

BORROWER:
Murida Furniture Co., Inc.
Witness to all of Signatures of Borrower:

By:
Witness Signature	Name:	Steven Rotman
Witness Name:	Title:	President

Vystar Corporation

By:
	Name:	Steven Rotman
	Title:	President & CEO

[Exhibits & Schedules Follow]

Signature Page to:

Master Credit Agreement

Fidelity Bank

Murida Furniture Co., Inc.

Vystar Corporation

EXHIBIT A

Certain Permitted Liens

(1)       Liens, encumbrances and other matters set forth on “Schedule B” to each title policy delivered to Lender in connection with Lender’s secured interest in and Liens on the Mortgaged Properties.

EXHIBIT B

Form of Borrowing Base Certificate

The Parties hereby acknowledge and confirm that the form of Borrowing Base Certificate has been heretofore supplied to borrower directly by Lender’s credit department.

EXHIBIT C

Existing Indebtedness

Rotmans:

Rotmans has existing equipment leasing arrangements, as have been heretofore disclosed to Lender.

Vystar:

Promissory Note to Steven Rotman for $367,500

Convertible Note to Steven Rotman for $1,102,500

Promissory Note to Bernard Rotman for $140,000

Convertible Note to Bernard Rotman for $420,000

Promissory Note to Steven Rotman for $110,000

Promissory Note to Greg Rotman for $75,000

SCHEDULE 1.85

Mortgaged Properties

●	715 Southbridge St. Worcester, MA 01610

●	6 Chelsea St. Worcester, MA 01610

●	13 Cheever St. Worcester, MA 01610

●	18 Crompton St. Worcester, MA 01610

●	20 Crompton St. Worcester, MA 01610

●	15 Crompton St. Worcester, MA 01610

SCHEDULE 5.7

Disclosed Litigation

Rotmans: None.

Vystar: EMA Financial loaned a small amount to Vystar pursuant to a convertible note. EMA Financial made several conversions on the note into common stock of Vystar. Vystar believes the note was paid in full from those conversions. EMA Financial sued Vystar in New York Federal District Court for failure to make final payment in shares of the convertible note. Vystar contends that no additional shares are owed, that the conversion notices are mathematically incorrect, and that the note is already paid in full. The matter is still pending.

SCHEDULE 5.17

Subsidiaries

NONE.

SCHEDULE 5.30

Business Combinations

[TO BE COMPLETED BY BORROWER’S COUNSEL FOR LENDER’S REVIEW]